UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Model N, Inc.

(Name of Registrant as Specified In Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MODEL N, INC.

777 Mariners Island Boulevard, Suite 300

San Mateo, California 94404

May 15, 2024

Dear Model N, Inc. Stockholder:

You are cordially invited to attend a special meeting of stockholders (which, together with any adjournments or postponements thereof, we refer to as the “Company Stockholders’ Meeting”) of Model N, Inc., a Delaware corporation (which we refer to as “Model N,” “we,” “us” or “our”) to be held virtually via live webcast on June 25, 2024, at 11:30 a.m., Pacific Time (unless the Company Stockholders’ Meeting is adjourned or postponed).

You may attend the Company Stockholders’ Meeting virtually via the Internet at web.lumiconnect.com/291527551 (password: Modn2024). Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in the enclosed proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting. Formal notice of the Company Stockholders’ Meeting, a proxy statement, and a proxy card accompany this letter.

At the Company Stockholders’ Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated April 7, 2024, by and among Model N, Mountain Parent, LLC, a Delaware limited liability company (which we refer to as “Parent”), and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”) (we refer to such proposal as the “Merger Proposal”). Parent and Merger Sub are each affiliates of Vista Equity Partners Management, LLC (“Vista”), a leading private equity firm focused on investments in software, data and technology-enabled companies. At the Company Stockholders’ Meeting, you will also be asked to consider and vote on a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (we refer to such proposal as the “Compensation Proposal”). Finally, at the Company Stockholders’ Meeting, you will also be asked to consider and vote on a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (which we refer to as the “Adjournment Proposal”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Model N (which we refer to as the “Merger,” which, together with each of the other transactions contemplated by the Merger Agreement, we refer to as the “Transactions”), whereupon the separate corporate existence of Merger Sub shall cease, with Model N surviving the Merger as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”). If you are a Model N stockholder and the Merger is completed, each share of Model N common stock, par value $0.00015 per share (which we refer to as the “common stock”), that you own as of immediately prior to the effective time of the Merger will be automatically converted into the right to receive an amount in cash equal to $30.00 in cash (which we refer to as the “Merger Consideration”), without interest (unless you have properly demanded, and not subsequently withdrawn, failed to perfect or otherwise lost, your appraisal rights under Section 262 of the DGCL).

i

Model N’s board of directors (the “Board of Directors”), after careful consideration, including considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of Model N and its stockholders; (2) approved and declared advisable the Merger Agreement and the Transactions, including the Merger; (3) directed that the Merger Agreement be submitted to Model N’s stockholders for their adoption; and (4) subject to the provisions of the Merger Agreement, resolved to recommend the adoption of the Merger Agreement by Model N’s stockholders.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal, and (3) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Company Stockholders’ Meeting, the Merger Agreement and the Merger. The enclosed proxy statement also includes a summary of certain terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the proxy statement (which includes a copy of the certificate of incorporation of the surviving corporation in Exhibit A thereto). The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Company Stockholders’ Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

If you have any questions or need assistance voting your shares of our common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

+1 (877) 750-0510 (toll free)

+1 (212) 750-5833 (banks and brokers)

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Baljit Dail

Non-Executive Chair of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the adoption of the Merger Agreement or any other transaction described in the accompanying proxy statement, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated May 15, 2024 and, together with the enclosed form of proxy card, is first being mailed on or about May 15, 2024.

MODEL N, INC.

777 Mariners Island Boulevard, Suite 300

San Mateo, California 94404

NOTICE OF SPECIAL COMPANY STOCKHOLDERS’ MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON JUNE 25, 2024

Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, which we refer to as the “Company Stockholders’ Meeting”) of Model N, Inc., a Delaware corporation (which we refer to as “Model N,” “we,” “us” or “our”), will be held on June 25, 2024, at 11:30 a.m., Pacific Time (unless the Company Stockholders’ Meeting is adjourned or postponed). Model N stockholders will be able to attend the Company Stockholders’ Meeting via the Internet virtually via live webcast at web.lumiconnect.com/291527551 (password: Modn2024). Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in the enclosed proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting. The Company Stockholders’ Meeting is being held for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated April 7, 2024, by and among Model N, Mountain Parent, LLC, a Delaware limited liability company (which we refer to as “Parent”), and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”). A summary of the terms of the Merger Agreement can be found starting on page 1 of the enclosed proxy statement. You are urged to read the summary in its entirety. A copy of the Merger Agreement is also attached as Annex A to this Notice. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Model N (which we refer to as the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, with Model N surviving the Merger as a wholly owned subsidiary of Parent (we refer to this proposal as the “Merger Proposal”);

2. To consider and vote on the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (we refer to this proposal as the “Compensation Proposal”); and

3. To consider and vote on a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (we refer to this proposal as the “Adjournment Proposal”).

Only Model N stockholders of record as of the close of business on May 8, 2024 are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting or any adjournment, postponement or other delay thereof.

Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of Model N’s common stock.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Whether or not you plan to attend the Company Stockholders’ Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you are a stockholder of record, and you attend the Company Stockholders’ Meeting and vote online during the Company Stockholders’ Meeting, your vote will revoke any proxy that you have previously submitted. If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

By the Order of the Board of Directors,

Jason Blessing

Chief Executive Officer

Dated: May 15, 2024

v

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE COMPANY STOCKHOLDERS’ MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED; (2) OVER THE INTERNET; OR (3) BY TELEPHONE. You may revoke your proxy or change your vote at any time before it is voted at the Company Stockholders’ Meeting.

If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you are a stockholder of record, voting online during the Company Stockholders’ Meeting will revoke any proxy that you previously submitted.

If you hold your shares of our common stock through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote online at the Company Stockholders’ Meeting.

If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Company Stockholders’ Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Company Stockholders’ Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal and Adjournment Proposal.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

+1 (877) 750-0510 (toll free)

+1 (212) 750-5833 (banks and brokers)

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Mountain Merger Sub, Inc. with and into Model N, Inc., which we refer to as the “Merger,” (which, together with each of the other transactions contemplated by the Merger Agreement, we refer to as the “Transactions”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

Except as otherwise specifically noted in this proxy statement, “Model N,” “we,” “us” or “our” and similar words refer to Model N, Inc., a Delaware corporation, including, in certain cases, our subsidiaries.

Throughout this proxy statement, we refer to Mountain Parent, LLC, a Delaware limited liability company, as “Parent,” and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, as “Merger Sub.”

In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated April 7, 2024, by and among Model N, Parent and Merger Sub, as it may be amended from time to time, as the “Merger Agreement.” The Merger Agreement is attached as Annex A to this proxy statement. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Parties Involved in the Merger

Model N, Inc.

Model N is a leader in revenue optimization and compliance for pharmaceutical, medtech and high-tech innovators. Our intelligent platform powers digital transformation with integrated technology, data, analytics, and expert services that deliver deep insight and control. Model N’s integrated cloud solution is proven to automate pricing, incentive and contract decisions to scale business profitably and grow revenue. Model N is trusted across more than 120 countries by the world’s leading pharmaceutical, medical technology, semiconductor, and high-tech companies, including Johnson & Johnson, AstraZeneca, Stryker, Seagate Technology, Broadcom, and Microchip Technology.

Model N’s common stock is listed on the New York Stock Exchange (which we refer to as “NYSE”) under the symbol “MODN.”

For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”

Mountain Parent, LLC

Parent was formed solely for the purpose of engaging in the Transactions. Parent has not engaged in any business activities other than as incidental to its formation and in connection with the Transactions and arranging of the equity financing and any potential debt financing in connection with the Merger. Parent is an affiliate of Vista Equity Partners Fund (as defined below). Parent’s address is c/o Vista Equity Partners Management, LLC, Four Embarcadero Center, 20th Floor, San Francisco, CA 94111, and its telephone number is (415) 765-6500. For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”

Mountain Merger Sub, Inc.

Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Transactions. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the Transactions and arranging of the equity financing and any potential debt financing in connection with the Merger. Upon completion of the Merger, Merger Sub will cease to exist and Model N will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent. Merger Sub is an affiliate of Vista Equity Partners Fund. Merger Sub’s address is c/o Vista Equity Partners Management, LLC, Four Embarcadero Center, 20th Floor, San Francisco, CA 94111, and its telephone number is (415) 765-6500. For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”

Vista Equity Partners Fund VIII, L.P.

Parent and Merger Sub are each affiliated with Vista Equity Partners Fund VIII, L.P. (which we refer to as the “Vista Equity Partners Fund”). In connection with the Transactions, Vista Equity Partners Fund has committed to provide Parent, at or prior to the closing of the Merger (the “Closing”) with an aggregate cash amount of up to $1,226,439,676, which will be available, together with available cash on hand of Model N and any third party financing obtained by Parent or its affiliates as of the Closing to fund the aggregate Merger Consideration (including payments in respect of Model N’s outstanding equity-based awards payable in connection with the Closing of the Merger pursuant to the Merger Agreement) and to pay the fees, expenses and other amounts required to be paid in connection with the closing of the Merger by Model N, Parent and Merger Sub as described further in this proxy statement under the caption “The Merger—Financing of the Merger; Damages Commitment.”

For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”

The Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), if the Merger is completed, Merger Sub will merge with and into Model N, whereupon the separate corporate existence of Merger Sub shall cease, and Model N will continue as the surviving corporation (which we refer to as the “Surviving Corporation”) and as a wholly owned subsidiary of Parent. As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and Model N will no longer file periodic reports with the United States Securities and Exchange Commission (which we refer to as the “SEC”) on account of Model N common stock. In addition, each outstanding share of our common stock (excluding shares held by (1) Parent, Merger Sub or Model N, or by any direct or indirect wholly owned subsidiary of Parent or Merger Sub, immediately prior to the Effective Time (as defined below) and (2) stockholders who are entitled to demand and who properly and validly demand (and do not subsequently withdraw or fail to perfect) their statutory rights of appraisal in respect of such shares in compliance in all respects with Section 262 of the DGCL) will be automatically converted into the right to receive $30.00 in cash (which we refer to as the “Merger Consideration”), without interest and less any applicable withholding of taxes. We refer to the shares of our common stock described in clause (1) of the preceding sentence as “Cancelled Shares” and we refer to the shares of our common stock described in clause (2) of the preceding sentence as “Dissenting Shares.” Following the Merger, you will not own any shares of the capital stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder, except that stockholders who properly demand, and do not subsequently withdraw, fail to perfect or lose, their appraisal rights under Section 262 of the DGCL (which we refer to as

“Section 262”) will have the right to receive a payment for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “The Merger — Appraisal Rights.”

The time and day at which the Merger becomes effective will occur upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware, or at such later time and day as is agreed upon in writing by the parties and specified in the certificate of merger (which we refer to as the “Effective Time”).

For more information, see the section of this proxy statement captioned “The Merger.”

Treatment of Company RSU and Company PRSU Awards

Pursuant to the terms of the Merger Agreement, at the Effective Time, (i) each outstanding restricted stock unit with respect to shares of our common stock that is vested but not yet settled as of the Effective Time or that vests as a result of the consummation of the Transactions (each a “Vested Company RSU Award”) will be cancelled and converted into the right to receive an amount in cash (without interest), equal to (A) the total number of shares of our common stock subject to such Vested Company RSU Award immediately prior to the Effective Time multiplied by (B) the Merger Consideration, less any applicable withholding taxes (the “Vested RSU Consideration”), (ii) each outstanding and unvested Company RSU Award as of the Effective Time that is not subject to performance-based vesting (an “Unvested Company RSU Award” and together with Vested Company RSU Awards, “Company RSU Awards”) will be cancelled and converted into the contingent right to receive an amount in cash (without interest) (a “Converted Cash Award”) equal to (A) the total number of shares of our common stock subject to such Unvested Company RSU Award immediately prior to the Effective Time multiplied by (B) the Merger Consideration, less any applicable withholding taxes, and (iii) each outstanding and unvested Company RSU Award as of the Effective Time that is subject to performance-based vesting (a “Company PRSU Award”) will be cancelled and converted into a Converted Cash Award equal to (A) the total number of shares of our common stock subject to such Company PRSU Award immediately prior to the Effective Time (with performance-based vesting conditions deemed achieved as agreed between the parties and as further described in the section of this proxy statement captioned “The Merger — Treatment of Model N Equity Awards”) multiplied by (B) the Merger Consideration, less any applicable withholding taxes.

Each of the Converted Cash Awards assumed and converted as described above will continue to have, and will be subject to, the same terms and conditions (including time-based vesting and forfeiture conditions, but excluding any performance-based vesting conditions in the case of the Company PRSU Awards) as applied to the Unvested Company RSU Award or Company PRSU Award, as applicable, immediately prior to the Effective Time.

For more information, please see the section of this proxy statement captioned “The Merger — Interests of Model N’s Directors and Executive Officers in the Merger.”

Financing of the Merger; Damages Commitment

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. In connection with the financing of the Merger, Vista Equity Partners Fund and Parent entered into the equity commitment letter (the “Equity Commitment Letter”), pursuant to which, among other things, Vista Equity Partners Fund will provide Parent with an equity commitment of up to $1,226,439,676 in cash which may be reduced in accordance with the terms set forth in the Equity Commitment Letter (the “Equity Commitment”). The Equity Commitment will be available to Parent, together with available cash on hand of Model N and any third party financing obtained by Parent or its affiliates as of the Closing, to fund (a) the aggregate Merger Consideration and the Vested RSU Consideration, (b) the payments of all amounts required to be paid in connection with the Merger pursuant to (i) the Indenture, dated as of May 22, 2020, by and between Model N and

U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (the “2025 Convertible Notes Indenture”) and the 2.625% convertible senior notes due 2025 issued pursuant thereto (the “2025 Convertible Notes”) and (ii) the Indenture, dated as of March 13, 2023, by and between Model N and U.S. Bank Trust Company, National Association (the “2028 Convertible Notes Indenture” and together with the 2025 Convertible Notes Indenture, the “Indentures”) and the 1.875% convertible senior notes due 2028 issued pursuant thereto (the “2028 Convertible Notes” and together with the 2025 Convertible Notes, the “Convertible Notes”) and (c) the fees and expenses, in the case of each of clauses (a) through (c), to the extent required to be paid by Parent or Merger Sub in cash on the Closing Date in connection with the Closing. Model N has a contractual right to enforce the Equity Commitment Letter against Vista Equity Partners Fund and, under the terms of the Merger Agreement, Model N has the right to specifically enforce Parent’s obligation to consummate the Merger, subject to the satisfaction of the conditions to Parent and Merger Subs’ obligations to consummate the Merger set forth in the Merger Agreement.

Pursuant to the equity commitment letter, Vista Equity Partners Fund has committed to capitalize Parent on the Closing on the terms and subject to the conditions set forth in the equity commitment letter. Vista Equity Partners Fund also agreed to fund the due, punctual and complete payment of certain of the liabilities and obligations of Parent or Merger Sub under the merger agreement plus amounts in respect of certain reimbursement obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Model N, as specified in the merger agreement. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger; Damages Commitment.”

Under the guaranty which was entered into by Vista Equity Partners Fund in favor of Model N on April 7, 2024 (the “Limited Guaranty”), Vista Equity Partners Fund agreed to guarantee the payment of all of the liabilities and obligations of Parent and Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $86,335,390.

For more information, please see the section of this proxy statement captioned “The Merger — Financing of the Merger; Damages Commitment.”

Conditions to the Merger

The obligations of Model N, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver (if permissible under applicable law) of certain conditions, including (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger”) the following:

•	the adoption of the Merger Agreement by Model N stockholders;

•	the absence of any legal restraints restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger or the Transactions; and

•

the expiration or termination of any applicable waiting period under the HSR Act and any commitment to, or agreement with, any Governmental Authority not to close the Transactions before a certain date.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (if permissible under applicable law) of certain additional conditions, including (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger”) the following:

•	the accuracy of the representations and warranties of Model N in the Merger Agreement, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement;

•	Model N having performed and complied in all material respects with all covenants under the Merger Agreement required to be performed and complied with by it at or prior to the closing of the Merger;

•	receipt by Parent and Merger Sub of a customary closing certificate of Model N; and

•

the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) having occurred after the date of the Merger Agreement.

The obligations of Model N to consummate the Merger are subject to the satisfaction or waiver (if permissible under applicable law) of certain additional conditions, including (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger”), the following:

•

the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement;

•

Parent and Merger Sub having performed and complied in all material respects with all covenants under the Merger Agreement required to be performed and complied with by it at or prior to the closing of the Merger; and

•	receipt by Model N of a customary closing certificate of Parent.

Regulatory Approvals Required for the Merger

The completion of the Merger is subject to, among other conditions described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger”:

•

The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and any commitment to, or agreement with, any Governmental Authority not to close the Transactions before a certain date, shall have been terminated or expired.

•	The consummation of the merger shall not then be enjoined, restrained or prohibited by any proceeding or governmental order of any governmental authority.

For more information, please see the section of this proxy statement captioned “The Merger — Regulatory Approvals Required for the Merger.”

Under the Merger Agreement, Parent, Merger Sub and Model N have agreed to use their reasonable best efforts to take all actions that are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions, so as to enable the Closing to occur as promptly as practicable. However, Parent shall not be required to commit to or effect any divestiture of any assets or business lines of Model N, or to defend against litigated challenges to the Transaction, unless conditioned on the consummation of the Transaction and such restrictions would not have a material and adverse effect on the business of the acquired companies taken as a whole.

No party shall give consent to any voluntary extension of any statutory deadline or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any other Antitrust Law unless the other party has given its prior written consent to such extension or delay, which consent will not be unreasonably withheld, conditioned or delayed; provided, that, Parent may withdraw and refile its Notification and Report Form initially filed pursuant to the HSR Act with respect to the Transactions on one occasion, consistent with the procedure set forth in 16 C.F.R. 803.12, without obtaining the consent of the Company.

Recommendation of the Board of Directors

Model N’s board of directors (the “Board of Directors”), after careful consideration, including considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of Model N and its stockholders; (2) approved and declared advisable the Merger Agreement and the Transactions, including the Merger;

(3) directed that the Merger Agreement be submitted to Model N’s stockholders for their adoption; and (4) subject to the provisions of the Merger Agreement, resolved to recommend the adoption of the Merger Agreement by Model N’s stockholders.

The Board of Directors unanimously recommends that you vote (1) “FOR” the proposal to adopt the Merger Agreement and the Transactions (which we refer to as the “Merger Proposal”), (2) “FOR” the proposal to approve, on a non-binding basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (which we refer to as the “Compensation Proposal”), and (3) “FOR” the proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (which we refer to as the “Adjournment Proposal”).

Opinion of Model N’s Financial Advisor

Model N retained Jefferies LLC (“Jefferies”) as its financial advisor in connection with a possible sale, disposition or other business transaction involving Model N. In connection with this engagement, Model N requested that Jefferies evaluate the fairness, from a financial point of view, to holders of shares of Model N common stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. At a meeting of the Board of Directors held on April 7, 2024, Jefferies rendered its opinion to the Board of Directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of shares of Model N common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. Model N encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Board of Directors (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Model N, nor did it address the underlying business decision by Model N to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Board of Directors or any holder of shares of Model N common stock should act or vote on the Merger or any other matter. The summary of Jefferies’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Jefferies’ opinion, which is attached hereto as Annex B.

For more information, see the section of this proxy statement titled “The Merger — Opinion of Model N’s Financial Advisor.”

Interests of Model N’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder generally, as more fully described below. In (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Merger; and (3) recommending that Model N’s stockholders approve the Merger Proposal, the Board of

Directors was aware of and considered, among other matters, these interests (to the extent that they existed at that time). These interests include the following:

•

for our non-employee directors, the accelerated vesting, at or immediately prior to the effective time of the Merger, of the Company RSU Awards, and the treatment of such equity awards, as described in more detail in the section of this proxy statement captioned “The Merger — Interests of Model N’s Directors and Executive Officers in the Merger”;

•

for our current executive officers, the treatment of their outstanding Unvested Company RSU Awards and Company PRSU Awards, as described in more detail in the section of this proxy statement captioned “The Merger — Interests of Model N’s Directors and Executive Officers in the Merger”;

•

the eligibility of each executive officer to receive severance payments and benefits under the executive officer’s applicable change in control and severance agreement in the event of a qualifying termination of employment (as described in the applicable executive officer’s change in control and severance agreement) following the Effective Time; and

•	the continuation of indemnification and directors’ and officers’ liability insurance by the Surviving Corporation following the Effective Time and for at least six years thereafter.

If the Merger Proposal is approved, the shares of our common stock held by our directors and executive officers as of the Effective Time will be treated in the same manner as outstanding shares of our common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger — Interests of Model N’s Directors and Executive Officers in the Merger.”

Appraisal Rights

If the Merger is completed, and you comply fully with the requirements of Section 262 of the DGCL (“Section 262”), you will be entitled to appraisal rights in connection with the Merger.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, if you (1) do not vote in favor of the adoption of the Merger Agreement; (2) properly submit a written demand for an appraisal of your shares of our common stock, (3) continuously hold your shares of our common stock through the Effective Time; (4) do not thereafter withdraw your demand for appraisal or otherwise lose your appraisal rights and (5) otherwise meet the criteria and follow the procedures set forth in Section 262, you will be entitled to have your shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

You should be aware that the fair value of your shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.

Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:

•	the stockholder must not vote in favor of the adoption of the Merger Agreement;

•	the stockholder must deliver to Model N a written demand for appraisal before the vote on the Merger Agreement at the Company Stockholders’ Meeting;

•

the stockholder must continuously hold the shares of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers such shares of our common stock before the Effective Time); and

•

the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.

A beneficial owner (as defined in Section 262) may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the statutory procedures and requirements set forth in Section 262.

Your failure to strictly comply with the procedures specified under Section 262 will result in the loss of your appraisal rights. The Section 262 requirements for exercising appraisal rights are described in further detail in this proxy statement.

For more information, please see the section of this proxy statement captioned “The Merger — Appraisal Rights.”

U.S. Federal Income Tax Considerations of the Merger

The receipt of cash by a holder in exchange for such holder’s shares of our common stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by a Model N stockholder that is a U.S. Holder (which we define in the section of this proxy statement captioned “The Merger— U.S. Federal Income Tax Considerations of the Merger—U.S. Holders”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the Merger.

For more information, see the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger.” Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Acquisition Proposals

Under the Merger Agreement, during the period from the execution and delivery of the Merger Agreement and until the earlier of the Effective Time and the valid termination of the Merger Agreement, Model N has agreed that it will not and will cause its subsidiaries and each of its and their respective representatives to not, directly or indirectly:

•

solicit, initiate, seek, propose, or knowingly facilitate or encourage any inquiry, discussion, offer or request, that constitutes, or would reasonably be expected to lead to an Acquisition Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement — No Solicitation”);

•

enter into, continue, initiate or otherwise participate in any discussions or negotiations with, or furnish any non-public information or data relating to Model N and its subsidiaries to, or afford access to the properties, books, records, officers or personnel of Model N and its subsidiaries to, any third party with respect to an Acquisition Proposal or any inquiry, discussion or request that would reasonably be expected to lead to an Acquisition Proposal; provided, that Model N will be permitted to grant a waiver of or terminate any

“standstill” or similar bona fide agreement or obligation of any third party with respect to Model N and its subsidiaries to allow such third party to submit an Acquisition Proposal if the Board of Directors has determined that failure to so waive or terminate would be inconsistent with the Board of Directors’ fiduciary duties under applicable law;

•

approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement or contract with respect to or relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement which we define in the section of this proxy statement captioned “The Merger Agreement — No Solicitation”) or requiring Model N to abandon, terminate, breach or fail to consummate the Transactions; or

•	resolve, commit or agree to do any of the foregoing.

Notwithstanding the restrictions described above, if at any time prior to obtaining the requisite Model N stockholder approval, Model N receives a written Acquisition Proposal from any third party after the date of the Merger Agreement that did not result from a breach of the non-solicitation provisions of the Merger Agreement that is not withdrawn, and the Board of Directors determines in good faith (after consultation with its financial and outside legal advisors) that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement — No Solicitation”) and that the failure to take the actions described in the two bullets below would be inconsistent with its fiduciary duties under applicable law, then Model N may, as applicable:

•	subject to certain conditions, furnish information with respect to Model N to the third party making the Acquisition Proposal; and

•	engage in discussions and negotiations with the third party making the Acquisition Proposal.

For more information, see the section of this proxy statement captioned “The Merger Agreement —No Solicitation.”

Company Board Recommendation Change

The Board of Directors has unanimously recommended that you vote “FOR” the Merger Proposal.

The Merger Agreement provides that the Board of Directors may not change its recommendation, or take other actions constituting an Adverse Recommendation Change (which we define in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Board Recommendation Change”), except in certain specified circumstances relating to:

•	our receipt of a Superior Proposal; or

•

the occurrence of an Intervening Event (which we define in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Board Recommendation Change”).

For more information, see the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Termination of the Merger Agreement

The Merger Agreement contains certain termination rights for Model N, on the one hand, and Parent, on the other hand, including but not limited to, Parent and Model N each having the right to terminate the Merger Agreement at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by (1) mutual written agreement or (2) if the Merger is not consummated on or before 5:00 p.m. (Eastern Time) on October 4, 2024. Termination rights are further described in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement — Expenses; Termination Fee.”

Except in specified circumstances, whether or not the Merger is completed, Model N, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective fees and expenses incurred in connection with the Transactions.

Model N will be required to pay to Parent a termination fee of $43,167,695 if the Merger Agreement is terminated under specified circumstances.

For more information on the termination fee, see the section of this proxy statement captioned “The Merger Agreement — Termination Fee.”

Specific Performance

Parent, Merger Sub and Model N are entitled, in addition to any other remedy to which they are entitled at law or equity, to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement. Model N has the right, subject to the terms and conditions of the Merger Agreement and the Equity Commitment Letter, to an injunction, specific performance or other equitable remedies in connection with enforcing Parent and Merger Subs’ equity financing to fund the Merger.

For more information, see the section of this proxy statement captioned “The Merger Agreement — Specific Performance.”

Effect on Model N if the Merger is Not Completed

If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock. Instead, Model N will remain an independent public company, our common stock will continue to be listed and traded on NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC on account of Model N common stock. Under specified circumstances, Model N will be required to pay Parent a termination fee of $43,167,695 upon the termination of the Merger Agreement.

For more information, see the section of this proxy statement captioned “The Merger — Effect on Model N if the Merger is Not Completed.”

The Company Stockholders’ Meeting

Date, Time and Place

A special meeting of stockholders of Model N (which we refer to as the “Company Stockholders’ Meeting”) will be held virtually via live webcast on June 25, 2024, at 11:30 a.m., Pacific Time (unless the Company Stockholders’ Meeting is adjourned or postponed). You may attend the Company Stockholders’ Meeting via the Internet at web.lumiconnect.com/291527551 (password: Modn2024). Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in this proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting.

Record Date; Shares of our Common Stock Entitled to Vote

You are entitled to vote at the Company Stockholders’ Meeting if you owned shares of Model N common stock at the close of business on May 8, 2024 (which we refer to as the “Record Date”). You will have one vote at the Company Stockholders’ Meeting for each share of our common stock that you owned at the close of business on the Record Date.

Purpose

At the Company Stockholders’ Meeting, we will ask stockholders to vote on proposals to approve (1) the Merger Proposal, (2) the Compensation Proposal and (3) the Adjournment Proposal.

Quorum

As of the Record Date, there were 39,422,997 shares of our common stock outstanding and entitled to vote at the Company Stockholders’ Meeting. The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

Votes Required

The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote as of the close of business on the Record Date. As of the Record Date, 19,711,499 votes constitute a majority of the outstanding shares of our common stock entitled to vote on the Merger Proposal.

The approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.

The approval of the Adjournment Proposal, if necessary or appropriate, requires that the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,142,498 shares of our common stock, representing approximately 2.9% of the shares of our common stock outstanding on the Record Date.

We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal, (2) “FOR” for the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote online during the Company Stockholders’ Meeting. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. It is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares of our common stock.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholders’ Meeting by (1) signing another proxy card with a later date and returning it prior to the Company Stockholders’ Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation, prior to the Company Stockholders’ Meeting, to our Corporate Secretary at 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404; or (4) attending the Company Stockholders’ Meeting virtually and voting.

If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Company Stockholders’ Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

For more information, see the section of this proxy statement captioned “The Company Stockholders’ Meeting.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Company Stockholders’ Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement and the full text of the annexes to this proxy statement and the documents we refer to in this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger, the Merger Agreement and the Company Stockholders’ Meeting. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

On April 7, 2024, Model N entered into an agreement that, if adopted by Model N’s stockholders (and subject to other conditions contained therein), will result in Model N becoming a wholly owned subsidiary of Parent. The Board of Directors is furnishing this proxy statement and form of proxy card to our stockholders in connection with the solicitation of votes to adopt the Merger Agreement and a related proposal.

Q:	What am I being asked to vote on at the Company Stockholders’ Meeting?

A:	You are being asked to vote on the following proposals:

(1) To adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Model N, whereupon the separate corporate existence of Merger Sub shall cease, and Model N will become a wholly owned subsidiary of Parent;

(2) To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger; and

(3) To adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting.

Q:	Why is the proposed Merger in the best interests of Model N stockholders?

A:

Model N believes the Merger delivers compelling, certain and immediate cash value to Model N stockholders. The Merger represents the culmination of a robust sale process led by the Board and conducted with the assistance of Model N’s financial and legal advisors. The Board is committed to maximizing stockholder value, and evaluated a number of potential transaction opportunities for the company against Model N’s standalone business plan and its prospects as a standalone company. Following this robust process, the Board unanimously determined that the transaction with Vista is in the best interests of Model N and its stockholders. For more information, please see the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger.”

Q:	Why is now the right time for Model N to go private?

A:

The Board and management team regularly review Model N’s strategy to ensure our company is pursuing the most value-enhancing path forward. The Board considered the transaction with Vista against Model N’s standalone business plan and the challenges faced by Model N as a standalone public company and determined that the Merger represents the best opportunity to deliver compelling, certain and immediate cash value to Model N stockholders and is in their best interest. For more information, please see the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger.”

Q:	When and where is the Company Stockholders’ Meeting?

A:

The Company Stockholders’ Meeting will take place on June 25, 2024, at 11:30 a.m., Pacific Time (unless the Company Stockholders’ Meeting is adjourned or postponed), virtually via live webcast. You may attend the Company Stockholders’ Meeting via the Internet at web.lumiconnect.com/291527551 (password: Modn2024). Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. You will need the control number included on your proxy card in order to be able to vote your shares of our common stock on the Company Stockholders’ Meeting website. If you are a registered stockholder, your control number is included on your proxy card. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you will need to register in advance for a control number in order to vote on the Company Stockholders’ Meeting website. Otherwise, you may participate as a “Guest.” Instructions on how to attend and participate online are on the proxy card. We expect check-in to be available starting around 11:15 a.m., Pacific Time, on the day of the Company Stockholders’ Meeting, and you should allow ample time for check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual live webcast. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please contact the support team pursuant to the instructions provided on the virtual meeting website.

Q:	What constitutes a quorum for the Company Stockholders’ Meeting?

A:

The stockholders holding a majority of the voting power of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. There must be a quorum for business to be conducted at the Company Stockholders’ Meeting. Failure of a quorum to be present at the Company Stockholders’ Meeting will necessitate an adjournment or postponement and will subject Model N to additional expense. As of the Record Date, there were 39,422,997 shares of our common stock outstanding and entitled to vote at the Company Stockholders’ Meeting.

Q:	Who is entitled to vote at the Company Stockholders’ Meeting?

A:

Stockholders as of the close of business on May 8, 2024, which is the Record Date, are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting (and at any adjournment or postponement thereof). Each holder of shares of our common stock is entitled to cast one vote on each matter properly brought before the Company Stockholders’ Meeting for each share of our common stock owned as of the close of business on the Record Date.

Q:	What is the proposed Merger and what effects will it have on Model N?

A:

The proposed Merger is the acquisition of Model N by Parent. If the Merger Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement are satisfied or otherwise waived, Merger Sub will merge with and into Model N, whereupon the separate corporate existence of Merger Sub shall cease, with Model N continuing as the Surviving Corporation. As a result of the Merger, Model N will become a wholly owned subsidiary of Parent, and our common stock will no longer be publicly traded, and you will no longer have any interest in Model N’s future earnings or growth. In addition, our common stock will be delisted from NYSE, deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Model N common stock, in each case in accordance with applicable law, rules and regulations.

Q:	What will I receive for my shares of common stock if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Merger Consideration, which consists of $30.00 in cash, without interest and less any applicable withholding of taxes, for each share of our common stock that you own, unless you have properly demanded and not subsequently withdrawn, failed to perfect, or lost your appraisal rights under Section 262. For example, if you own 100 shares of our common stock, you will receive $3,000.00 in cash in exchange for your shares of our common stock.

Q:	What will the holders of Company RSU and PRSU Awards receive in the Merger?

A:

At the Effective Time, each Vested Company RSU Award will be cancelled and converted into the right to receive an amount in cash (without interest), equal to (A) the total number of shares of our common stock subject to such Vested Company RSU Award immediately prior to the Effective Time multiplied by (B) the Merger Consideration, less any applicable withholding taxes.

At the Effective Time, each Unvested Company RSU Award will be cancelled and converted into a Converted Cash Award equal to (A) the total number of shares of our common stock subject to such Unvested Company RSU Award immediately prior to the Effective Time multiplied by (B) the Merger Consideration, less any applicable withholding taxes. Each such Converted Cash Award will continue to have, and will be subject to, the same terms and conditions (including time-based vesting and forfeiture conditions) as applied to the corresponding Unvested Company RSU Award immediately prior to the Effective Time.

At the Effective Time, each Company PRSU Award will be cancelled and converted into a Converted Cash Award equal to (A) the total number of shares of our common stock subject to such Company PRSU Award immediately prior to the Effective Time (with performance-based vesting conditions deemed achieved as agreed between the parties and as further described in the section of this proxy statement captioned “The Merger — Treatment of Model N Equity Awards”) multiplied by (B) the Merger Consideration, less any applicable withholding taxes.

Each such Converted Cash Award will continue to have, and shall be subject to, the same terms and conditions (including time-based vesting and forfeiture conditions, but excluding any performance-based vesting condition) as applied to the corresponding Company PRSU Award immediately prior to the Effective Time.

Q:	How does the Merger Consideration compare to the market price of the common stock?

A:

The $30.00 Merger Consideration represents (1) a premium of approximately 11% to the closing price of $27.09 per share of our common stock on April 5, 2024, the last trading day prior to the announcement of the Merger Agreement and (2) a premium of approximately 17% over the volume-weighted average closing share price of $25.62 over the 90-trading day period preceding and including April 5, 2024.

On May 14, 2024, the date prior to the date we first mailed this proxy statement to our stockholders, the closing price for our common stock on NYSE was $29.76 per share of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Q:	What do I need to do now?

A:

We encourage you to read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares of our common stock can be voted at the Company Stockholders’ Meeting. A failure to vote your shares of Model N common stock or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares of our common stock. Failure to instruct your bank, broker or other nominee to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	What happens if I sell or otherwise transfer my shares of Model N common stock after the Record Date but before the Company Stockholders’ Meeting?

A:

The Record Date for the Company Stockholders’ Meeting is earlier than the date of the Company Stockholders’ Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of our common stock after the Record Date but before the Company Stockholders’ Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of our common stock and each of you notifies Model N in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the Company Stockholders’ Meeting. Even if you sell or otherwise transfer your shares of our common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?

A:

The Board of Directors, after careful consideration, including considering the various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of Model N and its stockholders; (2) approved and declared advisable the Merger Agreement and the Transactions, including the Merger; (3) directed that the Merger Agreement be submitted to Model N’s stockholders for their adoption; and (4) subject to the provisions of the Merger Agreement, resolved to recommend the adoption of the Merger Agreement by Model N’s stockholders.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock.

Instead, Model N will remain an independent public company, our common stock will continue to be listed and traded on NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC on account of Model N common stock. Upon the termination of the Merger Agreement under specified circumstances, Model N may be required to pay Parent a termination fee of $43,167,695, as further described in the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fee.”

Q:	What vote is required to approve the Merger Proposal?

A:

The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	What vote is required to approve the Compensation Proposal?

A:

In accordance with the rules of the SEC, stockholders have the opportunity to cast a non-binding, advisory vote to approve compensation that may be paid or become payable to our named executive officers based upon or otherwise relating to the Merger, as described in the table provided in the section captioned “The Merger—Quantification of Potential Payments and Benefits to our Named Executive Officers.” The vote to approve the Compensation Proposal is advisory and therefore will not be binding on us or Parent, nor will it overrule any prior decision or require our Board (or any committee of our Board) to take any action, regardless of whether the Merger is completed. The compensation that may be paid in connection with the Merger is contractual with respect to our named executive officers. Accordingly, if our stockholders adopt the Merger Agreement and the Merger is completed, the compensation based on or otherwise relating to the Merger will be paid to our named executive officers in accordance with the terms of their compensation agreements and arrangements, regardless of whether our stockholders approve the compensation proposal.

Approval of the Compensation Proposal requires that the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted “FOR” the proposal. Assuming a quorum is present at the Company Stockholders’ Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will not have any effect on the Compensation Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have no effect on the Compensation Proposal. Abstentions will also have no effect on the Compensation Proposal.

Q:	What vote is required to approve the Adjournment Proposal?

A:

Approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote a majority of the voting power of the shares of stock entitled to vote at the meeting, present in person or represented by proxy. Assuming a quorum is present at the Company Stockholders’ Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will not have any effect on the Adjournment Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have no effect on the Adjournment Proposal. Abstentions will also have no effect on the Adjournment Proposal.

Q:	What is the difference between holding shares of Model N common stock as a stockholder of record and as a beneficial owner?

A:

If your shares of our common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (the “Transfer Agent”), you are considered, with respect to those shares of our common stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Model N.

If your shares of our common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of our common stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares of our common stock by following their instructions for voting. You are also invited to attend the Company Stockholders’ Meeting. However, because you are not the stockholder of record, you may not vote your shares of our common stock virtually at the Company Stockholders’ Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with our Transfer Agent), there are four ways to vote:

•

You may vote over the Internet prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet until 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Company Stockholders’ Meeting, you do not need to vote during the Company Stockholders’ Meeting or by telephone or by mail.

•

You may vote by telephone prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card until 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.

•

You may vote by mail prior to the Company Stockholders’ Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote over the Internet or by telephone and your mailing must be received prior to the Company Stockholders’ Meeting.

•

You may vote over the Internet during the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet during the Company Stockholders’ Meeting by accessing the Company Stockholders’ Meeting website by following the instructions provided on the proxy card. You can then cast your votes by following the prompts provided by the website. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

If your shares of our common stock are held in “street name” through a bank, broker or other nominee, you may vote:

•	through your bank, broker or other nominee, by completing and returning the voting form provided by your bank, broker or other nominee;

•	by attending the Company Stockholders’ Meeting and voting online with a “legal proxy” from your bank, broker or other nominee; or

•

if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Even if you plan to attend the Company Stockholders’ Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our common stock that you beneficially own, you may still vote your shares of our common stock online at the Company Stockholders’ Meeting even if you have previously voted by proxy. If you are present at the Company Stockholders’ Meeting virtually and vote online during the Company Stockholders’ Meeting, your vote will revoke any proxy that you have previously submitted.

Q:	If my broker holds my shares of Model N common stock in “street name,” will my broker vote my shares of Model N common stock for me?

A:

No. Your bank, broker or other nominee is only permitted to vote your shares of our common stock on any proposal currently scheduled to be considered at the Company Stockholders’ Meeting if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares of our common stock. Without instructions, your shares of our common stock will not be voted on such proposals, which will have the same effect as if you voted

“AGAINST” the Merger Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will have no effect on the Compensation Proposal or Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed proxy card or voted over the Internet or by telephone prior to the Company Stockholders’ Meeting?

A:

Yes. After you have mailed your signed proxy card or voted over the Internet or by telephone prior to the Company Stockholders’ Meeting, you may still change your vote and revoke your proxy by doing any one of the following things:

•	voting online at the Company Stockholders’ Meeting;

•	submitting a new proxy by telephone prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting;

•	submitting a new proxy over the Internet until 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;

•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Company Stockholders’ Meeting; or

•

giving our Corporate Secretary a written notice that you want to revoke your proxy via mail at 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404 prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting.

Your attendance at the Company Stockholders’ Meeting alone will not revoke your proxy.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the Company Stockholders’ Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” Our Board of Directors has designated Jason Blessing, our Chief Executive Officer and Director and John Ederer, our Chief Financial Officer, and each or any of them, with full power of substitution, as the proxy holders for the Company Stockholders’ Meeting.

Q:	If a stockholder gives a proxy, how are the shares of Model N common stock voted?

A:

Regardless of the method you choose to vote, the proxy holders will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Company Stockholders’ Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of our common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of our common stock. If you are a stockholder of record and your shares of our common stock are registered in more than one name, you will receive more than one proxy card. Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive, in order to vote all of our shares of common stock that you own.

Q:	Where can I find the voting results of the Company Stockholders’ Meeting?

A:

If available, Model N may announce preliminary voting results at the conclusion of the Company Stockholders’ Meeting. Model N intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Company Stockholders’ Meeting. All reports that Model N files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of shares of Model N common stock for cash pursuant to the Merger?

A:

The receipt of cash by a U.S. Holder (which we define in the section of this proxy statement captioned “The Merger— U.S. Federal Income Tax Considerations of the Merger—U.S. Holders”) in exchange for such holder’s shares of our common stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by a Model N stockholder that is a U.S. Holder generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the Merger (as further discussed in the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger”). The receipt of cash by a non-U.S. Holder (which we define in the section of this proxy statement captioned “The Merger— U.S. Federal Income Tax Considerations of the Merger—Non-U.S. Holders”) in exchange for such holder’s shares of our common stock in the Merger generally will not be a taxable transaction for U.S. federal income tax purposes unless certain exceptions apply. A non-U.S. Holder may be subject to backup withholding with respect to cash payments made pursuant to the Merger unless such non-U.S. Holder certifies that it is not a U.S. person or otherwise establishes an exemption (as further discussed in the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger”). Holders should consult their tax advisors in light of their particular circumstances and any specific tax consequences relating to the Merger, including U.S. federal, state, local and non-U.S. income and other tax consequences.

Q:	What will happen to Model N’s Employee Share Purchase Plan (which we refer to as the “ESPP”) in connection with the Merger?

A:

The current offering period that commenced on February 20, 2024 will continue and the final purchase and issuance of shares of our common stock for the current offering period will occur no later than the earlier of (i) the day immediately prior to the closing of the Merger and (ii) August 19, 2024. An individual who was not a participant in the ESPP as of April 7, 2024, may not enroll in the ESPP for the current offering period. No participant in the ESPP may increase the percentage amount of their payroll deduction election from that in effect as of April 7, 2024, for the current offering period or make separate non-payroll contributions to the ESPP on or following such date. No new offering period will begin nor will the current offering period be extended after April 7, 2024.

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the second quarter of calendar year 2024. However, the exact timing of completion of the Merger, and if it occurs at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control. For more information, please see the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger.”

Q:	Am I entitled to appraisal rights under the DGCL?

A:	If the Merger is completed, our stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger under Section 262. This means that stockholders are entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the court, so long as they fully comply with the procedures established by Section 262. Due to the complexity of the appraisal process, our stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “The Merger — Appraisal Rights,” and Section 262 regarding appraisal rights may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	Why am I being asked to consider and vote on the named executive officer Merger-related compensation proposal?

A:

SEC rules require us to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to our named executive officers in connection with the Merger. Approval of the named executive officer Merger-related compensation proposal is not required to complete the Merger.

Q:	Do any of Model N’s directors or officers have interests in the Merger that may differ from those of Model N stockholders generally?

A:

Yes. In considering the recommendation of the Board of Directors with respect to the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. In (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Merger; and (3) recommending that Model N’s stockholders approve the Merger Proposal, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of Model N’s Directors and Executive Officers in the Merger.”

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

We have retained Innisfree M&A Incorporated, a proxy solicitation firm (which we refer to as the “Proxy Solicitor”), to solicit proxies in connection with the Company Stockholders’ Meeting at a cost of approximately $50,000, plus a success fee of $25,000 and expenses, as well as additional fees in certain circumstances. The expense of soliciting proxies will be borne by Model N. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q:	What is householding and how does it affect me?

A:

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

We will promptly deliver a separate copy of these proxy materials to any stockholder upon request submitted in writing to us at our principal offices at Investor Relations, 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404 You may also orally submit your request by calling (650) 610-4800.

If two or more stockholders sharing the same address are currently receiving multiple copies of proxy materials and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

+1 (877) 750-0510 (toll free)

+1 (212) 750-5833 (banks and brokers)

FORWARD-LOOKING STATEMENTS

This proxy statement includes certain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements regarding the proposed Transactions. Forward-looking statements may be identified by the words “intend,” “plan,” “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “believe,” “will” and similar expressions, are based on Model N’s current expectations, and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results and outcomes to differ include, but are not limited to, the following risks and uncertainties relating to the proposed Transactions: the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; uncertainties as to the satisfaction of closing conditions under the Merger Agreement on a timely basis or at all, including the ability to obtain required regulatory and stockholder approvals; uncertainties as to the timing of the Transactions; the possibility that competing offers will be made; litigation relating to the Transactions; the impact of the Merger on Model N’s business operations; incurrence of unexpected costs and expenses in connection with the Transactions; financial or other setbacks if the Merger encounters unanticipated problems; and the risks that the proposed Transactions diverts management’s attention from Model N’s ongoing business operations.

Other important factors that could cause actual results and outcomes to differ materially from those expressed or implied include, but are not limited to, risks related to: (i) delays in closing customer contracts; (ii) our ability to improve and sustain our sales execution; (iii) the timing of new orders and the associated revenue recognition; (iv) adverse changes in general economic or market conditions; (v) delays or reductions in information technology spending and resulting variability in customer orders from quarter to quarter; (vi) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors and new applications and marketing initiatives by our competitors; (vii) our ability to manage our growth effectively; (viii) acceptance of our applications and services by customers; (ix) success of new products; (x) the risk that the strategic initiatives that we may pursue will not result in significant future revenues; (xi) changes in health care regulation and policy and tax in the United States and worldwide; (xii) our ability to retain customers; and (xiii) adverse impacts on our business and financial condition due to macroeconomic and geopolitical factors, such as inflation, rising interests, pandemics, banking system instability and geopolitical conflicts. Further information on risks that could affect Model N’s results is included in our filings with the SEC, including Model N’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended September 30, 2023, and any Current Reports on Form 8-K that Model N may file from time to time. Should any of these risks or uncertainties materialize, actual results could differ materially from expectations. Model N assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this communication.

THE COMPANY STOCKHOLDERS’ MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Company Stockholders’ Meeting.

Date, Time and Place

We will hold the Company Stockholders’ Meeting on June 25, 2024, at 11:30 a.m., Pacific Time (unless the Company Stockholders’ Meeting is adjourned or postponed). You can virtually attend, and vote in the Company Stockholders’ Meeting by accessing a virtual live website using the Internet at web.lumiconnect.com/291527551 (password: Modn2024). Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. Instructions on how to attend and participate online are provided on the proxy card. We expect check-in to be available starting around 11:15 a.m., Pacific Time, on the day of the Company Stockholders’ Meeting, June 25, 2024, and you should allow ample time for online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual live webcast. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please contact the support team pursuant to the instructions provided on the virtual meeting website.

Purpose of the Company Stockholders’ Meeting

At the Company Stockholders’ Meeting, we will ask stockholders to vote to approve (1) the Merger Proposal, (2) the Compensation Proposal and (3) the Adjournment Proposal.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting. As of the Record Date, there were 39,422,997 shares of our common stock outstanding and entitled to vote at the Company Stockholders’ Meeting. A complete list of registered stockholders as of the close of business on the Record Date will be available for inspection by stockholders of record ten (10) days prior to the Company Stockholders’ Meeting, either on a reasonably accessible electronic network as permitted by law (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at our principal business offices at 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404 and during the entirety of the Company Stockholders’ Meeting online at web.lumiconnect.com/291527551 (password: Modn2024).

The stockholders holding at least a majority of the total voting power of all outstanding shares of common stock present at the Company Stockholders’ Meeting virtually via the virtual meeting website or represented by proxy and entitled to vote thereat, will constitute a quorum at the Company Stockholders’ Meeting. In the event that a quorum is not present at the Company Stockholders’ Meeting, it is expected that the meeting will be adjourned to solicit additional votes.

Votes Required; Abstentions and Broker Non-Votes

Each Model N stockholder will be entitled to one vote for each share of our common stock that such stockholder owns at the close of business on the Record Date on each proposal to be acted upon at the Company Stockholders’ Meeting. The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. As of the Record Date, 19,711,499 votes constitute a majority of the outstanding shares of our common stock entitled to vote on the Merger Proposal. Shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of the Merger Proposal by our stockholders is a condition to the closing of the Transactions.

The approval of the Compensation Proposal requires that the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted “FOR” the proposal. Accordingly, shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Compensation Proposal. Abstentions will also have no effect on the Compensation Proposal.

The approval of the Adjournment Proposal, if necessary or appropriate, requires that the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for “FOR” the proposal. Accordingly, shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Adjournment Proposal. Abstentions will also have no effect on the Adjournment Proposal.

If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Company Stockholders’ Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Company Stockholders’ Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal and the Adjournment Proposal.

The rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, but each of the proposals to be presented at the Company Stockholders’ Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of our common stock at the Company Stockholders’ Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will not have any effect on the Compensation Proposal and Adjournment Proposal.

Shares of our Common Stock Held by Model N’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,142,498 shares of our common stock, representing approximately 2.9% of the shares of our common stock outstanding on the Record Date.

We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Voting and Proxies

If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Equiniti Trust Company, LLC, our transfer agent), there are four ways to vote:

•

You may vote over the Internet prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet until 11:59 p.m., Eastern Time, on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Company Stockholders’ Meeting, you do not need to vote during the Company Stockholders’ Meeting or by telephone or by mail.

•

You may vote by telephone prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card until 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.

•

You may vote by mail prior to the Company Stockholders’ Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote over the Internet or by telephone and your mailing must be received prior to the Company Stockholders’ Meeting.

•

You may vote over the Internet during the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet during the Company Stockholders’ Meeting by accessing the Company Stockholders’ Meeting website by following the instructions provided on the proxy card.

You can then cast your votes by following the prompts provided by the website. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of our common stock according to your directions.

Voting instructions are included on your proxy card. All shares of our common stock represented by properly signed and dated proxies received in time for the Company Stockholders’ Meeting will be voted at the Company Stockholders’ Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

If you are a beneficial owner and your shares of our common stock are held in “street name” through a bank, broker or other nominee, you may vote:

•	through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee;

•	by attending the Company Stockholders’ Meeting and voting online with a “legal proxy” from your bank, broker or other nominee; or

•

if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Company Stockholders’ Meeting and vote online with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will not have any effect on the Compensation Proposal or Adjournment Proposal.

Even if you plan to attend the Company Stockholders’ Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our common stock that you beneficially own, you may still vote your shares of our common stock online at the Company Stockholders’ Meeting even if you have previously voted by proxy. If you are present at the Company Stockholders’ Meeting virtually and vote online during the Company Stockholders’ Meeting, your previous vote by proxy will not be counted.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholders’ Meeting by:

•	voting online at the Company Stockholders’ Meeting;

•	submitting a new proxy by telephone prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting;

•	submitting a new proxy over the Internet until 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;

•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Company Stockholders’ Meeting; or

•

giving our Corporate Secretary a written notice that you want to revoke your proxy via mail at 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404 prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting.

If you have submitted a proxy, your appearance at the Company Stockholders’ Meeting virtually, in the absence of voting online during the Company Stockholders’ Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you are a beneficial owner and hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Company Stockholders’ Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Company Stockholders’ Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Company Stockholders’ Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after careful consideration, including considering various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of Model N and its stockholders; (2) approved and declared advisable the Merger Agreement and the Transactions, including the Merger; (3) directed that the Merger Agreement be submitted to Model N’s stockholders for their adoption; and (4) subject to the provisions of the Merger Agreement, resolved to recommend the adoption of the Merger Agreement by Model N’s stockholders.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Model N. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the Company Stockholders’ Meeting at a cost of approximately $50,000, plus a success fee of $25,000 and expenses, as well as additional fees in certain circumstances. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Proposal, we anticipate, but cannot guarantee, that the Merger will be consummated in the second quarter of calendar year 2024.

Appraisal Rights

If the Merger is completed and you comply fully with the requirements of Section 262, you will be entitled to have your shares of our common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

You should be aware that the fair value of your shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the Merger Consideration.

Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

•	the stockholder must not vote in favor of the Merger Proposal;

•	the stockholder must deliver to Model N a written demand for appraisal before the vote on the Merger Agreement at the Company Stockholders’ Meeting; and

•

the stockholder must continuously hold the shares of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers such shares of our common stock before the Effective Time).

A beneficial owner (as defined in Section 262) may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the statutory procedures and requirements set forth in Section 262.

Your failure to strictly comply with the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger — Appraisal Rights,” and Section 262, the relevant section of the DGCL regarding appraisal rights, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Other Matters

At this time, we know of no other matters to be voted on at the Company Stockholders’ Meeting. If any other matters properly come before the Company Stockholders’ Meeting, your shares of our common stock will be voted in accordance with the discretion of the appointed proxy holders.

Householding of Company Stockholders’ Meeting Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

We will promptly deliver a separate copy of these proxy materials to any stockholder upon request submitted in writing to us at our principal offices at Investor Relations, 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. You may also orally submit your request by calling (650) 610-4998.

If two or more stockholders sharing the same address are currently receiving multiple copies of proxy materials and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.

Questions and Additional Information

If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

+1 (877) 750-0510 (toll free)

+1 (212) 750-5833 (banks and brokers)

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Model N, whereupon the separate corporate existence of Merger Sub shall cease, and Model N will become a wholly owned subsidiary of Parent.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote in favor of this Merger Proposal by the holders of a majority of the total outstanding shares of our common stock as of the Record Date. If you abstain from voting, fail to cast your vote (online during the Company Stockholders’ Meeting or by proxy), or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER

In accordance with Section 14A of the Exchange Act, we are asking you to approve a proposal to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to our named executive officers in connection with the proposed Merger. For more detailed information regarding these amounts, please see the section captioned “The Merger—Quantification of Potential Payments and Benefits to our Named Executive Officers” and the accompanying footnotes and related narrative disclosure. As required by those rules, we are asking our stockholders to adopt the following resolution:

RESOLVED, that the stockholders of Model N hereby APPROVE, on an advisory basis, the compensation that may be paid or become payable to Model N’s named executive officers in connection with the Merger, in each case pursuant to Item 402(t) of Regulation S-K, described in the table in the section captioned “The Merger—Quantification of Potential Payments and Benefits to our Named Executive Officers” and the accompanying footnotes and related narrative discussion of Model N’s proxy statement for its virtual special meeting of stockholders to be held on June 25, 2024.

Effect of Advisory Vote

The vote on this proposal is a vote separate from the votes on the proposal to adopt the Merger Agreement and the proposal to approve adjournment of the virtual special meeting. Accordingly, you may vote to approve either of the other proposals and vote not to approve this proposal, and vice versa. Approval of this proposal is not a condition to completion of the Merger.

Because the vote on this proposal is only advisory in nature, it will not be binding on either Model N or Parent regardless of whether the proposed Merger is completed. Accordingly, since the compensation described herein is contractual with respect to our named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed Merger is completed.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE COMPANY STOCKHOLDERS’ MEETING

We are asking you to approve a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting. If stockholders approve this Adjournment Proposal, we could adjourn the Company Stockholders’ Meeting and any adjourned session of the Company Stockholders’ Meeting and use the additional time to solicit additional votes, including proxies from stockholders that have previously returned properly executed proxies voting against approval of the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Proposal such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Company Stockholders’ Meeting without a vote on the approval of the Merger Proposal and seek to convince the stockholders of those shares of our common stock to change their votes to votes in favor of approval of the Merger Proposal. Additionally, we could seek to adjourn the Company Stockholders’ Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Company Stockholders’ Meeting.

We do not anticipate calling a vote on this proposal if the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the Record Date.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger Agreement and the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A, which is incorporated into this proxy statement by reference. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Parties Involved in the Merger

Model N, Inc.

777 Mariners Island Boulevard, Suite 300

San Mateo, California 94404

(650) 610-4998

Model N is a leader in revenue optimization and compliance for pharmaceutical, medtech and high-tech innovators. Our intelligent platform powers digital transformation with integrated technology, data, analytics, and expert services that deliver deep insight and control. Model N’s integrated cloud solution is proven to automate pricing, incentive and contract decisions to scale business profitably and grow revenue. Model N is trusted across more than 120 countries by the world’s leading pharmaceutical, medical technology, semiconductor, and high-tech companies, including Johnson & Johnson, AstraZeneca, Stryker, Seagate Technology, Broadcom, and Microchip Technology.

Model N’s principal executive offices are located at 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404, and its telephone number is (650) 610-4600. Model N maintains a website at www.modeln.com. Information included on or accessible through Model N’s website does not constitute a part of this proxy statement and, therefore, is not incorporated herein by reference.

Model N’s common stock is listed on NYSE under the symbol “MODN.”

Mountain Parent, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

(415) 765-6500

Parent is a Delaware limited liability company that was formed solely for the purpose of entering into the Merger Agreement and consummating the Transactions. Parent has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the Transactions.

Parent’s principal executive offices are located at Four Embarcadero Center, 20th Floor, San Francisco, CA 94111, and its telephone number is (415) 765-6500.

Mountain Merger Sub, Inc.

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

(415) 765-6500

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent that was formed solely for the purpose of entering into the Merger Agreement and consummating the Transactions. Merger Sub has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the Transactions. Upon the consummation of the Transactions, Merger Sub will cease to exist.

Merger Sub’s principal executive offices are located at Four Embarcadero Center, 20th Floor, San Francisco, CA 94111, and its telephone number is (415) 765-6500.

Vista Equity Partners Fund VIII, L.P.

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

(415) 765-6500

Parent and Merger Sub are each affiliated with Vista Equity Partners Fund. In connection with the Transactions, Vista Equity Partners Fund has committed to provide Parent, at or prior to the Closing, with an aggregate cash amount of up to $1,226,439,676, which will be available, together with available cash on hand of Model N and any third party financing obtained by Parent or its affiliates as of the Closing, to fund the aggregate Merger Consideration (including payments in respect of Model N’s outstanding equity-based awards payable in connection with the Closing of the Merger pursuant to the Merger Agreement ) and to pay the fees, expenses and other amounts required to be paid in connection with the closing of the Merger by Model N, Parent and Merger Sub, as described further in this proxy statement under the caption “The Merger—Financing of the Merger; Damages Commitment.”

Vista Equity Partners Fund’s principal executive offices are located at Four Embarcadero Center, 20th Floor, San Francisco, CA 94111, and its telephone number is (415) 765-6500.

Vista Equity Partners Fund, Parent and Merger Sub are each affiliates of Vista. Vista is a leading private equity firm focused on investments in software, data and technology-enabled companies.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, at the Effective Time, Merger Sub will merge with and into Model N, whereupon the separate corporate existence of Merger Sub shall cease, and Model N will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from NYSE and will be deregistered under the Exchange Act, and Model N will no longer file periodic reports with the SEC on account of Model N common stock. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware, or at such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger.

Effect on Model N if the Merger is Not Completed

If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason:

•	stockholders will not be entitled to, nor will they receive, any payment for their respective shares of our common stock in connection with the Merger;

•

(i) Model N will remain an independent public company, (ii) our common stock will continue to be listed and traded on NYSE and registered under the Exchange Act and (iii) we will continue to file periodic reports with the SEC on account of Model N common stock;

•

we anticipate that (i) management will operate our business in a manner similar to that in which it is being operated today and (ii) our stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, without limitation, risks and uncertainties with respect to our business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Model N operates and risks related to adverse economic conditions;

•

the Board of Directors will continue to evaluate and review our business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that our business, prospects or results of operations will be adversely impacted) and continue to seek to identify strategic alternatives to enhance shareholder value;

•

upon termination of the Merger Agreement under specified circumstances, Model N will be required to pay Parent a termination fee of $43,167,695. For more information please see the section of this proxy statement captioned “The Merger Agreement — Expenses — Termination Fees”; and

•

the price of our common stock may decline significantly and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of the shares of our common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review Model N’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Model N’s business, prospects or results of operation will not be adversely impacted.

Merger Consideration

At the Effective Time, by virtue of the Merger, each outstanding share of our common stock (other than the Cancelled Shares and the Dissenting Shares) will be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive the Merger Consideration, without interest.

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of common stock that you own, but you will no longer have any rights as a stockholder (except that Model N stockholders who properly exercise, and do not subsequently withdraw, fail to perfect, or lose, their appraisal rights will have the right to receive a payment of the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “—Appraisal Rights”).

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board of Directors, the Strategic Review Committee or representatives of our company, Vista or their respective advisors and other parties.

As part of our ongoing consideration and evaluation of Model N’s long-term strategic goals and plans, the Board of Directors and our management periodically review, consider and assess our operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. This review has included, among other things, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives, in each case, with a view towards enhancing stockholder value.

Model N has from time to time received unsolicited inquiries from financial sponsors that were interested in exploring a potential acquisition of our company.

On November 5, 2021, the Board of Directors held a meeting at which members of our senior management were present and, at the invitation of the Board of Directors and for a portion of the meeting, representatives of

Jefferies were present. At this meeting, the Board of Directors discussed our markets, growth strategies, technological advancements, and strategic alternatives, including pursuing organic growth and growth through acquisitions, and potentially initiating a process to explore a sale of our company in response to these inbound inquiries.

In January 2022, Jason Blessing, our Chief Executive Officer, met with representatives of a financial sponsor (“Sponsor A”), who had contacted Mr. Blessing on an unsolicited basis and expressed interest in exploring a potential acquisition of our company.

On February 4, 2022, the Board of Directors held a meeting at which members of our senior management and representatives of Fenwick & West LLP, our outside counsel (“Fenwick”), were present. At this meeting, the Board of Directors discussed our strategic alternatives, including strategies to enhance stockholder value as an independent company as well as the desirability of conducting a sale process to explore third-party interest in an acquisition of our company. In the course of this discussion, the Board of Directors discussed the risks and opportunities of pursuing our business strategies as an independent company, of pursuing growth through acquisitions, and of a sale process. During the meeting, representatives of Fenwick reviewed with the Board of Directors its fiduciary duties in connection with the review of strategic alternatives. Following discussion, the Board of Directors determined to engage in a sale process to explore third-party interest in an acquisition of our company.

On February 10, 2022, Mr. Blessing met with representatives of another financial sponsor (“Sponsor B”), who had contacted Mr. Blessing on an unsolicited basis and expressed interest in exploring a potential acquisition of our company.

On March 8, 2022, Mr. Blessing met with representatives of Sponsor A at a technology conference and discussed developments in our business.

On April 2, 2022, the Board of Directors established the Strategic Review Committee of the Board of Directors, composed of directors Tim Adams, Baljit Dal and Manisha Gulati, to oversee the sale process for any such potential acquisition of our company. The Strategic Review Committee was not formed to address any perceived or potential conflicts of the Board of Directors and was not granted authority to approve a strategic transaction involving our company, but was granted the authority to review and evaluate any potential transaction and any other strategic alternatives, to engage a financial advisor in connection with a sale process, and to provide direction to our advisors and management in connection with such a process and the negotiation of any potential transaction.

On April 15, 2022, the Strategic Review Committee held a meeting at which members of our senior management and a representative of Fenwick were present. At the request of the Strategic Review Committee, representatives of Jefferies and another investment bank each joined the meeting at separate times to present their perspectives on our strategic alternatives and on potential approaches to a sale process. A representative of Fenwick then reviewed the fiduciary duties of the committee members and the Board of Directors in connection with such a sale process. After the representatives of both investment banks had left the meeting, the Strategic Review Committee discussed the engagement of a financial advisor, and considered the presentations made by the two investment banks, their qualifications and perspectives, and their familiarity with our company. Following this discussion, the Strategic Review Committee authorized our management to engage Jefferies as our exclusive financial advisor for a potential strategic process.

Following this meeting, Mr. Blessing contacted representatives of Jefferies to discuss the engagement of Jefferies by us, and directed representatives of Jefferies to identify strategic and financial parties that our company would consider contacting to solicit indications of interest for a potential acquisition of our company. On April 22, 2022, with the approval of the Strategic Review Committee, we executed an engagement letter with Jefferies, engaging Jefferies as our exclusive financial advisor with respect to such a transaction. In connection with its engagement, representatives of Jefferies provided a disclosure memo to the Board of Directors describing Jefferies’ previous engagements with our company and a prospective bidder and the fees received by Jefferies in connection with such engagements.

From April 2022 through September 2022, we and representatives of Jefferies contacted one strategic and eight financial parties, including Sponsor A and Sponsor B, and other financial parties referred to herein as “Sponsor C,” “Sponsor D,” “Sponsor E,” and “Sponsor F,” to assess their interest in exploring a potential transaction involving our company, of whom eight had previously contacted us on an unsolicited basis to express their interest in exploring an acquisition of our company. We entered into confidentiality agreements with five financial parties: Sponsor A, Sponsor B, Sponsor C, Sponsor D, and Sponsor E. All of these confidentiality agreements contained customary standstill provisions that expired upon our entry into a definitive agreement for a sale of our company, and none of these confidentiality agreements included a so-called “don’t ask – don’t waive” provision. Our senior management met with all five of these parties, each of whom received access to a high-level virtual data room containing information regarding us and our business, including financial information and operating data and information regarding future product opportunities.

During this sale process, each of the five financial sponsors indicated an interest in owning the business. However, each financial sponsor indicated reservations about the future rate of growth of our business. Sponsor C, Sponsor D, and Sponsor E indicated informally that they would only value a potential acquisition of our company at or around the trading price of our common stock at the time, and therefore would not be proceeding to make a proposal for an acquisition of our company. Between June 6, 2022, and September 23, 2022, the time period during which these five sponsors expressed views on our valuation, our closing stock price ranged from $22.27 to $33.78.

The other two financial sponsors, Sponsor A and Sponsor B, submitted non-binding written proposals for a potential acquisition of our company.

On April 21, 2022, we received a non-binding written indication of interest from Sponsor A for an acquisition of us at a price of $36.00 per share. On June 23, 2022, Sponsor A indicated that, after completing additional diligence, it was revising its proposal downward to a range of $27.00 to $30.00 per share. Sponsor A indicated this reduction in its valuation of our company reflected concerns regarding our future growth in connection with our transition of customers from perpetual licenses to a SaaS model (which we refer to as our “SaaS transition”), and sales to new customers.

On May 31, 2022, we received a non-binding written indication of interest from Sponsor B for an acquisition of us at a range of $30.00 to $32.00 per share (on which date the closing price of our common stock was $25.16). During the course of negotiations, Sponsor B increased its proposal to $35.50 per share on July 5, 2022 (on which date the closing price of our common stock was $27.04), and to $36.25 per share on July 18, 2022, on which date, the closing price of our common stock was $24.63. These non-binding indications of interest were subject to Sponsor B’s due diligence and negotiation of definitive agreements.

On June 6, 2022, after conducting diligence and meeting with our management, Sponsor D verbally indicated to representatives of Jefferies that it would not be able to offer a price in excess of the current trading price of our common stock, and we did not engage in further discussions with Sponsor D regarding a potential transaction at that time.

On June 7, 2022, after conducting diligence and meeting with our management, Sponsor E verbally indicated to representatives of Jefferies that it would not be able to offer a price in excess of the current trading price of our common stock, and we did not engage in further discussions with Sponsor E regarding a potential transaction at that time.

From July 18, 2022, through September 2022, Sponsor B engaged in due diligence, and we engaged in discussions regarding terms of a potential transaction with Sponsor B. Our stock price increased during that time, closing at $29.05 per share on September 1, 2022, and we sought to obtain a further increase in Sponsor B’s proposed price per share. However, Sponsor B was not willing to increase its price and we were not able to reach agreement with Sponsor B on terms for a transaction. Accordingly, we discontinued discussions with Sponsor B on September 28, 2022, on which date the closing price of our common stock was $33.77. Our stock price subsequently continued to increase to a closing price of $42.62 on January 17, 2023.

On September 24, 2022, after conducting diligence and meeting with our management, Sponsor C verbally indicated to representatives of Jefferies that it would not be able to offer a price in excess of the current trading price of our common stock, and we did not engage in further discussions with Sponsor C regarding a potential transaction at that time.

On November 4, 2022, the Board of Directors held a meeting at which members of our senior management and representatives of Fenwick were present. At this meeting, the Board of Directors reviewed our 2022 sale process and discussed potential opportunities for acquisitions by us and potential ways to finance such transactions, the risks and opportunities associated with such potential acquisition opportunities, and other risks and opportunities of remaining an independent company. Following the discussion, the Board of Directors authorized our management to terminate our engagement of Jefferies relating to our sale process.

On November 8, 2022, as a result of the Board of Directors’ determination on November 4, 2022, we terminated our engagement letter with Jefferies.

Following the 2022 sale process, we focused on organic growth, including through the conversion of customers to our SaaS platform, and, starting in early 2023, explored an acquisition of another company. However, we did not enter into a definitive agreement with respect to, or consummate, that acquisition.

On May 15, 2023, Sponsor D communicated to us on an unsolicited basis that it was interested in exploring providing equity financing for us to complete this potential acquisition of another company, followed by an acquisition by Sponsor D of the combined company. On March 17, 2023, Sponsor D executed an amendment to its confidentiality agreement with us from the 2022 sale process to renew the duration of the agreement and the 12-month standstill. Sponsor D conducted due diligence and met with members of our senior management on June 6, 2023, but ultimately indicated that it would not further pursue the combination transaction, citing among other reasons concerns about our ability to increase our gross margins.

On June 21, 2023, a financial sponsor (“Sponsor G”) communicated to us on an unsolicited basis to express interest in providing equity financing to us to complete the potential acquisition of this other company, followed by an acquisition by Sponsor G of the combined company.

On June 30, 2023, in connection with our evaluation of this potential acquisition by us of another company and the inbound inquiries we had received regarding potential business combinations and equity financings by financial parties, we re-engaged Jefferies as our financial advisor by entering into an amendment to reinstate the April 22, 2022 engagement letter on substantially the same terms.

In July 2023, in connection with discussions with prospective equity investors related to this potential acquisition, we developed an internal financial forecast through fiscal 2027 that reflected an anticipated slowing in subscription revenue growth and a substantial slowing in professional services revenue growth following our SaaS transition (the “Four Year Forecast”). Our actual results through the remainder of calendar year 2023 reflected the anticipated slowing in our revenue growth, which we believe, coupled with macroeconomic conditions, contributed to a decline in our stock price during calendar year 2023, closing at $25.82 on January 2, 2024.

On July 10, 2023, Sponsor G executed a confidentiality agreement with a customary 12-month standstill provision that expired upon our entry into a definitive agreement for a sale of our company (which did not include a “don’t ask – don’t waive” provision).

On July 13, 2023, an employee of Vista, who is a former member of our Board of Directors, reconnected representatives of Vista with Mr. Blessing after having arranged for an initial introduction call between Vista and Mr. Blessing in June 2019. On July 17, 2023, Vista and Mr. Blessing held a meeting during which Mr. Blessing gave representatives of Vista an update on our business. No terms of a potential transaction were discussed at this meeting. From July 2023 to early February 2024, our Chief Strategy and Marketing Officer from time to time engaged in discussions with third parties regarding employment opportunities, among which included individuals from Vista regarding potential employment opportunities with Vista portfolio companies.

On October 23, 2023, Sponsor B, with whom we had engaged in negotiations with respect to a potential sale of our company in 2022, and which was one of the financial parties that had explored with us its earlier interest in providing equity financing to us to complete the potential acquisition of another company, reached out on an unsolicited basis and verbally indicated to a representative of Jefferies that Sponsor B would be making a new proposal for a standalone acquisition of our company.

On October 30, 2023, Sponsor B verbally proposed to a representative of Jefferies an acquisition of all of our outstanding common stock at a price in a range of $28.00 to $30.00 per share. On October 30, 2023, the closing price of our common stock was $24.03.

On November 1, 2023, the Strategic Review Committee held a meeting at which other members of the Board of Directors, members of our senior management and representatives of Jefferies and Fenwick were present. Representatives of Jefferies reviewed with the Strategic Review Committee a summary of Sponsor B’s proposal, and the Strategic Review Committee discussed this proposal and our strategic alternatives. Our senior management reviewed with the Strategic Review Committee the Four Year Forecast. In addition, representatives of Jefferies reviewed with the Strategic Review Committee a preliminary financial analysis of Sponsor B’s proposal. Following discussions, the Strategic Review Committee directed representatives of Jefferies to respond to Sponsor B and ascertain the highest price Sponsor B would be willing to propose, for consideration by the Board of Directors.

Subsequently on November 1, 2023, as instructed by the Strategic Review Committee, representatives of Jefferies contacted representatives of Sponsor B to discuss whether Sponsor B could offer a higher valuation than that proposed by it on October 30, 2023. In response, on November 2, 2023 Sponsor B verbally proposed a valuation of $28.00 per share to a representative of Jefferies and stated that this proposed valuation reflected Sponsor B’s perspective on the future rate of growth of our business. On November 3, 2023, the Board of Directors held a regularly scheduled meeting, at which other members of the Board of Directors, members of our senior management and representatives of Jefferies and Fenwick were present, during which the Board of Directors discussed the proposed acquisition by us of another company, and determined not to proceed with further discussions with respect to that potential transaction. The Board of Directors then discussed Sponsor B’s proposal and determined its valuation to be insufficient and not to pursue further actions with Sponsor B at the time. Subsequently, on November 3, 2023, a representative of Jefferies informed Sponsor B that we would not be willing to proceed at its proposed valuation. Later in November 2023, Sponsor B announced an acquisition by it of another company that would result in significant impediments to a potential transaction between us and Sponsor B, and we did not engage in further discussions with Sponsor B regarding a potential transaction.

During November 2023 and December 2023, seven financial sponsors expressed interest in acquiring our company. In December 2023, one financial sponsor (“Sponsor H”) reached out on an unsolicited basis to a member of our Board of Directors to express interest in potentially acquiring our company. Sponsor H had expressed interest earlier in 2023 in providing equity financing to us to complete the potential acquisition of another company. The other six financial sponsors, consisting of Vista, Sponsor C, Sponsor E, Sponsor F, a financial sponsor referenced as “Sponsor I” and a financial sponsor referenced as “Sponsor J,” reached out to Mr. Blessing on an unsolicited basis to express interest in potentially acquiring our company and propose meetings for further discussions.

On November 21, 2023, Sponsor I contacted Mr. Blessing on an unsolicited basis and expressed interest in acquiring our company.

On November 28, 2023, representatives of Vista and Mr. Blessing met and discussed our most recent financial performance and potential value opportunities for us to acquire other companies. The parties did not discuss a potential transaction between our company and Vista at this meeting.

In December 2023, a representative of Sponsor E contacted Mr. Blessing on an unsolicited basis to schedule a meeting to discuss our company.

On December 1, 2023, a representative of Sponsor C reached out to Mr. Blessing on an unsolicited basis and stated that it could provide an offer for an acquisition of our company before the end of the year. No such offer was made within the timeline. On January 23, 2024, a representative of Sponsor C conveyed to representatives of Jefferies that no offer was made in December 2023 because Sponsor C could not pay a premium to the current trading price of our common stock at the time (and indicated that Sponsor C believed that this trading price reflected the full value of our company). The closing price of our common stock increased from $23.62 per share on December 1, 2023, to $26.93 per share on December 29, 2023.

On December 11, 2023, a representative of Sponsor F contacted Mr. Blessing on an unsolicited basis to schedule a meeting to discuss our company.

On December 13, 2023, Mr. Blessing met with representatives from Sponsor J to discuss our company generally.

On January 10, 2024, the Strategic Review Committee held a meeting at which other members of the Board of Directors, as well as members of our senior management and representatives of Jefferies, were present. Mr. Blessing described his meetings with Vista, and confirmed that no non-public information had been shared with Vista and there had not been any discussion about our valuation, the price or terms of any potential transaction between Vista and our company, or the potential role of our management or terms of employment after any such potential transaction. In addition, Mr. Blessing and representatives of Jefferies described the other inbound interest that we had received during November 2023 and December 2023 from Vista, Sponsor C, Sponsor E, Sponsor F, Sponsor H, Sponsor I, and Sponsor J, each of which had contacted us to discuss our company and a potential transaction (without any outreach by us). In addition, the Strategic Review Committee discussed our recent and current financial performance, the importance of acquisitions by us to expand our total addressable market and product offerings and add scale, and the challenges faced by us in financing and executing acquisitions as a small public company. Members of management reviewed with the Strategic Review Committee our anticipated results for the first quarter of fiscal 2024 and our outlook for the full year and reviewed the Four Year Forecast. Following this discussion, the Strategic Review Committee approved our providing the Four Year Forecast (including any updates from our management to reflect our fiscal 2023 results and preliminary results from the first quarter of fiscal 2024) to any parties conducting due diligence as part of a strategic process, and its use by representatives of Jefferies in any financial analysis of any proposals. Representatives of Jefferies then summarized the status of discussions with parties that had been involved in the 2022 sale process and those that recently contacted us, including Vista, and discussed with the committee members a list of potential financial and strategic parties that could be considered for an outreach (each of which had previously met with our management or otherwise expressed interest in a possible transaction). Following discussion, the Strategic Review Committee determined that we should commence a strategic process to ascertain interest in acquiring our company, and directed management and representatives of Jefferies to contact the agreed list of financial and strategic parties to solicit indications of interest in such a transaction.

Subsequently on January 10, 2024, Mr. Blessing met for dinner with representatives of Vista, at which they discussed our company’s products, opportunities for new product development, and sales activities. Again, no terms of a potential transaction between Vista and our company were discussed.

On January 19, 2024, Sponsor E and Mr. Blessing met and discussed our company and its performance since the 2022 process.

As directed by the Strategic Review Committee, between January 22, 2024, and February 1, 2024, representatives of Jefferies contacted representatives of 11 parties, consisting of three strategic parties and eight financial sponsors to assess their interest in exploring a potential transaction involving our company. Most of these financial sponsors had previously contacted us on an unsolicited basis to express their interest in exploring an acquisition of our company. The eight financial sponsors consisted of Vista, Sponsor C, Sponsor E, Sponsor G, Sponsor H, Sponsor I, Sponsor J, and another financial sponsor (“Sponsor K”), which had first met with Mr. Blessing on January 25, 2024 on an unsolicited basis to discuss a potential acquisition. Over the course of this period in 2024, none of the three strategic parties engaged in substantive discussions with representatives of Jefferies, executed confidentiality agreement, or met with our management concerning a potential transaction.

On January 24, 2024, representatives of Jefferies contacted representatives of Vista in order to inform them about the sale process.

Between January 25, 2024, and January 30, 2024, the eight financial sponsors, consisting of Vista, Sponsor C, Sponsor E, Sponsor G, Sponsor H, Sponsor I, Sponsor J, and Sponsor K executed confidentiality agreements (or amendments to existing confidentiality agreements), each with a 12-month standstill that would expire upon our entry into a definitive agreement for a sale of our company (none of which included a “don’t ask – don’t waive” provision). Vista executed its confidentiality agreement with us on January 29, 2024.

Between January 28, 2024, and January 30, 2024, we provided the eight financial sponsors that signed confidentiality agreements with confidential information through a virtual data room containing an investor presentation and financial data that included an updated version of our Four Year Forecast (the “Updated Four Year Forecast”), detailed information regarding our annual recurring revenue, bookings, customer churn, sales, pipeline, and expense information, an analysis of opportunities for additional sales to our existing customers, and detailed historical financial information including management analysis. The adjustments from the Four Year Forecast to the Updated Four Year Forecast included reductions in revenue of approximately 1% in each year from 2024 through 2027, and reductions in operating income and EBITDA of approximately 4% in 2024 and 1% in each of 2025 through 2027.

Between February 1, 2024, and February 13, 2024, our management met with all eight financial sponsors (including Vista) to provide presentations regarding our business and opportunities and to answer questions.

On February 2, 2024, the Board of Directors held a regularly scheduled quarterly meeting at which members of our senior management and, for a portion of the meeting, representatives of Jefferies, were present. At this meeting, the Board of Directors reviewed our business and financial performance, our plans, risks and opportunities as an independent company and the other factors described in the section titled “The Merger —Recommendation of the Board of Directors and Reasons for the Merger”, as well as the discussions that had been conducted with potential acquirors and a timeline for meetings between our management and potential acquirors.

On February 5, 2024, Sponsor F contacted Mr. Blessing on an unsolicited basis to discuss our company. Sponsor F began discussions with representatives of Jefferies on February 7, 2024, and learned that proposals were expected soon by potential bidders that were involved in the sale process. On February 13, 2024, Sponsor F indicated that it would not pursue the opportunity. Sponsor F did not engage in substantive discussions with representatives of Jefferies, execute a confidentiality agreement, or meet with our management concerning a potential transaction.

After conducting due diligence and meeting with our management, seven of the eight parties (excluding Vista) indicated informal views of value that approximated the current trading price of our common stock at the time and that they would not be submitting proposals to acquire our company. Between February 13, 2024 and March 1, 2024, the time period during which these views of value were received by us, our closing stock price ranged from $24.34 to $27.47. Those parties that provided rationales for not submitting proposals generally referred to their perceptions of the execution risk arising from the fact that, because we had largely completed the transition of our life science customers from a perpetual license model to a SaaS model, any future growth would primarily rely on our company’s ability to significantly increase sales to new customers and expand sales to existing customers. Specifically, Sponsor C indicated on February 21, 2024 that its valuation would not exceed $27.00 to $28.00 per share, Sponsor J indicated on March 1, 2024 that if it proceeded, it would propose less than $29.00 per share and Sponsor K initially indicated on February 15, 2024, a potential valuation of $30.00 to $31.00 per share, subject to further diligence, but on February 21, 2024, indicated that it would not be making a proposal to acquire us, citing concerns regarding our growth profile.

On February 23, 2024, a representative of a financial sponsor (“Sponsor L”), which had not been contacted as part of the outreach in January and February 2024, communicated on an unsolicited basis to a representative of Jefferies that it had heard rumors of a sale process involving our company and that it was interested in an introduction. On March 4, 2024, Sponsor L subsequently spoke with a representative of Jefferies, but we did not engage in further discussions with Sponsor L in view of the advanced nature of our discussions with Vista and our belief that, based on the consistent feedback that we had received from all of the financial sponsors with whom we had engaged in discussions in 2024, and the fact that Sponsor L had not previously expressed interest in a transaction involving our company, it was unlikely that Sponsor L would ultimately propose a higher valuation than Vista.

On February 25, 2024, Vista submitted a non-binding indication of interest to acquire all of the outstanding shares of our common stock for a price between $29.00 and $30.50 per share in an all-cash transaction (the “February 25 Proposal”), subject to customary due diligence. This valuation range represented a premium of approximately 15% to 21% over our closing stock price on February 23, 2024, and a 17% to 23% premium to the 90-trading day volume-weighted average price as of February 23, 2024. The February 25 Proposal was not contingent on any exclusivity, financing conditions, or any individual signing an employment agreement before the closing of a potential transaction. We provided a copy of the February 25 Proposal to the members of the Board of Directors the following day on Monday, February 26, 2024.

On February 27, 2024, the Strategic Review Committee held a meeting at which other members of the Board of Directors, senior management of our company, and representatives of Fenwick and Jefferies, were present. At the meeting, Mr. Blessing and representatives of Jefferies provided the Strategic Review Committee with an update on the status of the outreaches to potential parties and described the information shared with these potential parties, including the specific commentary provided by Sponsor C, Sponsor J, and Sponsor K, and the fact that the other four parties (other than Vista) indicated informal views of value that approximated the current trading price of our common stock at the time. The committee members, members of our Board of Directors and senior management, and representatives of Jefferies then discussed the February 25 Proposal and our strategic process. Following this discussion, the Strategic Review Committee directed representatives of Jefferies to continue discussions with the parties that had been contacted, and to respond to Vista that we would provide it with more extensive due diligence information, with the expectation that, following due diligence, it would be able to provide a revised, increased proposal that represented a specific price per share rather than a range. In addition, the Strategic Review Committee directed Fenwick to prepare a form of merger agreement that could be provided to Vista.

Subsequently, on February 27, 2024, at the direction of the Strategic Review Committee, a representative of Jefferies contacted representatives of Vista and informed them that we would require Vista to proceed at least at the high end of its range, and that, in support of that, we would provide Vista with more extensive due diligence information. The representative of Vista responded that they would continue to evaluate its proposed price per share and that, in order to do so, they would require meetings with our management to conduct due diligence, and more extensive due diligence materials.

On March 1, 2024, a representative of Sponsor A reached out to a representative of Jefferies, on an unsolicited basis, indicating that Sponsor A was interested in exploring a potential transaction involving our company. Sponsor A had not been among the financial sponsors contacted by representatives of Jefferies as part of the February 2024 outreach in view of Sponsor A’s prior withdrawal of its proposal in 2022, but the representative of Sponsor A indicated to the representative of Jefferies that it had heard market rumors that we might be pursuing a sale process.

On March 1, 2024, Vista and its advisors were provided with access to a comprehensive virtual data room, which included a draft Merger Agreement as well as extensive diligence information.

From March 1, 2024 through April 8, 2024, Vista and its advisors conducted due diligence on our company, including through several meetings between Vista and its advisors and our management at which we answered questions. Representatives of Fenwick and Kirkland & Ellis LLP (“Kirkland”), legal counsel to Vista, were in attendance for certain meetings with respect to legal matters.

On March 8, 2024, Sponsor A indicated to representatives of Jefferies that Sponsor A, who had not at this point received any confidential information from us in connection with our 2024 strategic process, would expect to be able to support a price per share in the “mid-$30s.”

On March 11, 2024, Sponsor A executed an amendment to its confidentiality agreement with us from the 2022 sale process to renew the duration of the agreement and the 12-month standstill obligation (which would expire upon our entry into a definitive agreement for a sale of our company and did not include a “don’t ask – don’t waive” provision).

On March 12, 2024, Sponsor A was provided the same access to non-public due diligence information regarding our company that had been provided to the other interested parties in February 2024, which did not include the more expanded information provided to Vista beginning on March 1, 2024.

On March 14, 2024, Sponsor A submitted requests for additional information regarding our business, and we provided responses to these requests over the course of the week.

On March 18, 2024, Vista and its advisors were provided access, through the virtual data room, to an initial draft of the disclosure letter relating to the draft Merger Agreement.

On March 23, 2024, Sponsor A indicated to representatives of Jefferies that Sponsor A would not be able to proceed at a price per share in excess of $30.00 and would more likely propose a price of $29.00 if it were to make a proposal. We did not engage in further discussions with Sponsor A regarding a potential transaction.

On March 26, 2024, representatives of Vista and Mr. Blessing held a meeting at Vista’s San Francisco office in connection with Vista’s due diligence process. Representatives of Vista discussed Vista’s investment thesis for a transaction and its potential plans with respect to the business, the growth rate of our business, and concerns that Vista had regarding the achievability of our standalone business plan and the Updated Four Year Forecast. Representatives of Vista and Mr. Blessing did not discuss any terms of the potential transaction between Vista and our company and did not discuss any potential go forward role or potential compensation for Mr. Blessing or our management team.

On March 29, 2024, Vista verbally indicated to representatives of Jefferies that it was considering proposing a price of $29.50 per share. Subsequently, Mr. Blessing notified the Board of Directors of this verbal proposal and described to the Board of Directors the information that Vista had provided at the March 26, 2024 meeting regarding its investment thesis and its concerns regarding our growth rates and the achievability of our standalone business plan.

Subsequently, on March 29, 2024, Vista submitted a revised non-binding indication of interest to acquire all of the outstanding shares of our common stock for $29.50 per share in an all-cash transaction (the “March 29 Proposal”), representing a premium of approximately 15% over our 30-trading day volume-weighted average price as of March 28, 2024, and a 16% premium over our 90-trading day volume-weighted average price as of March 28, 2024. This proposal was accompanied by a revised draft of the Merger Agreement and drafts of the Equity Commitment Letter and the Limited Guaranty. The March 29 Proposal was not contingent on any exclusivity, financing conditions, or any individual signing an employment agreement before the closing of a potential transaction. Also on March 29, 2024, representatives of Vista spoke with representatives of Jefferies and indicated that this valuation reflected slower anticipated revenue growth following the completion of our transition to a SaaS model and reliance on other sources of growth including acquiring new customers and increasing our new sales to existing customers.

Among other terms reflected in the revised Merger Agreement that was included with the March 29 Proposal were the following: (i) a termination fee of 3.4% of our equity value payable by us under certain circumstances, instead of the 2.6% provided in the initial draft Merger Agreement that was provided by us in the virtual data room, (ii) a proposal that unvested RSUs of our company remain on their original vesting schedules at closing to be settled in cash at the deal value when and to the extent they vest, and (iii) an obligation for us to reimburse Vista for its expenses if the proposed Merger was terminated as a result of failure to obtain the requisite stockholder vote, up to a cap to be defined.

On March 31, 2024, the Board of Directors held a meeting at which members of our senior management and representatives of Fenwick and Jefferies were present. At the meeting, representatives of Jefferies reviewed with the Board of Directors the March 29 Proposal and the status of the potential transaction with Vista. Representatives of Jefferies also updated the Board of Directors on the status of the outreach to potential counterparties and reviewed with the Board of Directors the Updated Four Year Forecast, research analyst expectations regarding our financial performance, and the trading levels and prices of our common stock. Mr. Blessing informed the Board of Directors that at no point in discussions with Vista did they discuss terms of employment, or management roles, for Mr. Blessing or other members of our senior management. A representative of Fenwick then described the draft Merger Agreement that had been included with the March 29 Proposal, and the Board of Directors directed representatives of Jefferies and Fenwick to communicate to Vista that we would not accept the obligation to reimburse Vista for its expenses if the proposed Merger was terminated as a result of failure to obtain the requisite stockholder vote. The Board of Directors then discussed the March 29 Proposal in light of the risks and opportunities of our business, including the new and increasing execution risks we face as a result of the near completion of SaaS transitions, which would require us to significantly increase the pace of our sales to new customers and expand our sales to existing customers as compared to recent historical trends in order to achieve our growth targets. The Board of Directors and our senior management noted spending fatigue from a cohort of customers recently transitioned to our SaaS platform, and that sales to new customers were unpredictable and involved long sales cycles. The Board of Directors and our senior management also discussed challenges to sustaining our professional services revenue at current levels upon completion of this transition because that a substantial portion of our professional services revenue in recent years had been associated with this transition. The Board of Directors noted that each of these challenges were new, and not ones that we had encountered as we transitioned our customer base to our SaaS platform, and that, as a result, we faced increasing challenges in achieving the revenue targets that had been set forth in the Updated Four Year Forecast and the Projections. Following the discussion, the Board of Directors then directed our senior management and representatives of Jefferies to continue to work with Vista to complete negotiations on the basis of the March 29 Proposal but to seek to obtain a higher price per share from Vista.

On April 1, 2024, the Board of Directors reconvened and, with members of our senior management and representatives of Fenwick and Jefferies present, continued the discussion from the previous day. In connection with this meeting, representatives of Jefferies provided the Board of Directors with a customary disclosure memo, describing certain relationships between Jefferies on the one hand and Model N and Vista and its affiliates on the other hand. The Board of Directors engaged in an extensive discussion of the risks faced by us, and new challenges faced by us as we complete our SaaS transition, including the need to materially increase sales to new customers and expand sales to existing customers to replace growth from our SaaS transition, and risks in achieving these sales. The Board of Directors also discussed new risks to our professional services revenues, including further discussion of the challenges that the Board of Directors had discussed at its meeting on the prior day. In addition, the Board of Directors discussed the perspectives on these matters that had been provided by Vista and other financial sponsors that had been contacted in our strategic process. Further, the Board of Directors reviewed preliminary information regarding our results of operations for the quarter ended March 31, 2024. The Board of Directors noted that the trading price of our common stock had increased since we commenced our strategic process, having closed at $28.47 on March 28, 2024, and discussed the unsolicited inbound inquiries that we had received from Sponsor A and Sponsor L and the possibility that there were market rumors regarding our strategic process. The Board of Directors then further discussed the March 29 Proposal, including the draft Merger Agreement that Vista had provided with this proposal, and a representative of Fenwick reviewed the fiduciary duties of the Board of Directors in evaluating the March 29 Proposal. Mr. Blessing and the other members of management then left the meeting. The Board of Directors continued its discussion and determined that we should continue our discussions with Vista, but seek a higher price per share.

After this Board of Directors meeting, on April 1, 2024, as directed by the Board of Directors, a representative of Jefferies spoke with a representative of Vista and indicated that the Board of Directors would require a higher price per share from Vista to support a transaction.

Between April 1, 2024 and April 7, 2024, representatives of Fenwick and Kirkland exchanged revised drafts of the Merger Agreement, our disclosure letter, the Equity Commitment Letter, and the Limited Guaranty, and negotiated the terms of the Merger Agreement, the Equity Commitment Letter and the Limited Guaranty. On April 1, 2024, we sent a revised draft of the Merger Agreement to Kirkland in which we accepted Vista’s proposals regarding the termination fee payable by us under certain circumstances and the treatment of RSUs to be cash settled to the extent they vest, but rejected the proposal that we reimburse Vista’s expenses if the proposed Merger was terminated as a result of failure to obtain the requisite stockholder vote.

On April 2, 2024, representatives of Jefferies and Vista discussed the per share price proposed by Vista, and the representatives of Vista indicated that they could increase their proposed price to $30.00 per share, but would require that we agree to certain limitations on our ability to operate the business in between signing and closing and to reimburse Vista’s expenses if the proposed Merger was terminated as a result of failure to obtain the requisite stockholder vote, up to a cap of approximately 1% of our equity value.

On April 3, 2024, following discussion with our management and representatives of Fenwick, the Board of Directors directed representatives of Jefferies to communicate to representatives of Vista that we would not be willing to agree to reimburse their expenses. Later that day, Kirkland provided Fenwick with a revised draft of the Merger Agreement that did not include such an expense reimbursement.

From April 4, 2024 through April 7, 2024, senior representatives of Fenwick and Kirkland negotiated the draft Merger Agreement and related disclosure letter. Among other items, the parties negotiated exceptions to the interim operating covenants regarding actions that we could take following the execution of the Merger Agreement.

On April 5, 2024, Jefferies provided the Board of Directors an updated disclosure memo describing certain relationships between Jefferies on the one hand and Model N and Vista and its affiliates on the other hand.

On the morning of April 7, 2024, representatives of Kirkland and representatives of Fenwick completed their negotiation of the Merger Agreement and related disclosure letter, the Equity Commitment Letter and the Limited Guaranty. Afterwards, and prior to the meeting of the Board of Directors described below, representatives of Fenwick delivered the final forms of all such agreements, including the disclosure letter, to the Board of Directors.

Later that day on April 7, 2024, the Board of Directors held a meeting at which members of our senior management and representatives of Fenwick and Jefferies were present. The Board of Directors discussed the terms of the proposed Transaction, and Mr. Blessing again confirmed to the Board of Directors that at no point in discussions with Vista did they discuss terms of employment, or management roles, for Mr. Blessing or other members of our senior management. Representatives of Jefferies reviewed with the Board of Directors the updated long-range plan through 2029 that had been prepared by our management and utilized by Jefferies in its financial analysis which we refer to in this proxy statement as the “Projections” (as more fully described in the section of this proxy statement captioned “The Merger — Certain Financial Projections”). The Board of Directors noted that the Projections were consistent with the Updated Four Year Forecast, except for the addition of projected results for fiscal years 2028 and 2029 and a projection for unlevered free cash flow, and discussed these additions. Following the Board of Directors’ review of the Projections, the Board of Directors approved their use by representatives of Jefferies in its financial analysis. In addition, the Board of Directors reviewed and discussed the preliminary information regarding our results of operations for the quarter ended March 31, 2024, and projected financial information for fiscal 2024 and 2025, as more fully described in the section of this proxy statement captioned “The Merger — Certain Financial Projections”, and in each case that had been previously reviewed at the meeting on April 1, 2024. Representatives of Jefferies reviewed with the Board of Directors Jefferies’ financial analyses of our company and rendered Jefferies’ opinion to the Board of Directors to the effect that, as of April 7, 2024, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken as described in its opinion, the Merger Consideration to be received by the holders of shares of our company’s common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Jefferies’ opinion is more fully described in the section of this proxy statement titled “The Merger—Opinion of Model N’s Financial Advisor.” The representatives of Jefferies and members of senior management then left the meeting. A representative of Fenwick then reviewed with the Board of Directors its fiduciary duties with respect to its consideration of the Transactions and summarized the terms of the Merger Agreement and related disclosure letter, the Equity Commitment Letter and the Limited Guaranty, final forms of which had been provided to the Board of Directors. A representative from Fenwick then reviewed with the Board of Directors the Jefferies disclosure memo that had been previously circulated to the Board of Directors describing Jefferies’ previous engagements with our company and Vista and the fees received by Jefferies in connection with such engagements. The Board of Directors then discussed the Proposed Transactions (including the risks faced by us as an independent company, and the other factors described in the section titled “The Merger — Recommendation of the Board of Directors and Reasons for the Merger”). Following this discussion, the members of the Board of Directors unanimously (i) determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of us and our stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) directed the Merger Agreement be submitted to our stockholders for their adoption, and (iv) subject to the provisions of the Merger Agreement, resolved to recommend the adoption of the Merger Agreement by our stockholders.

Subsequently, on April 7, 2024, we and Vista and its affiliates executed the Merger Agreement, the Equity Commitment Letter, and the Limited Guaranty.

On April 8, 2024, we issued a press release announcing our entry into the Merger Agreement before the opening of trading on NYSE on April 8, 2024.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously (1) determined that the Merger Agreement and the Transactions are and fair to, advisable and in the best interests of Model N and its stockholders; (2) approved and declared advisable the Merger Agreement and the Transactions, including the Merger; (3) directed that the Merger Agreement be submitted to Model N’s stockholders for their adoption; and (4) subject to the provisions of the Merger Agreement, resolved to recommend the adoption of the Merger Agreement by Model N’s stockholders.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Reasons for the Merger

In evaluating the Merger Agreement and the Transactions, including the Merger, the Board of Directors consulted with outside legal counsel, its financial advisors and Model N’s senior management. At the conclusion of its review, the Board of Directors unanimously (i) determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of Model N and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) directed the Merger Agreement be submitted to Model N’s stockholders for their adoption, and (iv) subject to the provisions of the Merger Agreement, resolved to recommend the adoption of the Merger Agreement by Model N’s stockholders. In reaching their decision to approve the Merger Agreement, and in recommending that Model N’s stockholders vote in favor of the adoption of the Merger Agreement, the Board of Directors considered numerous positive factors relating to the Merger Agreement, the Merger and the other Transactions, including the following material factors (which factors are not necessarily exhaustive or presented in order of relative importance):

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Business, Financial Condition, Challenges and Prospects. The Board of Directors considered Model N’s current, historical and prospective financial condition and results of operations, competitive position, assets, business and prospects, including certain long-term financial projections for Model N prepared by members of its senior management and which the Board of Directors reviewed and approved (discussed in the section of this proxy statement captioned “—Background of the Merger” and “—Certain Financial Projections”). The Board of Directors also considered the potential opportunity to create value through continued execution of Model N’s stand-alone plan, including the execution risks and uncertainties associated with executing Model N’s stand-alone plan. The Board of Directors considered the (i) new and increasing execution risks Model N faces as a result of the near completion of SaaS transitions, which would require Model N to significantly increase the pace of its sales to new customers and expand its non-SaaS transition sales to existing customers as compared to recent historical trends in order to achieve its growth targets; (ii) spending fatigue from a cohort of customers recently transitioned to its SaaS platform; (iii) the fact that sales to new customers were unpredictable and involved long sales cycles; and (iv) challenges to sustaining its professional services revenue at current levels upon completion of this SaaS transition because a substantial portion of its professional services revenue in recent years had been associated with this transition. The Board of Directors considered that each of these challenges were new, and not ones that Model N had encountered as it transitioned its customer base to the SaaS model, and that, as a result, Model N faced increasing challenges in achieving the revenue targets that had been set forth in the Updated Four Year Forecast and the Projections. In addition, the Board of Directors considered the need for acquisitions by Model N to expand its total addressable market and product offerings and add scale, and the challenges faced by Model N in financing and executing acquisitions as a small public company. The Board of Directors also considered the other risk factors to Model N’s business and prospects as set forth in Model N’s Quarterly Report on Form 10-Q filed with the SEC on February 6, 2024.

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Attractive Value. The Board of Directors considered the fact that the Merger Consideration represented compelling risk-adjusted value for the shares of Model N common stock, and after a robust sales process, believed that the Merger Consideration represented the best value reasonably available for Model N stockholders, while providing an opportunity, in certain circumstances, to consider an unsolicited Superior Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement — No Solicitation”) made after the signing of the Merger Agreement.

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Implied Premium. The Board of Directors considered the current and historical market prices, volatility and trading information with respect to shares of Model N common stock, including the fact that the Merger Consideration of $30.00 per share represented (i) a premium of approximately 23% to the 30-trading day volume-weighted average closing share price as of the close of trading on January 10,

2024, the day prior to authorizing Jefferies to contact potential acquirors, and (ii) a premium of approximately 17% over the volume-weighted average closing share price of $25.62 over the 90-trading day period preceding and including April 5, 2024. The Merger Consideration of $30.00 per share represented a total enterprise valuation of approximately $1.25 billion, which was (i) 5x total preliminary revenues from the last twelve months ended March 31, 2024 and (ii) 28x preliminary adjusted EBITDA from the last twelve months ended March 31, 2024.

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Certainty of Value. The Board of Directors considered the fact that the cash consideration provides Model N stockholders with immediate liquidity and certainty of value. The Board of Directors believed this certainty of value was compelling, especially when viewed against the risks and uncertainties associated with Model N’s go-forward standalone strategy as described above and the potential impact of such risks and uncertainties on the future trading price of Model N’s common stock.

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Solicitation Process Prior to Merger Agreement. The Board of Director’s robust transaction process, together with the Model N’s advisors, for soliciting and responding to offers from potential counterparties that were believed to be the most willing and able to pay for the highest price for the Model N common stock, including the fact that 11 parties, consisting of three strategic partners and eight financial sponsors, were contacted or solicited during such process for exploring a potential transaction in an effort to obtain the best value reasonably available to stockholders and two parties reached out to Model N without solicitation, eight of which entered into confidentiality agreements with Model N and were provided with an opportunity to conduct due diligence, including conducting management diligence sessions with members of Model N’s management. For more details on Model N’s solicitation process prior to the Merger Agreement, please see the section of this proxy statement captioned “—Background of the Merger.”

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Indications of Valuation from Other Participants in our Solicitation Process. The Board of Directors considered the fact that several participants in our strategic process, as well as other parties in 2023, indicated that, if they were to make a proposal for an acquisition of us, their respective valuations of us would be at levels that were lower than $30.00 per share, and that these and other participants cited concerns that were consistent with the risks and challenges described above.

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Negotiation Process. The Board of Directors considered the fact that the terms of the Merger were the result of robust, arm’s length negotiations conducted by Model N at the direction of the Board of Directors and its Strategic Review Committee, and with the assistance of independent financial advisors and outside legal counsel. The Board of Directors also considered the enhancements that Model N and its advisors were able to obtain as a result of negotiations with Vista and its financial and legal advisors, including the increase in Vista’s proposed acquisition price from its March 29 Proposal of $29.50 per share in cash to $30.00 per share in cash, as further described in the section of this proxy statement captioned “—Background of the Merger,” and improvement in the terms and conditions of the Merger Agreement from the terms and conditions originally sought by Vista. The Board of Directors believed that the Merger Consideration of $30.00 per share in cash represented Vista’s best and final offer and the best value that Model N could reasonably obtain from Vista for the shares of Model N common stock, taking into account (i) Vista’s statements and reputation as a bidder; (ii) the Board of Director’s assessment, after consultation with its financial advisor, that other parties did not have the interest in, or capability to, acquire Model N at a higher price, including based on the regulatory, financing and other execution risks applicable to each party; and (iii) the Board of Directors’ familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of Model N on a historical and prospective basis and its assessment of associated risks, including execution risks with respect to Model N’s business plan and growth targets. The Board of Directors believed, after consultation with its financial advisor, that further negotiations would have created a risk of causing Vista to abandon the Transactions altogether or materially delaying the entry into definitive transaction agreements with respect to the Transactions, that it was unlikely that any other potential acquiror would be willing and able to acquire Model N at a price in excess of the Merger Consideration even if Model N were to conduct additional outreach, and that it was unlikely that any other potential counterparties would be willing and able to consummate a transaction with Model N that the Board of Directors would view as more value-maximizing for Model N’s stockholders than the proposed transaction with Parent.

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Strategic Alternatives. The Board of Directors considered the risks and potential benefits associated with other strategic alternatives and the potential for stockholder value creation associated with those alternatives, including a sale to another potential counterparty, the continuation of the Model N’s business plan as an independent public company or potential expansion opportunities through acquisitions and combinations of Model N with other businesses, which the Board of Directors believed would be challenging to meaningfully pursue as a small-cap public company. After a thorough review of strategic alternatives and discussions with management and Model N’s financial and legal advisors, the Board of Directors determined that the Merger Consideration is more favorable to Model N stockholders than the potential value that might result from other available strategic options, particularly in light of the execution risks and growth constraints as a standalone public company, as described above.

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Fairness Opinion of Financial Advisor. The Board of Directors considered the financial analysis of the Merger Consideration reviewed by representatives of Jefferies with the Board of Directors as well as the opinion of Jefferies rendered to the Board of Directors on April 7, 2024, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of shares of Model N common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “—Opinion of Model N’s Financial Advisor.”

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Timing and Likelihood of Consummation. The Board of Directors considered the timing and likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

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the fact that Parent and Merger Sub obtained committed equity financing for the Transactions (which, together with Model N’s cash on hand, will be sufficient to finance the Transactions), the limited number and nature of the conditions to the equity financing, and the fact that Parent did not require separate debt financing to consummate the Transactions;

•	the limited conditions to Parent’s obligation to consummate the Merger as provided by the Merger Agreement, including the absence of a financing condition;

•	no anticipated substantive issues expected in connection with the required regulatory approvals and the meaningful obligation of Parent to obtain such regulatory approval;

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Model N’s ability, under certain circumstances pursuant to the Merger Agreement and the Equity Commitment Letter, to seek specific performance of Parent’s obligation to cause the equity commitments to Parent to be funded pursuant to the Equity Commitment Letter and to seek specific performance to prevent breaches of the Merger Agreement and enforce specifically the terms of the Merger Agreement; and

•	the business reputation, capabilities and financial condition of Vista.

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Other Terms of the Merger Agreement. The Board of Directors considered other terms of the Merger Agreement, as more fully described under the section of this proxy statement captioned “The Merger Agreement,” including:

•	Model N’s ability, under certain circumstances, to furnish information to, and conduct negotiations with, third parties submitting unsolicited alternative acquisition proposals.

•	The ability of the Board of Directors, under certain circumstances, to change, withdraw or modify the recommendation that our stockholders vote in favor of the adoption of the Merger Agreement.

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The ability of the Board of Directors, under certain circumstances, to terminate the Merger Agreement to enter into a definitive agreement with respect to a superior proposal. In that regard, the Board of Directors believed that the termination fee payable by Model N in such instance in accordance with the terms of the Merger Agreement was reasonable, consistent with or below similar fees payable in comparable transactions, and not preclusive of other offers.

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The remedies available to Model N under the Merger Agreement including the rights of Model N to specific performance and, in the event the Merger is not consummated, monetary damages and the fact that the Merger Agreement provides that Vista could be liable for breaches under the Merger Agreement up to the Parent Liability Limit.

•	The scope of the representations, warranties and covenants being made by Model N and Parent.

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The terms of the Merger Agreement provide Model N with sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement.

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Appraisal Rights. The Board of Directors considered the fact that statutory appraisal rights under Delaware law in connection with the Merger will be available to stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock and otherwise fully comply with all required procedures under Section 262 of the DGCL. For more information on appraisal rights, please see the section of this proxy statement captioned “—Appraisal Rights.”

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Opportunity of Our Stockholders to Vote; Rights to Adjourn or Postpone to Solicit Additional Proxies. The Board of Directors considered the fact that the Merger would be subject to the approval of our stockholders, and that our stockholders would be free to evaluate the Merger and vote for or against the approval of the Merger Proposal at the Special Meeting. In addition, the Board of Directors considered the fact that Model N could require the adjournment or postponement of the Special Meeting, upon the terms and subject to the conditions specified in the Merger Agreement, for the absence of a quorum at the Special Meeting or to allow additional solicitation of votes in order to obtain the adoption of the Merger Agreement by holders representing at least a majority of the outstanding shares of our common stock entitled to vote thereon.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board of Directors, in consultation with Model N’s senior management, outside legal counsel and financial advisors, also considered the risks and potentially negative factors relating to the Merger Agreement, the Merger and the other Transactions, including the following material factors (which factors are not necessarily exhaustive or presented in order of relative importance):

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No Ongoing Equity Interest in Model N. The Board of Directors considered the fact that Model N’s public stockholders will have no ongoing equity interest in the surviving corporation following the Merger, meaning that Model N’s stockholders will cease to participate in Model N’s potential future earnings or growth and will not benefit from any future increase in the value of Model N following completion of the Merger.

Inability to Solicit Takeover Proposals. The Board of Directors considered the fact that the Merger Agreement contains covenants prohibiting Model N from soliciting other potential acquisition proposals and restricting its ability to entertain other potential acquisition proposals unless certain conditions are satisfied. The Board of Directors also considered the fact that the Merger Agreement requires Model N to provide Parent with an opportunity to match Superior Proposals received from other parties, which may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Model N.

•	The Termination Fee. The Board of Directors considered the fact that Model N may be required to pay a termination fee of $43,167,695 to Parent if the Merger Agreement is terminated under certain circumstances, including in connection with Model N accepting a Superior Proposal or due to the Board of Directors changing or withdrawing its recommendation in favor of the Merger.

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Effect of Announcement. The Board of Directors considered the potential effect of the public announcement of the Transactions on Model N’s employees, operations and business partners and stock price, as well as its ability to attract and retain key personnel while the Merger is pending.

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Interim Operating Covenants. The Board of Directors considered the fact that the Merger Agreement imposes restrictions on the conduct of Model N’s business prior to the consummation of the Merger, requiring Model N to conduct its business according to its ordinary course of business consistent with past practice and refrain from taking certain specified actions without Parent’s prior written consent. The Board of Directors considered that such restrictions may potentially delay or prevent Model N from pursuing business strategies or opportunities that may arise while the Merger is pending.

•	Risks That the Merger May Not Be Approved by Our Stockholders. The Board of Directors considered the possibility that the Merger Proposal will not be approved by Model N’s stockholders.

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Risks That the Merger Might Be Delayed or Not Be Completed At All. The Board of Directors considered the fact that there can be no assurance that all conditions to the parties’ obligations under the Merger Agreement will be satisfied on a timely basis or at all. Furthermore, the Board of Directors considered the risks and costs to Model N if the Merger is not consummated in the anticipated timeframe or at all, including the diversion of Model N’s management and employees’ attention, potential employee attrition, the potential effect on vendors, partners, licensors and others that do business with Model N; and the potential effect on the trading price of the shares of Model N’s common stock.

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Transaction Costs. The Board of Directors considered the fact that significant costs have been and will continue to be incurred in connection with negotiating and entering into the Merger Agreement and completing the Merger, and that substantial time and effort of Model N’s management and certain other key employees will be required, potentially resulting in disruptions to the operation of Model N’s business. If the Merger is not consummated, Model N will be required to pay its own expenses associated with the Merger Agreement, and the resulting public announcement of the termination of the Merger Agreement could affect the trading price of Model N’s common stock.

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Potential Conflicts of Interest. The Board of Directors considered the potential conflicts of interest created by the fact that Model N’s executive officers and directors may have interests in the Merger that may be different from or in addition to those of other stockholders, as described in the section of this proxy statement captioned “—Interests of Model N’s Directors and Executive Officers in the Merger.”

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Regulatory Approval and Risks of Pending Actions. The Board of Directors considered the fact that the completion of the Merger requires certain regulatory clearances, which could subject the Merger to unforeseen delays and risk.

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Cap on Parent Liability. That the Merger Agreement provides that the maximum aggregate liability of Parent for breaches under the Merger Agreement will not exceed, in the aggregate for all such breaches, the Parent Liability Limit.

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Tax Treatment. The Board of Directors considered the fact that the receipt of cash by our stockholders in exchange for our common stock as a result of the Merger generally will be taxable to our stockholders for U.S. federal income tax purposes (as further described in the section of this proxy statement captioned “—U.S. Federal Income Tax Considerations of the Merger”).

The Board of Directors believed that, overall, the potential benefits of the Merger to Model N’s stockholders substantially outweighed the risks and uncertainties of the Merger.

The foregoing discussion of factors considered by the Board of Directors contains the material factors considered by the Board of Directors, but is not in any way intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Each member of the Board of Directors applied his or her own business judgment to the process and may have given different weight to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor or any particular aspect of a factor supported or did not support its ultimate determination. Rather, the Board of Directors based its recommendation on the totality of the information presented.

Opinion of Model N’s Financial Advisor

Model N retained Jefferies as its financial advisor in connection with a possible sale, disposition or other business transaction involving Model N. In connection with this engagement, Model N requested that Jefferies evaluate the fairness, from a financial point of view, to holders of shares of Model N common stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. At a meeting of the Board of Directors held on April 7, 2024, Jefferies rendered its opinion to the Board of Directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of shares of Model N common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. Model N encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Board of Directors (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Model N, nor did it address the underlying business decision by Model N to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Board of Directors or any holder of shares of Model N common stock should act or vote on the Merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft, dated April 7, 2024, of the Merger Agreement;

•	reviewed certain publicly available financial and other information about Model N;

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reviewed certain information furnished to Jefferies and approved for Jefferies’ use by Model N’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Model N (as described in the section of this proxy statement titled “The Merger – Certain Financial Projections”, the “Projections”);

•	held discussions with members of senior management of Model N concerning the matters described in the second and third bullets above;

•	reviewed the share trading price history and valuation multiples for Model N common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by Model N or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of Model N that it was not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In Jefferies’ review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Model N, and Jefferies was not furnished with and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections. Jefferies did not evaluate the solvency or fair value of Model N or any other entity under any laws relating to bankruptcy, insolvency or similar matters.

With respect to the financial forecasts provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and assumed, that the Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Model N as to the future financial performance of Model N and the other matters covered thereby. Jefferies expressed no opinion as to the Projections or the assumptions on which they were based.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies became aware after the date thereof.

Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Model N, and Jefferies assumed the correctness in all respects material to its analyses and opinion of all legal, regulatory, accounting and tax advice given to Model N and its Board of Directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Model N or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to Model N and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of Model N common stock. Jefferies assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on Model N, Parent or the contemplated benefits of the Merger or that otherwise would be material in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Model N, nor did it address the underlying business decision by Model N to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of Model N common stock should vote on the Merger or any matter related thereto. Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Model N or any other party, other than the holders of shares of Model N common stock. Jefferies expressed no view or opinion as to the price at which shares of Model N common stock would trade or otherwise be transferrable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of Model N’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration to be received by holders of shares of Model N common stock or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.

In connection with rendering its opinion to the Board of Directors, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected transactions analyses summarized below, no company used as a comparison was identical or directly comparable to Model N. These analyses necessarily involved complex considerations and judgments concerning financing characteristics and other factors that could affect the public trading or other values of the companies concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Model N in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Model N. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of Model N or its businesses or securities.

The terms of the Merger were determined through negotiations between Model N, on one hand, and Parent and Merger Sub, on the other hand, and the decision by Model N to enter into the Merger Agreement was solely that of the Board of Directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the Board of Directors in its evaluation of the Merger Consideration and should not be viewed as determinative of the views of the Board of Directors or Model N management with respect to the Merger or the Merger Consideration payable in the Merger.

Financial Analyses

The summary of the financial analyses described in this section is a summary of the material financial analyses reviewed with the Board of Directors and performed by Jefferies in connection with its analyses and opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 5, 2024, and is not necessarily indicative of current or future market conditions.

Selected Public Companies Analysis

Jefferies reviewed publicly available financial, stock market and operating information of Model N and the following six selected publicly traded companies in the vertical software industry that have financial and operating characteristics that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected companies”:

•	Alarm.com Holdings, Inc.

•	Blackbaud, Inc.

•	Heath Catalyst, Inc.

•	Instructure Holdings, Inc.

•	IQVIA Holdings Inc.

•	MeridianLink, Inc.

Jefferies reviewed, among other information and to the extent publicly available, enterprise values (“EVs”) of the selected companies, calculated as fully diluted equity values based on closing stock prices on April 5, 2024, plus total debt, preferred equity and non-controlling interests, minus investments in affiliates, cash and cash equivalents, as a multiple of each company’s estimated revenue and earnings before interest, taxes, depreciation and amortization, unburdened by stock-based compensation expense and burdened by capitalized software, as applicable (“EBITDA”), for the calendar years 2024 and 2025, which we refer to as CY 2024E and CY 2025E, respectively. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.

The financial data reviewed included the following:

Selected Public Companies Analysis

Enterprise Value Multiples
Financial Metric	Hi	Low	Mean	Median
CY 2024E Revenue	5.9x	1.0x	3.9x	3.9x
CY 2025E Revenue	5.4x	0.9x	3.6x	3.7x
CY 2024E EBITDA	21x	12x	17x	16x
CY 2025E EBITDA	20x	11x	14x	14x

Jefferies applied a selected range of enterprise value to estimated revenue multiples of 4.0x to 6.0x and 3.5x to 5.5x and a selected range of enterprise value to estimated EBITDA multiples of 14x to 22x and 11x to 20x to corresponding data of Model N based on the Projections for estimated revenue and estimated EBITDA for CY 2024E and CY 2025E, respectively (and, in the case of estimated EBITDA, unburdened by stock based compensation expense and burdened by capitalized software), to determine ranges of implied enterprise values for Model N. Jefferies then subtracted Model N’s net debt as of December 31, 2023 to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Model N common stock outstanding, as provided by Model N management, to calculate a range of implied per share equity values for Model N. Net debt and fully diluted shares of Model N common stock outstanding calculations were adjusted to include the expected conversion of dilutive instruments and applicable make-whole premiums anticipated as a result of the Merger. This analysis indicated the reference ranges of implied per share equity values set forth in the table below, in each case as compared to the Merger Consideration of $30.00 per share.

Selected Public Companies Analysis

Financial Metric	Implied Per Share Equity Value Reference Range	Merger Consideration
CY 2024E Revenue	$25.81 - $38.37	$30.00
CY 2025E Revenue	$24.85 - $38.67	$30.00
CY 2024E EBITDA	$19.12 - $29.83	$30.00
CY 2025E EBITDA	$19.08 - $34.29	$30.00

No company utilized in the selected public companies analysis is identical to Model N. In evaluating the selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Model N’s and Jefferies’ control.

Selected Transactions Analysis

Jefferies reviewed publicly available financial, stock market and operating information of Model N and company filings, definitive proxy statements, press releases and Wall Street research relating to the following 12 historical M&A transactions, announced since July 2020, involving companies in the software industry that have financial and operating characteristics that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected transactions”:

Selected Transactions Analysis

Date Announced	Target	Acquiror
September 2023	NextGen Healthcare, Inc.	Thoma Bravo
August 2023	Avid Technology, Inc.	Symphony Technology Group, LLC
May 2022	Black Knight, Inc.	Intercontinental Exchange, Inc.
April 2022	CDK Global, Inc.	Brookfield Business Partners
December 2021	Cerner Corp	Oracle Corporation
November 2021	athenahealth Inc.	Bain Capital / Hellman & Friedman
August 2021	Inovalon Holdings, Inc.	Nordic Capital / Insight Partners
February 2021	Core Logic, Inc.	Insight Partners / Stone Point Capital
December 2020	RealPage, Inc.	Thoma Bravo
December 2020	BioTelemetry, Inc.	Royal Phillips
August 2020	OSIsoft	Aveva Group plc
July 2020	Majesco	Thoma Bravo

The financial data reviewed included the following:

Enterprise Value Multiples
Financial Metric	Hi	Low	Mean	Median
LTM Revenue	12.0x	2.6x	6.7x	5.7x
LTM EBITDA	36x	12x	22x	21x

Jefferies applied a selected range of enterprise value to the last twelve months (“LTM”) revenue and LTM EBITDA multiples derived from the selected transactions analysis of 3.0x to 6.0x and 15x to 22x, respectively, to the LTM revenue and LTM EBITDA of Model N for the twelve months ended March 31, 2024, to determine a range of implied enterprise values for Model N. Jefferies then subtracted Model N’s net debt as of December 31, 2023 to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Model N common stock outstanding, as provided by Model N management, to calculate a range of implied per share equity values. Net debt and fully diluted shares of Model N common stock outstanding calculations were adjusted to include the expected conversion of dilutive instruments and applicable make-whole premiums anticipated as a result of the Merger. This analysis indicated the reference ranges of implied per share equity values set forth in the table below, in each case as compared to the Merger Consideration of $30.00 per share.

Selected Transactions Analysis

Financial Metric	Implied Per Share Equity Value Reference Range	Merger Consideration
LTM Revenue	$18.50 - $36.49	$30.00
LTM EBITDA	$16.17 - $23.54	$30.00

No transaction utilized as a comparison in the selected transactions analysis is identical to the Merger. In evaluating the Merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of Model N and Jefferies.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis of Model N by calculating the estimated present value of the stand-alone unlevered free cash flows that Model N was forecasted to generate during the fiscal years ending September 30, 2024, through September 30, 2029, based on the Projections. The terminal values of Model N were calculated by applying a selected range of perpetuity growth rates of 3.5% to 5.5% to Model N’s estimated terminal year unlevered free cash flows, based on the Projections and per management guidance. The present values of the unlevered free cash flows and terminal values of Model N were then calculated using a selected discount rate range of 10.0% to 11.0%, based on an estimate of Model N’s weighted average cost of capital, to determine a range of implied enterprise values for Model N. Jefferies then subtracted Model N’s estimated net debt as of June 30, 2024, to calculate a range of implied equity values, and divided the result by the number of fully diluted outstanding shares of Model N common stock outstanding, as provided by Model N management, to calculate a range of implied per share equity values for Model N. This analysis indicated a reference range of implied per share equity values of $22.08 to $33.62 per share, as compared to the Merger Consideration of $30.00 per share.

Miscellaneous

Model N has agreed to pay Jefferies for its financial advisory services in connection with the Merger an aggregate fee based upon a percentage of the transaction value of the Merger, which fee is estimated as of the date of this proxy statement to be approximately $18.5 million, a portion of which became payable upon delivery of Jefferies’ opinion to the Board of Directors (and is not contingent upon the closing of the Merger) and the remainder of which is payable contingent upon the closing of the Merger. In addition, Model N agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

As the Board of Directors was aware, during the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates have provided investment banking services to Model N for which Jefferies and its affiliates have received compensation of approximately $2.1 million. As the Board of Directors was also aware, during the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates have provided financial advisory and financing services to Vista and/or its affiliates and/or portfolio companies, for which

Jefferies and its affiliates have received compensation of approximately $15.6 million. Jefferies and its affiliates may provide financial advisory and/or financing services to Model N, Vista and/or their respective affiliates and/or portfolio companies in the future, for which services Jefferies and its affiliates would expect to receive compensation. Jefferies maintains a market in the securities of Model N and in the ordinary course of Jefferies’ business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of Model N, Vista and/or their respective affiliates and/or portfolio companies for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.

Jefferies was selected as Model N’s financial advisor in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in mergers and acquisition transactions and based on its familiarity with Model N’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Financial Projections

Other than in connection with Model N’s regular earnings press releases and related investor communications, Model N’s management does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, or results of operations, earnings or other results, due to, among other things, the inherent difficulty and subjectivity of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized.

In connection with the evaluation of the proposed transaction with Parent and the other strategic alternatives being considered by the Board of Directors in 2024, Model N’s management prepared certain non-public, unaudited financial projections for fiscal years 2024 through 2029 (the “Projections”), which were reviewed by the Board of Directors. The Projections were prepared based on Model N’s continued operation as a stand-alone company and do not take into account the Merger, including the effect of any business or strategic decision or action that has been or will be taken as a result of the execution of the Merger Agreement. In addition, financial projections through 2027 that were consistent with the Projections (except such financial projections did not include unaudited financial projections for fiscal years 2028 and 2029, and did not include unlevered free cash flow) were provided in 2024 to participants in the strategic process, including Parent, for the purposes of their due diligence review of Model N.

The Projections are not being included in this proxy statement to influence any stockholder’s decision on how to vote with respect to the Merger Proposal, but instead are being included because the Projections were provided to the Board of Directors to evaluate the transactions contemplated by the Merger Agreement and the other strategic alternatives considered by the Board of Directors, and were approved by the Board of Directors to be used by Jefferies in connection with its financial analyses and opinion, as described in the section of this proxy statement captioned “—Opinion of Model N’s Financial Advisor.” In particular, in considering the Projections in light of Model N’s prospects as a standalone company at meetings of the Board of Directors held on March 31, 2024, April 1, 2024 and April 7, 2024, the Board of Directors, with the assistance of senior management, evaluated the present risks to our achievement of the Projections, including the (i) new and increasing execution risks Model N faces as a result of the near completion of SaaS transitions, which would require us to significantly increase the pace of our sales to new customers and expand our non-SaaS transition sales to existing customers as compared to recent historical trends in order to achieve our growth targets; (ii) spending fatigue from a cohort of customers recently transitioned to our SaaS platform; (iii) the fact that sales to new customers were unpredictable and involved long sales cycles; and (iv) challenges to sustaining our professional services revenue at current levels upon completion of this SaaS transition because a substantial portion of our professional services revenue in recent years had been associated with this transition as described in the sections of this proxy statement captioned “—Background of the Merger” and “—Reasons for the Merger.”

Model N is summarizing the Projections in this proxy statement to provide our stockholders with access to certain non-public, unaudited, risk-adjusted prospective financial information that was prepared for the Board of Directors for the purposes described above.

Cautionary Note About the Projections

The Projections, while necessarily presented with numerical specificity, were based on numerous variables and financial, operating and commercial assumptions, developed solely using the information available to Model N’s management at the time, that were inherently uncertain and many of which were beyond Model N’s control. Important factors that may affect actual results and cause the Projections not to be achieved include Model N’s delays in closing customer contracts; Model N’s ability to improve and sustain its sales execution, including increasing bookings and growing revenues; the timing of new orders and the associated revenue recognition; adverse changes in general economic or market conditions; delays or reductions in information technology spending and resulting variability in customer orders from quarter to quarter; competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors and new applications and marketing initiatives by Model N’s competitors; Model N’s ability to increase and manage its growth effectively; acceptance of Model N’s applications and services by customers; success of new products; the risk that the strategic initiatives that Model N may pursue will not result in significant future revenues; changes in health care regulation and policy and tax in the United States and worldwide; Model N’s ability to retain customers; and adverse impacts on Model N’s business and financial condition due to macroeconomic and geopolitical factors, such as inflation, rising interests, pandemics, banking system instability and geopolitical conflicts, and other risk factors set forth in Model N’s most recent Quarterly Report on Form 10-Q and Model N’s Annual Report on Form 10-K filed with the SEC on November 17, 2023. There can be no assurance of the size and growth potential of the markets for our products and planned products, our ability to serve those markets and the rate and degree of market acceptance of our products, and it is possible that other products will be preferable. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections do not take into account any circumstances or events occurring after the date that they were prepared, do not give effect to the Merger (including the announcement thereof), and may be affected by Model N’s ability to achieve strategic goals, objectives and targets over the applicable period. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections.

Because the Projections reflect estimates and judgments, they are susceptible to sensitivities and assumptions, as well as multiple interpretations based on actual experience and business developments. The Projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The Projections are not, and should not be considered to be, a guarantee of future operating results. Further, the Projections are not fact and should not be relied upon as being necessarily indicative of our future results.

In light of the foregoing factors and the uncertainties inherent in the Projections, our stockholders are cautioned not to place undue, if any, reliance on the Projections. The Projections were not prepared with a view toward public disclosure. The inclusion of the Projections in this proxy statement should not be regarded as an indication that Model N or any of its affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such or construed as financial guidance. Further, the inclusion of the Projections in this proxy statement does not constitute an admission or representation by Model N or any of its affiliates that the information presented is material. Neither Model N nor any of its affiliates assumes any responsibility for the accuracy of this information. Model N does not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law.

MODEL N DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE NO LONGER APPROPRIATE.

Neither Model N nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation or warranty to any of our stockholders or other person regarding the ultimate performance of Model N compared to the information contained in the Projections or that the Projections will be achieved. Model N makes and has made no representation to Parent or Merger Sub, in the Merger Agreement or otherwise, concerning the Projections. The Projections are subjective in many respects and are thus subject to interpretation. Please also refer to the section of this proxy statement captioned “Forward-Looking Statements.”

The Projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Model N may not be comparable to similarly titled amounts used by other companies. The financial measures included in the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Board of Directors or Jefferies. The Projections included in this document have been prepared by, and are the responsibility of, Model N’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement relates to Model N’s previously issued financial statements. It does not extend to the Projections and should not be read to do so.

The following table presents a summary of the Projections (in millions):

	Fiscal year ended September 30,
	2024	2025	2026	2027	2028	2029
Total Revenue	$264	$288	$323	$368	$405	$428
Total Gross Profit	$164	$186	$213	$250	$275	$295
Operating Income(1)	$50	$66	$87	$115	$133	$147
Adjusted EBITDA(2)	$51	$67	$88	$116	$134	$148
Unlevered Free Cash Flow(3)	$17	$24	$44	$51	$73	$79

(1)

Operating income is a non-GAAP financial measure defined as GAAP operating income / (loss) without any deduction for stock-based compensation or amortization expenses related to recently acquired intangible assets.

(2)

Adjusted EBITDA is a non-GAAP financial measure defined as net income / (loss), adjusted for depreciation and amortization, stock-based compensation expense, interest expenses, interest income, other income (expenses), net, and provision for income taxes.

(3)

Unlevered free cash flow is a non-GAAP financial measure defined as Adjusted EBITDA minus stock-based compensation expense, minus tax expense (assuming a tax rate of 25%), minus capital expenditures and minus changes in net working capital.

Interests of Model N’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, including as described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating, negotiating and approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Model N’s stockholders.

Model N’s executive officers since May 8, 2024 (referred to in this section as “executive officers”) are as follows:

Name	Position
Jason Blessing	Chief Executive Officer and Board member
John Ederer	Chief Financial Officer
Mark Anderson	Chief Services Officer
Suresh Kannan	Chief Product Officer
Chris Lyon	Chief Revenue Officer
Rehmann Rayani	Chief Strategy and Marketing Officer
Laura Selig	Chief People Officer

Consideration Payable for Outstanding Shares

Model N’s directors and executive officers who own shares of our common stock will receive in the Transactions the same Merger Consideration, on the same terms and conditions, as the other stockholders of Model N, as described in the section of this proxy statement captioned “—Merger Consideration.”

The following table sets forth the number of issued and outstanding shares of our common stock beneficially owned as of May 8, 2024 by each of Model N’s directors and executive officers.

For purposes of the table below, the number of shares of our common stock excludes shares of our common stock that are subject to outstanding Company RSU Awards and Company PRSU Awards.

Name	Shares Beneficially Owned (#)	Cash Consideration for Shares Beneficially Owned ($)
Jason Blessing	389,689	11,690,670
John Ederer	42,117	1,263,510
Mark Anderson	101,964	3,058,920
Suresh Kannan	70,324	2,109,720
Chris Lyon	59,149	1,774,470
Tim Adams	27,048	811,440
Baljit Dail	55,665	1,669,950
Kimberly DeCarlis	11,605	348,150
Melissa Fisher	52,211	1,566,330
Manisha Shetty Gulati	7,640	229,200
Alan Henrick	29,355	880,650
Scott Reese	26,840	805,200
Dave Yarnold	22,012	660,360

Treatment of Equity Awards

At the Effective Time, (x) each outstanding Vested Company RSU Award will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the total number of shares of our common stock underlying such Vested Company RSU Award and (ii) the Merger Consideration, (y) each outstanding Unvested Company RSU Award will be cancelled and converted into a Converted Cash Award equal to (i) the total number of shares of our common stock subject to such Unvested Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, and (z) each outstanding Company PRSU Award will be cancelled and converted into a Converted Cash Award equal to (i) the total number of shares of our common stock subject to such Company PRSU Award immediately prior to the Effective Time (with performance-based vesting conditions deemed achieved as agreed between the parties) multiplied by (ii) the Merger Consideration.

The following tables set forth, for each of Model N’s directors and executive officers, (i) the number of shares of our common stock underlying each of the Vested Company RSU Awards, Unvested Company RSU Awards and Company PRSU Awards that were held as of May 8, 2024 and (ii) the cash consideration that may become payable for these Company RSU Awards and Company PRSU Awards based on the Merger Consideration of $30.00 per share if the applicable vesting conditions are ultimately satisfied following the Effective Time.

Name	Vested Company RSU Awards (#)	Cash Consideration for Vested Company RSU Awards ($)
Jason Blessing	—	—
John Ederer	—	—
Mark Anderson	—	—
Suresh Kannan	—	—
Chris Lyon	—	—
Tim Adams	5,382	161,460
Baljit Dail	5,896	176,880
Kimberly DeCarlis	4,883	146,490
Melissa Fisher	4,994	149,820
Manisha Shetty Gulati	4,827	144,810
Alan Henrick	5,327	159,810
Scott Reese	4,994	149,820
David Yarnold	5,105	153,150

Name	Unvested Company RSU Awards (#)	Contingent Cash Consideration for Unvested Company RSU Awards ($)
Jason Blessing	236,388	7,091,640
John Ederer	157,033	4,710,990
Mark Anderson	95,283	2,858,490
Suresh Kannan	108,252	3,247,560
Chris Lyon	120,964	3,628,920
Tim Adams	—	—
Baljit Dail	—	—
Kimberly DeCarlis	—	—
Melissa Fisher	—	—
Manisha Shetty Gulati	—	—
Alan Henrick	—	—
Scott Reese	—	—
David Yarnold	—	—

Name	Company PRSU Awards (#)	Contingent Cash Consideration for Company PRSU Awards ($)
Jason Blessing	189,512	5,685,360
John Ederer	82,065	2,461,950
Mark Anderson	47,684	1,430,520
Suresh Kannan	55,953	1,678,590
Chris Lyon	62,226	1,866,780

Potential Severance Payments and Benefits

Each of our executive officers is eligible to receive severance benefits under a change in control and severance agreement entered into with Model N (referred to as a “Severance Arrangement”). Under each of the Severance Agreements, in the event of a termination without “cause” or resignation for “good reason” (as defined in the applicable Severance Agreement), in each case, within 12 months following a “change in control” (as defined in the applicable Severance Agreement), which the Merger will constitute, each executive will be entitled to:

•	a lump sum cash payment equal to 12 months of base salary (or, in the case of Mr. Blessing, 18 months) as in effect immediately prior to the executive’s termination or resignation;

•	a lump sum cash payment equal to 100% of the executive’s target bonus for the year in which such termination or resignation occurs;

•

Payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (referred to as “COBRA”), for the executive and the executive’s eligible dependents, if any, or a cash benefit, for up to 12 months (or, in the case of Mr. Blessing, 24 months); and

•

100 percent accelerated vesting of all outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals will be deemed achieved based on actual achievement, or if no such achievement has been determined, at 100 percent of target levels, and

If any of the amounts provided for under these Severance Agreements or otherwise payable to an executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then the executive officer will be entitled to receive either full payment of benefits under his or her Severance Agreement or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the executive officer.

These severance benefits are subject to the execution and effectiveness of a waiver and release of claims in favor of Model N.

Indemnification and Insurance of Directors and Officers

The Merger Agreement provides for certain indemnification, expense advancement and exculpation rights from and after the Effective Time in favor of Model N’s each present and former director, officer and employee of Model N and its subsidiaries (a “D&O Indemnitee”) with respect to matters existing or occurring at or prior to the Effective Time. In addition, Parent has agreed to cause the Surviving Corporation, (a) to maintain for a period of not less than six (6) years from the Effective Time provisions in the respective certificates of incorporation, bylaws and other organizational documents of Model N and its subsidiaries concerning the indemnification and exoneration (including provisions relating to expense advancement) of the D&O Indemnitees that are no less favorable to those persons than the provisions of applicable law and the certificates of incorporation, bylaws, indemnification agreements, and other organizational documents of Model N and the subsidiaries, as applicable, in each case, as of the date of the Merger Agreement and (b) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of D&O Indemnitee thereunder, in each case, except as required by applicable law.

The Merger Agreement also provides that, for a period of six (6) years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the directors’ and officers’ liability insurance policies of Model N and its subsidiaries on terms not less favorable than the terms of such current insurance coverage. Alternatively, in lieu of maintaining such insurance for a period of six (6) years, Model N may, or Parent may cause the Surviving Corporation to, cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing a prepaid, non-cancelable six (6)-year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time (a “Tail Policy”). In no event will Parent or the Surviving Corporation be required to expend for such policies an aggregate or total premium amount in excess of 350% of the amount per annum Model N paid for such coverage in its last full fiscal year (the “Maximum Premium”). If no such Tail Policy is available for less than the Maximum Premium, then Model N or the Surviving Corporation may obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as Model N’s directors’ and officers’ liability insurance carrier on the date of the Merger Agreement.

Post-Closing Compensation

Representatives of Parent may hold preliminary discussions with certain members of the Company’s management team regarding employment with, and the right to purchase or participate in the equity of, Parent or one or more of its affiliates. However, as of the date of this proxy statement, none of the Company’s executive officers has entered into any agreement or understanding with respect to the foregoing, and there can be no assurances that the terms of any such agreements or arrangements will be agreed upon with any executive officers in the future. If Parent or its affiliates and the Company’s executive officers do not enter into agreements regarding employment with Parent or its affiliates, then the Company’s executive officers will remain subject to their existing arrangements with the Company.

Quantification of Potential Payments and Benefits to our Named Executive Officers

In accordance with Item 402(t) of Regulation S-K, the below table sets forth the amount of payments and benefits that each of our named executive officers would or may receive in connection with the Merger. The compensation that may be paid or become payable to our named executive officers in connection with the Merger is subject to approval, on an advisory (non-binding) basis, by our stockholders, as described below in the section captioned “Proposal 2: Compensation Paid to Named Executive Officers in connection with the Merger.”

Please note that the amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in footnotes to the table. For purposes of determining the potential payments in the table below, we have assumed that:

(i)	the relevant price per share of Model N common stock is $30.00, which is equal to the Merger Consideration;

(ii)	the Effective Time is May 8, 2024, the latest practicable date prior to the filing of this proxy statement; and

(iii)

except where otherwise described below, each named executive officer’s employment is subject to a qualifying termination (a termination without “cause,” or resignation for “good reason”), in either case immediately following such time, such that the named executive officer’s outstanding and unvested Company RSU Awards and Company PRSU Awards will vest in full, which is a “double-trigger” benefit.

The actual amounts payable to our named executive officers will depend on whether the named executive officer experiences a qualifying termination, the date of termination (if any) and the terms of the plans or agreements in effect at such time, and accordingly may differ materially from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash($)(1)	Equity Awards($)(2)	Heath Insurance Premiums($)(3)	Total($)
Jason Blessing	1,391,250	12,777,000	69,186	14,237,436
John Ederer	668,250	7,172,940	34,593	7,875,783
Mark Anderson	589,050	4,289,010	20,340	4,898,400
Suresh Kannan	646,400	4,926,150	2,537	5,575,087
Chris Lyon	798,000	5,495,700	29,627	6,323,327

(1)

The amounts shown in this column reflects the amount of “double-trigger” payments to which the named executive officers may become entitled under the applicable Severance Agreement. The amounts become payable, if during the 12-month period following the Effect Time, Model N terminates their employment with Model N without “cause” or they resign for “good reason,” as such terms are defined in the named executive officer’s applicable Severance Agreement, subject to the named executive officer timely signing and not revoking a waiver and release of claims in favor of Model N. The amounts represent a lump-sum cash severance payment equal to the sum of (i) an amount equal to 100% (150% for Mr. Blessing) of the named executive officer’s annual base salary as in effect on April 7, 2024 (see “Base Salary Component of Severance” column in the table below), plus (ii) an amount equal to 100% of the named executive officer’s target bonus amount for 2024 (see “Bonus Component of Severance” column in the table below).

Named Executive Officer	Base Salary Component of Severance($)	Bonus Component of Severance($)	Total($)
Jason Blessing	834,750	556,500	1,391,250
John Ederer	405,000	263,250	668,250
Mark Anderson	357,000	232,050	589,050
Suresh Kannan	404,000	242,400	646,400
Chris Lyon	399,000	399,000	798,000

(2)

The amounts shown in this column represent the value of accelerated vesting of outstanding Unvested Company RSU Awards and Company PRSU awards (with the performance metrics applicable to the Company PRSU Awards deemed to be achieved as agreed between the parties and as further described in the section of this proxy statement captioned “—Treatment of Model N Equity Awards”). As described in the section above titled “—Treatment of Equity Awards,” these equity awards will be cancelled and converted into the contingent right to receive a cash payment subject to vesting in connection with the Merger.

Named Executive Officer	Value of Vested RSUs ($)	Value of Unvested Company RSUs($)	Value of Company PRSUs($)	Total($)
Jason Blessing	—	7,091,640	5,685,360	12,777,000
John Ederer	—	4,710,990	2,461,950	7,172,940
Mark Anderson	—	2,858,490	1,430,520	4,289,010
Suresh Kannan	—	3,247,560	1,678,590	4,926,150
Chris Lyon	—	3,628,920	1,866,780	5,495,700

(3)

The amounts shown in this column represent the cost of payment of premiums for coverage under COBRA for the named executive officer and such named executive officer’s eligible dependents, if any, or a cash benefit, for up to 12 months (24 months for Mr. Blessing), which becomes payable upon a qualifying termination, and accordingly these amounts are “double-trigger” payments.

Financing of the Merger; Damages Commitment

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. In connection with the financing of the Merger, Vista Equity Partners Fund and Parent entered into the Equity Commitment Letter, pursuant to which, among other things, Vista Equity Partners Fund will provide Parent with an equity commitment of up to $1,226,439,676 in cash which may be reduced in accordance with the terms set forth in the Equity Commitment Letter. The Equity Commitment will be available to Parent, together with available cash on hand of Model N and any third party financing obtained by Parent or its affiliates as of the closing of the Merger, to fund the payment of (a) the aggregate Merger Consideration and the Vested RSU Consideration to which holders of Model N common stock and Company RSU Awards will be entitled at the Effective Time pursuant to the Merger Agreement, (b) all amounts required to be paid in connection with the Transactions pursuant to the Indentures and (c) fees and expenses, in the case of each of clauses (a) through (c), to the extent required to be paid by Parent or Merger Sub in cash at the Closing Date in connection with the Closing. Model N has a contractual right to enforce the Equity Commitment Letter against Vista Equity Partners Fund and, under the terms of the Merger Agreement, Model N has the right to specifically enforce Parent’s obligation to consummate the Merger, subject to the satisfaction of the conditions to Parent and Merger Subs’ obligations to consummate the Merger set forth in the Merger Agreement. While the Equity Commitment is sufficient to pay the aggregate Merger Consideration and certain other amounts required pursuant to the Merger Agreement, Parent expects that it will fund a portion of the aggregate Merger Consideration and such other amounts with available cash on hand of Model N and debt financing.

Pursuant to the Limited Guaranty, Vista Equity Partners Fund has agreed to guarantee the due and punctual payment by Parent to Model N of all of the liabilities and obligations of Parent and Merger Sub arising under the Merger Agreement.

The obligations of Vista Equity Partners Fund under the Limited Guaranty are subject to an aggregate cap equal to $86,335,390 (such sum, the “Parent Liability Limit”).

Subject to specified exceptions, the Limited Guaranty will terminate upon the earliest of:

•	immediately following the later of (1) the Effective Time and (2) the deposit of the exchange fund with the Paying Agent pursuant to the Merger Agreement;

•	the valid termination of the Merger Agreement by mutual written consent of Model N and Parent;

•

the valid termination of the Merger Agreement by Model N due to (1) a legal or regulatory restraint or prohibition preventing the consummation of the Merger, (2) the Merger not being consummated by October 4, 2024, (3) the failure to obtain the requisite Model N stockholder approval for the Merger, (4) Parent or Merger Sub’s uncurable breach or failure to perform its respective representations, warranties or covenants under the Merger Agreement or (5) Model N entering into an alternative acquisition agreement for a superior proposal and paying a termination fee to Parent;

•	the indefeasible payment by Vista Equity Partners Fund, Parent, or Merger Sub of an amount of the guaranteed obligations equal to the Parent Liability Limit;

•

the date that is 90 days following the valid termination of the Merger Agreement in accordance with its terms (other than a termination pursuant to the second and third bullets above) unless, prior to the expiration of such 90-day period, Model N has (1) delivered a written notice with respect to the guaranteed obligations alleging that Vista Equity Partners Fund, Parent or Merger Sub is liable for any such guaranteed obligations and (2) commenced a legal proceeding against Vista Equity Partners Fund, Parent or Merger Sub alleging that Parent or Merger Sub is liable for any other payment obligations under the Merger Agreement or against Vista Equity Partners Fund that amounts are due and owing from Vista Equity Partners Fund under the Limited Guarantee; and

•

Model N or any of its controlled affiliates acting on its behalf seeks to impose liability upon Vista Equity Partners Fund in excess of the Parent Liability Limit or otherwise challenges any limit on the liability of Vista Equity Partners Fund under the Equity Commitment Letter or Limited Guaranty or makes another form of impermissible claim under the Merger Agreement, Equity Commitment Letter, Limited Guaranty or the transactions contemplated thereby.

Closing and Effective Time

Unless otherwise mutually agreed in writing between Model N, Parent and Parent, the Closing will take place on the date which is three (3) business days after the date on which all of the conditions to closing of the Merger (as described in the section of this proxy statement captioned “The Merger Agreement— Conditions to the Merger”), have been satisfied or waived (if such waiver is permissible under the Merger Agreement or under applicable law), other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions.

The Effective Time will occur upon the filing and acceptance of the certificate of merger with respect to the Merger in accordance with the DGCL with the Secretary of State of the State of Delaware, or at such later time as is agreed upon in writing by the parties and specified in the certificate of merger.

Delisting and Deregistration of Model N Common Stock

If the Merger is completed, Model N common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act. Model N will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of Model N common stock.

Appraisal Rights

This section summarizes Delaware law pertaining to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a (i) “stockholder” are to the record holder of our shares of common stock, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of our common stock held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.

Under Section 262, stockholders desiring to exercise appraisal rights must (1) properly submit a written demand for an appraisal of their shares of our common stock prior to the stockholder vote on the approval and adoption of the Merger Agreement, (2) not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement, (3) hold shares of our common stock upon the making of a demand under clause (1) and continue to hold their shares of our common stock through the Effective Time, (4) not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL and (5) otherwise meet the criteria and follow the procedures set forth in Section 262. The shares of our common stock are currently listed on a national securities exchange, and, assuming such shares remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of our common stock who are otherwise entitled to appraisal rights unless (x) the total number of shares of our common stock entitled to appraisal exceeds 1% of the outstanding shares of our common stock eligible for appraisal or (y) the value of the aggregate consideration offered pursuant to the Merger Agreement in respect of such total number of shares exceeds $1,000,000 (each of (x) and (y), a “Minimum Condition”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

In considering whether to seek appraisal, you should be aware that the fair value of your shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to Section 262 that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Model N’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder who wishes to exercise appraisal rights or who wishes to preserve such stockholder’s right to do so should review the text of Section 262 carefully and in its entirety. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration offered pursuant to the Merger Agreement if the Merger is consummated upon the surrender of the certificates that formerly represented such shares of our common stock. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock in connection with the Merger, Model N believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of our common stock must strictly comply with Section 262. In addition, a stockholder of record, a beneficial owner or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file such a petition and neither Model N, as the predecessor of the Surviving Corporation, nor Parent has any intention of doing so.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of our common stock.

Because a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the Merger Proposal, abstain or not vote its shares.

Filing a Written Demand

Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Model N, before the vote on the Merger Proposal at the Company Stockholders’ Meeting at which the Merger Proposal will be submitted to the stockholders, a written demand for the appraisal of such person’s shares of our common stock. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the Merger Proposal will not constitute a demand. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Company Stockholders’ Meeting will constitute a waiver of appraisal rights. Beneficial owners should consult with their bank, broker or other nominee regarding methods of voting.

Demand for Appraisal by a Holder of Record

A demand for appraisal made by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares of our common stock in connection with the Merger. If a holder of record is submitting a demand with respect to shares of our common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of our common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of our common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the holder of record.

Demand for Appraisal by a Beneficial Owner

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of our common stock in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (1) such beneficial owner continuously owns such shares of our common stock through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 and (2) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of our common stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Model N under Section 262 and to be set forth on the Chancery List (as defined below) as required by Section 262. Although not expressly required by Section 262, Model N reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the shares for which such demand is submitted.

Additional Instructions; Conditions

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Model N, Inc.

777 Mariners Island Boulevard, Suite 300

San Mateo, California 94404

Attention: Corporate Secretary

Demands for appraisal may not be submitted by electronic transmission.

Notice by the Surviving Corporation

If the Merger is completed, within ten days after the Effective Time, the Surviving Corporation will notify each stockholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement, and any beneficial owner who has properly demanded appraisal, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our common stock. Accordingly, any stockholders or beneficial owners who desire to have their shares of our common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our common stock, within the time and in the manner prescribed in Section 262. The failure of a stockholder or beneficial owner to file such a petition within the period specified in Section 262 could result in the loss of appraisal rights.

Within 120 days after the Effective Time, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of the adoption of the Merger Proposal and with respect to which Model N has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of our common stock (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must provide this statement to the requesting stockholder or beneficial owner within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a stockholder or beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office or Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached (the “Chancery List”). If a petition for appraisal is timely filed, the Delaware Court of Chancery will hold a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with the direction, the Delaware Court of Chancery may dismiss that person from the proceedings. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262. Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal.

Determination of Fair Value

After determining the persons entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of the shares of our common stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment, provided that, at any time before the entry of judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest will accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of our common stock as determined by the Delaware Court of Chancery, and (2) any interest theretofore accrued, unless paid at that time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of our common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Model N believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering seeking appraisal should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Model N nor Parent anticipates offering more than the Merger Consideration to any person exercising appraisal rights, and each of Model N and Parent reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of our common stock entitled to appraisal and not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262. the absence of such an order, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of our common stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, the person’s shares of our common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration offered pursuant to the Merger Agreement, without interest. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, neither of the Minimum Conditions is met (assuming our common stock remains listed on a national securities exchange immediately prior to the Effective Time), or if the person delivers to the Surviving Corporation a written withdrawal of the stockholder’s demand for appraisal in accordance with Section 262.

From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of our common stock will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the person delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such person to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Date, or thereafter with the written approval of the Surviving Corporation.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

U.S. Federal Income Tax Considerations of the Merger

The following discussion is a summary of certain material U.S. federal income tax considerations that are relevant to U.S. Holders and Non-U.S. Holders (each of which we define below) of shares of our common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (which we refer to as the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

This discussion is limited to holders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax consequences arising under the laws of any state, local or non-U.S. tax jurisdiction and does not consider any aspects of the alternative minimum tax or the Medicare net investment income surtax, or U.S. federal tax law other than income taxation (e.g., estate or gift taxation) that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as we define below) or both, as the context may require.

This discussion is for general information only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances. For example, this discussion does not address:

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holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions or banks; tax-exempt organizations (including private foundations); S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; retirement plans; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	holders who are controlled foreign corporations or passive foreign investment companies;

•	holders who are subject to the alternative minimum tax;

•	holders holding the shares of our common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	holders that received their shares of our common stock in connection with the performance of services;

•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	U.S. Holders (as we define below) whose “functional currency” is not the U.S. dollar;

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Non-U.S. Holders (as we define below) that hold or have held, directly or pursuant to attribution rules, more than 5% of the shares of our common stock at any time during the five-year period ending on the date of the consummation of the Merger; or

•	holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of our common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations of the Merger or any related transactions. The use of words such as “will” and “should” in any tax-related discussion contained in this discussion is not intended to convey a particular level of comfort.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR ANY NON-INCOME TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is (or is treated as) a citizen or resident of the United States;

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a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares.

Gain or loss recognized by a U.S. Holder in the Merger will generally be capital gain or loss and will generally be long-term capital gain or loss if such U.S. Holder’s holding period in its shares of our common stock is more than one year at the time of the completion of the Merger. A reduced tax rate generally will apply to long-term capital gains of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis, holding period, and gain or loss separately with respect to each block of our common stock.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

In general, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

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the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

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such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger is consummated, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), net of applicable U.S.-source capital losses recognized by such Non-U.S. Holder, if any.

Non-U.S. Holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

Information Reporting and Backup Withholding

Generally, information reporting requirements may apply in connection with payments made to U.S. Holders and Non-U.S. Holders in connection with the Merger.

Backup withholding of tax (currently, at a rate of 24%) is generally expected to apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules. Backup withholding of tax may also apply to the proceeds received by a Non-U.S. Holder pursuant to the Merger, unless the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), attesting to such Non-U.S. Holder’s status as a non-U.S. person and otherwise complies with applicable certification requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder or Non-U.S. Holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals Required for the Merger

The completion of the Merger is subject to, among other conditions described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger”:

•

The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and any commitment to, or agreement with, any Governmental Authority not to close the Transactions before a certain date, shall have been terminated or expired.

•	The consummation of the Merger shall not then be enjoined, restrained or prohibited by any Proceeding or Governmental Order of any Governmental Authority.

Model N, Parent and Merger Sub shall use their reasonable best efforts to (i) take all appropriate action and do all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or Model N, or to avoid any Proceeding by any Governmental Authority in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Transactions and (iii) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement required under any other Applicable Law. However, Parent shall not be required to commit to or effect any divestiture of any assets or business lines of Model N, or to defend against litigated challenges to the Transaction, unless conditioned on the consummation of the Transactions and such restrictions would not have a material and adverse effect on the business of the acquired companies taken as a whole.

The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transactions. No party shall give consent to any voluntary extension of any statutory deadline or withdraw its Notification and Report form pursuant to the HSR Act or any other filing made pursuant to any other Antitrust Law unless the other party has given its prior written consent to such extension or delay, which consent will not be unreasonably withheld, conditioned or delayed. However, Parent may withdraw and refile its Notification and Report Form initially filed pursuant to the HSR Act with respect to the Transactions on one occasion, consistent with the procedure set forth in 16.C.F.R. 803.12, without obtaining the consent of the Company. Neither Parent nor Model N shall be entitled to make additional commitments to, or agreements with, Governmental Authorities to delay the Closing following the expiration or termination of the waiting period under the HSR Act or any commitment to, or agreement with, any Governmental Authority not to close the Transactions before a certain date unless the other party shall have agreed to such commitment or agreement, and such agreement shall not be unreasonably withheld, conditioned, or delayed.

Each party shall use reasonable best efforts to (i) notify and keep the other parties reasonably informed of the commencement of any request or Proceeding by or before any Governmental Authority with respect to the Merger or any of the Transactions, and of any communication to or from any Governmental Authority regarding the approval of the Merger or any of the Transactions; (ii) respond as promptly as reasonably practicable to any additional requests for information received by any party from any Governmental Authority with respect to the Transactions or filings contemplated by Section 6.03 of the Merger Agreement; and (iii) (A) obtain termination or expiration of the waiting period under the HSR Act and (B) prevent the entry in any Proceeding brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions. Parties will consider in good faith the views of the other parties in connection with any filing (except for HSR filings), analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the Transactions. However, Parent shall make the final determination as to the appropriate course of action, and Model N shall take all reasonable actions to support Parent in connection with these determinations. Except as prohibited by any Governmental Authority or by Applicable Law, parties will permit Representatives of other parties to be present at each meeting or conference relating to such requests or Proceedings. Materials may be redacted as necessary, subject to Section 6.03(b) of the Merger Agreement.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements, or limitations on the Transactions, including the requirement to divest assets, license, or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Expiration or Termination of Waiting Period under the HSR Act in the United States

Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until Model N and Parent each files a Notification and Report Form with the Antitrust Division of the DOJ and the FTC, which Model N and Parent each filed on April 19, 2024, and the applicable waiting period (and any extension thereof) or any commitment by the parties to the Merger Agreement not to consummate the Transactions before a certain date under a timing agreement has, in each case, expired or been terminated. The waiting period under the HSR Act applicable to the Merger is thirty (30) calendar days following the parties’ filings of their respective HSR Act notification and report forms, unless the waiting period is terminated earlier or extended. If the DOJ or the FTC issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with such Second Request, unless the waiting period is terminated earlier or the parties agree with the DOJ or FTC to delay the closing for a specified period of time.

Other Potential Intervention Pursuant to Antitrust Laws

At any time before or after the Effective Time (notwithstanding the expiration or termination of (a) the waiting period (and extensions thereof) applicable to the Merger under the HSR Act and (b) any voluntary agreement not to consummate the Merger between Parent and Model N, on the one hand, and the FTC and DOJ, on the other hand), the DOJ or FTC or any state or foreign government authority could take action under applicable antitrust or foreign direct investment laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies.

In addition, private parties may seek to take legal action under applicable antitrust laws under certain circumstances, including by seeking to intervene in the regulatory process or litigate to enjoin the consummation of the Merger or overturn regulatory approvals.

Any of these potential actions could significantly impede, delay or even preclude the consummation of the Merger. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement is intended solely to provide investors with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Model N in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the parties or any of their subsidiaries or affiliates. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary and the other descriptions of the Merger Agreement elsewhere in this proxy statement may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement and the phrase “business day” have the meanings ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Model N, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among Model N, Parent and Merger Sub rather than to establish matters as facts and may also be subject to contractual standards of materiality that differ from those generally applicable to reports and documents filed with the SEC or what may be viewed as material by our stockholders and in some cases were qualified by matters specifically disclosed in Model N’s filings with the SEC prior to the date of the Merger Agreement and confidential matters disclosed to Parent and Merger Sub by Model N in connection with the Merger Agreement. Stockholders should not rely on the representations, warranties, covenants and agreements therein, or any descriptions thereof, as characterizations of the actual state of facts or condition of Model N, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Model N’s public disclosures. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Model N, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A to the proxy statement, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Model N, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in our filings with the SEC regarding Model N and our business.

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into Model N, the separate corporate existence of Merger Sub will cease and Model N will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent. Unless otherwise mutually agreed in writing between Model N and Parent, the Closing will take place on the date which is three (3) business days after the date on which the conditions to closing of the Merger (as described in the section of this proxy statement captioned “The Merger Agreement —Conditions to the Merger”) have been satisfied or waived (if such waiver is permissible under the Merger Agreement or under applicable law), other than those conditions that, by their terms, are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing of the Merger. On the date of the Closing, the parties will file a certificate of merger with respect to the Merger in accordance with the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall take such further actions as may be required to make the Merger effective. The Merger will become effective at the time and day of the filing of the Certificate of the Merger and acceptance by the Secretary of State of the State of Delaware, or a later time and day as may be agreed in writing by the parties and specified in the Certificate of Merger.

Certificate of Incorporation and Bylaws

At the Effective Time, subject to the provisions of the Merger Agreement described in the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance” below, (a) the certificate of incorporation of Model N will be amended and restated in its entirety to read as set forth in the form of the certificate of incorporation attached in Exhibit A to the Merger Agreement, and (b) the bylaws of Model N will be amended and restated in its entirety to be in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation will be Model N, Inc.).

Directors and Officers

From and after the Effective Time, unless otherwise determined by Parent prior to the Effective Time, until their successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, the directors of Merger Sub immediately prior to the Effective Time will be, from and after the Effective Time, the initial directors of the Surviving Corporation, and the officers of Model N immediately prior to the Effective Time will be, from and after the Effective Time, the initial officers of the Surviving Corporation.

Effect on Capital Stock

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time:

•

Each share of Model N common stock that is issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares and any Dissenting Shares (each as defined below)) will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $30.00 per share (the “Merger Consideration”), without interest;

•

all shares of Model N common stock owned directly by Parent, Merger Sub, any of their wholly owned subsidiaries or any subsidiary of Model N, immediately prior to the Effective Time or held in treasury of Model N (the “Cancelled Shares”), in each case, will be cancelled and extinguished without any conversion thereof and no payment will be made in respect thereof; and

•

each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time will be converted into one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Shares of Model N common stock held by Model N stockholders who are entitled to demand and have properly and validly demanded their statutory rights of appraisal in respect of these shares in compliance in all respects with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but instead will be entitled to receive an amount as may be determined pursuant to Section 262 of the DGCL. However, all Dissenting Shares that are held by Model N stockholders who have failed to properly and validly demand or who have effectively withdrawn or otherwise lost their rights to appraisal of these Dissenting Shares under Section 262 will no longer be considered to be Dissenting Shares and will be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without interest, upon compliance with the applicable procedures set forth in the Merger Agreement with respect to the surrender of certificates representing such shares or the book-entry transfer of shares.

From and after the Effective Time, all shares of Model N common stock will no longer be outstanding and will automatically cease to exist, and will cease to have any rights with respect thereto, except as specified above.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will select a nationally recognized financial institution (the identity and terms of appointment of which shall be reasonably acceptable to Model N) to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to Model N stockholders. Prior to or substantially concurrently with the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent, an aggregate amount of cash that, when taken together with cash available on Model N’s balance sheet that is deposited with the Paying Agent at the Effective time, is sufficient to pay the aggregate Merger Consideration.

As soon as reasonably practicable after (and in any event not later than the third (3rd) business day following) the Effective Time, the Paying Agent will send to each holder of record of shares of Model N common stock as of immediately prior to the Effective Time (other than the Cancelled Shares or any Dissenting Shares) (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing such shares (the “Certificate”) or book-entry shares, as applicable, to the Paying Agent) in such form as Parent and Model N may reasonably agree and (b) instructions for use in effecting the surrender of Certificates (or customary and effective affidavits of loss in lieu thereof) or book-entry shares, as applicable, in exchange for the Merger Consideration.

If any cash deposited with the Paying Agent is not claimed within one year following the Effective Time, such cash will be returned to the Surviving Corporation upon demand. Any holder of Model N common stock who has not complied with the exchange procedures in the Merger Agreement will thereafter look only to Surviving Corporation for payment of any Merger Consideration in respect to such holders’ shares of Model N common stock. Any cash deposited with the Paying Agent that remains unclaimed two years following the Closing or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to any governmental authority will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

Treatment of Model N Equity Awards

Pursuant to the terms of the Merger Agreement, at the Effective Time:

•

each restricted stock unit in respect of Shares outstanding as of immediately prior to the Effective Time, that is vested but not yet settled as of the Effective Time or that vests as a result of the consummation of Transactions (the “Vested Company RSU Awards”) will be cancelled in exchange for the right to receive the Merger Consideration, in each case, multiplied by the number of Shares underlying Vested Company RSU Award.

•

each Company RSU Award outstanding as of immediately prior to the Effective Time, that is unvested (the “Unvested Company RSU Awards”) will be cancelled in exchange for the contingent right to receive the Merger Consideration, in each case, multiplied by the number of Shares underlying such Unvested Company RSU Award (each a “Converted Cash Award”). Each such Converted Cash Award shall continue to have, and shall be subject to, the same terms and conditions (including vesting and forfeiture) as applied to the corresponding Unvested Company RSU Award immediately prior to the Effective Time.

•

each outstanding and unvested Company RSU Award as of the Effective Time that is subject to performance-based vesting conditions (the “Company PRSU Awards”) shall be cancelled and converted into the right to receive a Converted Cash Award. The total number of shares of our common stock subject to such Company PRSU Award will be the number of earned Company PRSU Awards, which will be determined consistent with the terms of the applicable award agreements governing the vesting of Company PRSU Awards (the “Company PRSU Award Agreements”), except that, (a) for purposes of determining the Relative TSR Percentile Ranking (as defined in each Company PRSU Award Agreement), the Company shall determine the Russell TSR (as defined in each Company PRSU Award Agreement) as of one week prior to the Closing and shall determine TSR (as defined in each Company PRSU Award Agreement) based on the Merger Consideration one week prior to the Closing, and (b) for purposes of determining achievement of the SaaS ARR conditions (as defined in each Company PRSU Award Agreement), the Company shall determine the SaaS ARR at (i) the actual performance level if the Closing occurs on or following September 30, 2024 and (ii) the target performance level of 100% if the Closing occurs prior to September 30, 2024. Each such Converted Cash Award shall continue to have, and shall be subject to, the same terms and conditions (including time vesting and forfeiture conditions, but excluding any performance-based vesting conditions) as applied to the corresponding Company PRSU Award immediately prior to the Effective Time.

In addition, pursuant to the terms of the Merger Agreement, if the offering period under the Model N, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) in effect on the date of the Merger Agreement has not already ended as of the Effective Time, such offering period will be terminated on the day immediately prior to the day on which the Effective Time occurs, the ESPP will terminate no later than immediately prior to the Effective Time (but subject to the consummation of the Merger), and all participant contributions then in the ESPP will be used to purchase Shares on the date of such termination in accordance with the terms of the ESPP. All Shares purchased under the ESPP will be treated identically with all other Shares in connection with the Transactions. No further offering period will commence under the ESPP after the offering period under the ESPP in effect on the Effective Time ends.

Representations and Warranties

In the Merger Agreement, Model N has made customary representations and warranties to Parent and Merger Sub, which are qualified by information set forth in a confidential disclosure letter of Model N provided to Parent and Merger Sub in connection with the execution of the Merger Agreement and certain disclosures in Model N’s SEC filings publicly available prior to the date of the Merger Agreement, including representations and warranties relating to: organization and qualification; capitalization; subsidiaries; corporate existence and power; enforceability of the Merger Agreement; the requisite Model N stockholder approval to approve the Merger; required governmental authorizations; non-contravention of applicable law and orders and Model N’s organizational documents and contracts; SEC filings, financial statements and internal controls and procedures; the absence of undisclosed liabilities; the absence of a Company Material Adverse Effect (as defined below); the absence of certain changes to the business of Model N since December 31, 2023; brokers’ fees; employee benefit plans and employee matters; litigation; taxes; compliance with laws; licenses; data privacy and security; environmental matters; intellectual property; compliance with healthcare laws; real property; material contracts; regulatory compliance; insurance coverage; related party transactions; material customers and suppliers and the inapplicability of state takeover laws.

Each of Parent and Merger Sub has made customary representations and warranties to Model N with respect to, among other matters: organization and qualification; corporate existence and power; the enforceability of the Merger Agreement; required governmental authorizations; non-contravention of applicable law and orders and their organizational documents and contracts; litigation; that neither is an “interested stockholder” within the meaning of Section 203 of the DGCL; financial capacity; solvency; operation of Merger Sub; no prior arrangements with Model N; no exclusive arrangement with any debt financing source; and brokers’ fees.

Some of the representations and warranties in the Merger Agreement made by Model N are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any effect, change, condition, fact, circumstance, development, occurrence or event (each, an “Effect”), that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, operations, results of operations or condition (financial or otherwise) of Model N and its subsidiaries, taken as a whole or (ii) would render Model N unable to consummate the Merger prior to October 4, 2024. However, with respect to clause (i) of the preceding sentence only, in no event would any of the following, alone or in combination, be deemed to constitute, nor will any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” (provided that in the case of the following bullets (a), (b), (c), (d) and (g), except to the extent that such matters have, or would reasonably be expected to have, a disproportionate adverse effect on Model N and its subsidiaries (taken as a whole) relative to the impact on other companies of a similar size operating in the industries in which Model N and its subsidiaries operate):

(a)	any change in applicable law, GAAP or any applicable accounting standards or any official interpretation thereof;

(b)

any change in general economic or political conditions, or acts of terrorism, epidemics or pandemics, disease outbreaks or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity), trade sanctions or any escalation or worsening relating to the foregoing;

(c)	any change in financial and capital markets conditions in the United States, including interest rates and currency exchange rates;

(d)	any change generally affecting the industries in the geographical markets in which Model N and its subsidiaries operate;

(e)

any Effect resulting from the negotiation, entry into or announcement of the Merger Agreement, the pendency or consummation of the Transactions or the performance of the Merger Agreement (including (i) the initiation of litigation by any stockholder of Model N (or a derivative or similar claim) to the extent asserting allegations of breach of fiduciary duty or under securities laws relating to the Merger Agreement or the Transactions or (ii) any loss of customers, suppliers, distributors, partners or employees of Model N or its subsidiaries, in each case, to the extent resulting from the negotiation, entry into, announcement, pendency or performance of the Merger Agreement); provided that such exception shall not apply to references to “Company Material Adverse Effect” in any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Agreement or the consummation of the Transactions;

(f)	the taking of any action (or the omission of any action) expressly required by the Merger Agreement;

(g)	any act of God or natural or man-made disaster, including hurricanes floods, drought, wildfires, or other similar events (or the worsening thereof);

(h)

any change, in and of itself, in the price or trading volume of Model N’s securities or other financial instruments, in and of itself (provided that such exception shall not prevent a determination that any Effect underlying such change has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from the definition of Company Material Adverse Effect)); or

(i)

any failure, in and of itself, of Model N or its subsidiaries to meet any internal or published projections, estimates or forecasts (provided that such exception shall not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from the definition of Company Material Adverse Effect)).

Conduct of Business

The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the valid termination of the Merger Agreement and the Effective Time (the “Pre-Closing Period”), except (a) as set forth in the confidential disclosure letter of Model N provided to Parent and Merger Sub in connection with the execution of the Merger Agreement, (b) as required by applicable law, (c) expressly required by the Merger Agreement or (d) otherwise with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), Model N will, and will cause its subsidiaries to:

•	conduct its operations in all material respects in the ordinary course of business consistent with past practices; and

•

use commercially reasonable efforts to preserve the goodwill and current relationships of Model N and its subsidiaries with employees, customers, suppliers, distributors and other persons with which Model N or any of its subsidiaries has significant business relations.

The Merger Agreement also contains specific covenants restricting Model N and each of its subsidiaries from taking certain actions during the Pre-Closing Period (subject to the same exceptions listed above and certain additional exceptions specified in the Merger Agreement) including, among other things, not to:

•	amend the certificate of incorporation, bylaws or other organizational documents of Model N or any of its subsidiaries;

•

issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any securities of Model N or its subsidiaries;

•	establish a record date for, authorize, declare, pay or make any dividend or other distribution with respect to any equity securities of Model N or any of its subsidiaries;

•	directly or indirectly redeem, repurchase or otherwise acquire any equity securities of Model N;

•

(a) amend, modify or terminate any Company Material Contract (as defined in the Merger Agreement) or any contract with a Large Customer (as defined in the Merger Agreement), (b) enter into any contract that would be a Company Material Contract or a contract with a Large Customer if in existence on the date of the Merger Agreement, or (c) waive, release or assign any material rights, claims or benefits under any Company Material Contract or any contract with a Large Customer;

•

acquire, lease, license, sell, abandon, transfer, convey, pledge, encumber, assign, guarantee, allow to lapse, fail to maintain, cancel, terminate or otherwise dispose of or exchange any (a) Model N intellectual property or governmental permits, or (b) assets in excess of $100,000;

•

except as required by the terms of a benefit plan, employment agreements, incentive plan or similar documents of Model N in existence as of the date of the Merger Agreement: (a) grant any change in control, transaction, retention or severance or termination or similar pay or bonuses to (or amend any such existing arrangement with) any current or former employee, director, officer or other individual service provider, (b) negotiate, modify, extend, terminate or enter into any collective bargaining agreement or similar agreements, or recognize or certify any labor union, labor organization, works council, or group of employees of as the bargaining representative for any employees of Model N or its subsidiaries, (c) establish, enter into, adopt, or amend or terminate any benefit plan, employment agreements, incentive plan or similar documents, (d) accelerate the timing of vesting, payment or funding of, or decrease or increase or enter into new commitments providing for, any compensation (including any Company Compensatory Award), bonus, commission or other benefits payable or provided to any current or former employee, director, officer or any individual service provider, or (e) hire or terminate any individual with total annual cash compensation greater than $150,000, other than terminations for cause;

•

merge or consolidate with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Model N or any of its subsidiaries;

•	make any loans or advances or capital contributions to, or investments in, any person (other than for transactions among Model N and its subsidiaries);

•

make, change or rescind any material tax election, file any amended tax return with respect to any material tax, adopt or change any annual tax accounting period or change any material method of tax accounting, enter into any material closing agreement with respect to taxes, settle any material Tax claim or assessment, surrender any right to claim a material tax refund or credit, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•	split, combine or reclassify any equity securities of Model N or any of its subsidiaries;

•	make or commit to any capital expenditures in excess of $100,000 in any individual payment, or $250,000 per fiscal quarter of Model N;

•	make any acquisition of any interest in any person or any division or assets thereof or make any divestiture of any of Model N’s subsidiaries or any assets thereof;

•

incur, issue, become liable for, amend or modify in any material respect the terms of any indebtedness or assume, guarantee or endorse, or otherwise become responsible for or grant any lien on any assets with respect to the obligations of any person for indebtedness, in each case in excess of $100,000;

•	except as required by GAAP, make any material changes to the accounting policies or principles of Model N or any of its subsidiaries;

•

compromise, settle or agree to settle any legal proceeding or other monetary settlement (a) involving amounts in excess of $100,000 individually or $250,000 in the aggregate or (b) (x) with respect to any obligations of criminal wrongdoing, (y) that would impose any non-monetary obligations on Model N or its subsidiaries that would continue after the Effective Time or (z) involving an admission of guilt or liability by Model N or any of its subsidiaries;

•	implement or announce any personnel actions that could trigger the WARN Act;

•	expressly waive or release any noncompetition, nonsolicitation, nondisclosure, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

•	fail, cancel, reduce, terminate or fail to maintain insurance coverage under material insurance policies;

•	enter into any new line of business;

•	modify in any material respect any of its policies related to data security legal requirements, or any administrative, technical or physical safeguards related to privacy or data security;

•	engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of Model N or other person covered by Item 404 of Regulation S-K; or

•	authorize, commit or agree to take, or enter into any agreement, or otherwise become obligated, to do any of the foregoing actions.

Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of Model N or its subsidiaries prior to the Effective Time.

No Solicitation

Except as otherwise described below, Model N has agreed that it will not and will cause its subsidiaries and each of its and their respective representatives to not, directly or indirectly:

•

(i) immediately cease and cause to be terminated any existing solicitation, encouragement, inquiry, discussion or negotiation with any third party with respect to an Acquisition Proposal or any inquiry, discussion or request that would reasonably be expected to lead to an Acquisition Proposal, (ii) take the necessary steps to promptly inform any third parties with whom discussions and negotiations are then occurring with respect to an Acquisition Proposal of the obligations set forth in the Merger Agreement and (iii) promptly, request in writing that each such third party that has previously executed a confidentiality or similar agreement promptly return or destroy all confidential information concerning Model N and its subsidiaries provided by Model N and its subsidiaries or their representatives to such third party or any of its representatives with respect thereto and ensure that no such Third Party has any continued access to any electronic data room concerning Model N and its subsidiaries;

•

solicit, initiate, seek, propose, or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•

enter into, continue, initiate or otherwise participate in any discussions or negotiations with, or furnish any non-public information or data relating to Model N and its subsidiaries to, or afford access to the properties, books, records, officers or personnel of Model N and its subsidiaries to, any third party with respect to an Acquisition Proposal or any inquiry, discussion or request that would reasonably be expected to lead to an Acquisition Proposal; provided, that Model N will be permitted to grant a waiver of or terminate any “standstill” or similar bona fide agreement or obligation of any third party with respect to Model N and its subsidiaries to allow such third party to submit an Acquisition Proposal if the Board of Directors has determined that failure to so waive or terminate would be inconsistent with the Board of Directors’ fiduciary duties under applicable law;

•

approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement or contract with respect to or relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined below) or requiring Model N to abandon, terminate, breach or fail to consummate the Transactions (an “Alternative Acquisition Agreement”)); or

•	resolve, commit or agree to do any of the foregoing.

“Acquisition Proposal” means any proposal or offer from a third party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, by any third party, whether from Model N or any other person(s), of fifteen percent (15%) or more of the consolidated assets, revenue or net income of Model N and its subsidiaries, taken as a whole; (b) any direct or indirect purchase or other acquisition, in a single transaction or series of related transactions, by any third party, whether from Model N or any other person(s), of beneficial ownership (or right to acquire beneficial ownership) of securities representing fifteen percent (15%) or more of the combined voting power or economic interests or fifteen percent (15%) or more of any class of Model N capital stock, including pursuant to a tender offer or exchange offer that if consummated would result in any third party acquiring beneficial ownership of fifteen percent (15%) or more of the combined voting power or economic interests or fifteen percent (15%) or more of any class of Model N capital stock; (c) any merger, consolidation, joint venture, business combination, recapitalization, issue of securities, liquidation, amalgamation, reorganization, dividend, dissolution, share exchange or other transaction involving Model N or any of its subsidiaries in which a third party or their shareholders, if consummated, would acquire fifteen percent (15%) or more of the combined voting power or economic interests of Model N or the surviving entity or the resulting direct or indirect parent of Model N or such surviving entity; or (d) any combination of the foregoing.

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date of the Merger Agreement that contains terms that (a) are no less favorable to Model N in any material respect than those contained in the confidentiality agreement entered into between Model N and Vista (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (b) do not in any way restrict Model N or its representatives from complying with its disclosure obligations under the Merger Agreement.

Except as otherwise described below, Model N has also agreed that Model N will, and will cause its subsidiaries and each of its and their respective representatives to, (a) immediately cease and cause to be terminated any existing solicitation, encouragement, inquiry, discussion or negotiation with any third party with respect to an Acquisition Proposal or any inquiry, discussion or request that would reasonably be expected to lead to an Acquisition Proposal and (b) take the necessary steps to promptly inform any third parties with whom discussions and negotiations are then occurring with respect to an Acquisition Proposal of Model N’s non-solicitation obligations described above and (c) promptly (and in any event within two (2) business days of the date of the Merger Agreement), request in writing that each such third party that has previously executed a confidentiality or similar agreement promptly return or destroy all confidential information concerning Model N and its subsidiaries provided by Model N or its representatives to such third party or any of its representatives with respect thereto and ensure that no such third party has any continued access to any electronic data room concerning Model N and its subsidiaries.

Further, from the date of the Merger Agreement until the earlier of the Effective Time or the valid termination of the Merger Agreement, Model N will provide Parent with written notice of (a) receipt of an Acquisition Proposal or (b) any request for non-public information or inquiry or any discussions or negotiations are sought to be initiated with, Model N or any of its subsidiaries or representatives in connection with a potential Acquisition Proposal, as promptly as reasonably practicable and in any event within twenty-four (24) hours following receipt. Such notice will indicate the identity of the third party marking the Acquisition Proposal or seeking such information or discussions or negotiations and, in the case of clause (a) of the preceding sentence, such notice will also include the material terms and conditions of the Acquisition Proposal (including, if applicable, unredacted copies of any written documentation constituting the Acquisition Proposal, including proposed Alternative Acquisition Agreements and any related financing commitments). In the event that any such third party modifies its Acquisition Proposal in any material respect, Model N will provide Parent with written notice within twenty-four (24) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification or proposed modification (including, if applicable, unredacted copies of any written documentation reflecting such modification or proposed modification) Thereafter, Model N will also keep Parent reasonably informed in all material respects, on a reasonably prompt basis, of any material development with respect to the status of such Acquisition Proposal, including the provision to Parent of any material written materials (including material written correspondence and unredacted copies of any written agreements) received by Model N or its representatives or sent by Model N and its representatives to the party making such Acquisition Proposal.

Notwithstanding the restrictions described above, if at any time prior to the receipt of the requisite Model N stockholders approval, Model N has received a written Acquisition Proposal from any third party after the date of the Merger Agreement that did not result from a breach of the non-solicitation provisions of the Merger Agreement which are described in this subsection “—No Solicitation” and that is not withdrawn, and the Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, that the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) and that the failure to take the actions described in clause (a) and (b) below would be inconsistent with its fiduciary duties under applicable law, then Model N and its representatives may, subject to the execution of an Acceptable Confidentiality Agreement (a) furnish non-public information, and afford access to the books, records and other non-public information of Model N and its subsidiaries and their employees to such third party and (b) engage in discussions and negotiations with such third party; provided, that any non-public information concerning Model N and its subsidiaries made available to any third party shall, to the extent not previously made available to Parent, be made available to Parent prior to, or substantially concurrently with it being made available to such third party.

Model N has also agreed that any violation of the non-solicitation provisions of the Merger Agreement by any of its director, officer or subsidiaries or any representatives acting on Model N’s behalf will be deemed to be a breach by Model N of these provisions.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”) made by a third party and which did not result from a breach of Model N’s obligations pursuant to the non-solicitation provisions of the Merger Agreement which are described in this subsection “—No Solicitation,” which the Board of Directors determines in good faith, after consultation with its financial and outside legal advisors (taking into account the conditionality, timing and certainty of closing, financing, legal and regulatory aspects of such Acquisition Proposal, the likelihood that such Acquisition Proposal will be consummated in accordance with its terms, the identity of the person making such Acquisition Proposal, and such other factors as the Board of Directors considers to be appropriate and taking into account any changes to the terms of the Merger Agreement made or proposed by Parent to Model N in response to such Acquisition Proposal pursuant to the Merger Agreement is more favorable from a financial point of view to Model N’s stockholders than the Transactions.

The Board of Directors’ Recommendation; Company Board Recommendation Change Subject to the provisions described below, the Board of Directors will recommend that Model N stockholders adopt the Merger Agreement and approve the Merger which we refer to as the “Model N Board Recommendation.” Model N agreed that the Board of Directors will not: (a) withhold, withdraw, modify in a manner adverse to Parent, the Model N Board Recommendation, or publicly propose to do any of the foregoing; (b) fail to include the Model N Board Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) business days after the commencement of a tender offer providing for such Acquisition Proposal; (c) authorize, adopt, approve or recommend or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal or publicly propose to do any of the foregoing; (d) following receipt of an Acquisition Proposal, fail to reaffirm publicly the Model N Board Recommendation within ten (10) business days after Parent requests in writing that the Model N Board Recommendation be reaffirmed publicly, provided that Parent may only request two (2) reaffirmations with respect to each such individual Acquisition Proposal (provided that any Acquisition Proposal that is modified in any material respect will be considered a new and separate Acquisition Proposal), (e) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act (any of the actions described in clauses (a) through (e), an “Adverse Recommendation Change”) or (f) authorize, cause or permit Model N to enter into any Alternative Acquisition Agreement.

Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to the receipt of the requisite Model N stockholder approval, in response to the receipt of a Superior Proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement, the Board of Directors is permitted to effect an Adverse Recommendation Change and/or to terminate the Merger Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, if, in each case, all of the following conditions are met:

•	such Superior Proposal was made following the date of the Merger Agreement and has not been withdrawn;

•

the Board of Directors must determine in good faith (after consultation with its financial and outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•

Model N has provided, at least four (4) business days in advance, a written notice (a “Notice of Adverse Recommendation Change”) to Parent that Model N intends to take such action in response to a Superior Proposal, which notice includes, as applicable, the reasons for the Adverse Recommendation Change, including written notice of the material terms of such Superior Proposal which enabled the Board of the Directors, as applicable, to make the determination that the Acquisition Proposal is a Superior Proposal, the identity of the person who made such Superior Proposal and which notice shall attach the most current unredacted version of the relevant transaction agreements, and, if applicable, copies of all relevant documents relating thereto including any related financing commitments;

•

Model N must negotiate with Parent in good faith (to the extent Parent desires to negotiate) during the four (4) business day period following Parent’s receipt of the Notice of Adverse Recommendation Change to make such adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and the Limited Guaranty so that such Superior Proposal ceases to constitute a Superior Proposal, including permitting Parent and its representatives to make a presentation to the Board of Directors regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and

•

following the end of the four (4) business day period described in the preceding paragraph, the Board of Directors shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to the Merger Agreement, the Equity Commitment Letter and Limited Guaranty irrevocably offered in writing by Parent in response to the Notice of Adverse Recommendation Change, that the Superior Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal and that failing to effect an Adverse Recommendation Change or terminate the Merger Agreement would be inconsistent with its fiduciary duties pursuant to applicable law.

Following delivery of a Notice of Adverse Recommendation Change in the case of a Superior Proposal, in the event that such Superior Proposal is thereafter modified in any material respect (including any modification to the financial terms), Model N must provide written notice of and the material terms with respect to such modified Superior Proposal to Parent and shall again comply with the procedures described above and provide Parent with an additional two (2) business days’ notice prior to effecting any Adverse Recommendation Change or effecting a termination of the Merger Agreement.

Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to the receipt of the requisite Model N stockholder approval, in response to an Intervening Event (as defined below), the Board of Directors is permitted to effect an Adverse Recommendation Change if all of the following conditions are met:

•	an Intervening Event has occurred;

•

the Board of Directors must determine in good faith (after consultation with its financial and outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•

Model N has provided, at least four (4) business days’ advance written notice (a “Notice of Intervening Event”) to Parent that Model N intends to take such action in response to an Intervening Event, which notice includes reasonably detailed information describing the Intervening Event and the reasons for the Company taking such action;

•

Model N must negotiate with Parent in good faith (to the extent Parent desires to negotiate) during the four (4) business day period following Parent’s receipt of the Notice of Intervening Event to make such adjustments in the terms and conditions of the Merger Agreement, the Equity Commitment Letter and Limited Guaranty in response to such Intervening Event, including permitting Parent and its representatives to make a presentation to the Board of Directors regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and

•

following the end of the four (4) business day period described in the preceding paragraph, the Board of Directors shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to the Merger Agreement, the Equity Commitment Letter and Limited Guaranty irrevocably offered in writing by Parent in response to the Notice of Intervening Event, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law.

Following delivery of a Notice of Intervening Event, if such Intervening Event thereafter changes in any material respect or another Intervening Event occurs, the Company shall provide written notice of such modified or other Intervening Event to Parent and shall again comply with the procedures described above and provide Parent with an additional two (2) business days’ notice prior to effecting any Adverse Recommendation Change.

“Intervening Event” means any effect, change, condition, fact, circumstance, development, occurrence or event that, individually or in the aggregate, is material to Model N and its subsidiaries, taken as a whole, that is not known to nor reasonably foreseeable by the Board of Directors as of the date of the Merger Agreement, and that becomes known to or by the Board of Directors after the execution of the Merger Agreement and prior to adoption of the Merger Agreement by the requisite Model N stockholder approval; provided that the following will not constitute or be taken into account in determining the existence of an Intervening Event: (a) the fact alone that Model N meets or exceeds any internal or published forecasts, projections, estimates or expectations of its revenue, earnings or other financial performance or results of operations for any period, or any changes alone after the date of the Merger Agreement in the market price or trading volume of shares of Model N common stock (it being understood that the underlying cause of any of the foregoing in this clause (a) may be considered and taken into account), or (b) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal.

Antitrust Filings

Each of Parent and Merger Sub, on the one hand, and Model N, on the other hand, has agreed to file (a) with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) a notification and report form relating to the Merger Agreement and the Transactions (the “HSR Filings”) as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as promptly as practicable after the date of the Merger Agreement.

Each of Parent and Model N has agreed to (a) cooperate and coordinate with the other in the making of the HSR Filings, (b) supply the other with any information and documentary material that may be required in order to make the HSR Filings, (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign governmental authority responsible for the enforcement of any foreign antitrust law, (d) cooperate with each other and use their respective reasonable best efforts to contest and resist any legal proceeding and to have vacated, lifted, reversed or overturned any order that may result from these legal proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, and (e) use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any antitrust laws, including (i) proffering and consenting and/or agreeing to the sale, divestiture, licensing or other disposition, or the holding separate, of particular assets, categories of assets or portions of any business of Model N or any of its subsidiaries, (ii) promptly effecting the disposition, licensing or holding separate of particular assets, categories of assets or portions of any business of Model N or any of its subsidiaries and (iii) agreeing to limitations on the conduct or actions of Parent and/or its affiliates (including the Surviving Corporation and its subsidiaries) with respect to any particular assets, categories of assets or portions of any business of Model N or any of its subsidiaries, in each case, as may be required in order to enable the consummation of the Transactions, including the Offer and the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) (the actions referred to in clauses (i), (ii) and (iii), “Remedy Actions”).

Notwithstanding the foregoing, neither Parent nor any of its affiliates will be required to proffer, consent to or agree to or effect any Remedy Action (x) with respect to any assets, categories of assets or portions of any business of Model N or any of its subsidiaries if, in each case, the Remedy Action would, individually or in the aggregate, reasonably be expected to (i) be material to the business, assets or financial condition of Model N and its subsidiaries, taken as a whole, or (ii) be materially detrimental to the benefits Parent and its affiliates expect as a result of the Offer or the Merger, or (y) with respect to any assets, categories of assets or portions of any business of Parent or any of its affiliates (the effects referred to in clauses (x) and (y), a “Burdensome Condition”) and Parent shall not be obligated to obtain “prior approval” or other affirmative approval from a governmental authority to carry out any future transaction, and shall not be required to agree to make any notification or provide prior notice to any governmental authority regarding any proposed transaction.

Further, in no event will Parent, Model N or their respective affiliates be required to (and Model N and its subsidiaries will not, without the prior written consent of Parent) proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the Merger; however, if so requested by Parent, Model N will agree to take any such Remedy Action that is conditioned upon the Merger. Neither party will extend any waiting period under the HSR Act (by pull and refile or otherwise) or enter into any agreement with the FTC, the DOJ or any other governmental authority not to consummate the Transactions without the consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

Each of Parent and Merger Sub, on the one hand, and Model N, on the other hand, has agreed to promptly inform the other of any substantive communication from any governmental authority regarding any of the Transactions in connection with any filings or investigations with, by or before any governmental authority relating to the Merger Agreement or the Transactions, including any proceedings initiated by a private party. If any party to the Merger Agreement or an affiliate thereof receives a request for additional information or documentary material from any governmental authority with respect to the Transactions pursuant to the HSR Act or any other antitrust law with respect to which any filings have been made, then such party will use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties have also agreed to (a) give the other party reasonable advance notice of and the opportunity to participate in substantive meetings and conference calls with any governmental authority relating to the Offer or the Merger, (b) keep the other party reasonably apprised of any substantive oral communications with any governmental authority in respect of the Offer or the Merger, (c) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other substantive written communications explaining or defending the Offer or the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, (d) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications to or from any governmental authority relating to the Offer or the Merger, (e) provide each other with copies of all substantive written communications to or from any governmental authority relating to the Offer or the Merger and (f) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any antitrust law) and the No Antitrust Proceedings Condition (each as defined in Section 15—“Conditions to the Offer”) and the condition to the Merger relating to the absence of legal prohibitions.

Parent has agreed that neither it nor Merger Sub nor any of their controlled affiliates will, after the date of the Merger Agreement, acquire or agree to acquire any rights, business, person or division thereof (by way of license, merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise) or enter into or agree to enter into any joint venture, collaboration, or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair Parent’s ability to obtain the approval of any governmental authority under any antitrust laws or the expiration or termination of any applicable waiting period with respect to the Transactions.

Stockholders’ Meeting

Model N has agreed to use reasonable best efforts to (in accordance with applicable law, NYSE rules and Model N’s organizational documents) to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting as promptly as reasonably practicable (and in no event later than the fortieth (40th) day) following the mailing of this proxy statement for the purpose of voting upon the adoption of the Merger Agreement and the approval of the Merger.

Public Statements and Disclosure

Each of Model N and Parent has agreed that the Company, Parent and Merger Sub shall consult with each other before issuing any public release or public announcement with respect to the Merger Agreement or the Transactions and none of the parties or their affiliates will issue any such press release or public announcement prior to obtaining the other parties’ consent (which consent will not be unreasonably withheld or delayed), subject to certain exceptions, including among others, except as required by applicable law or applicable stock exchange rules or regulations or any listing agreement, in which case the party required to make the release or announcement will use its reasonable best efforts to consult with the other party, and give good faith consideration to any input received, prior to the time such disclosure is so required to be issued.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides for certain indemnification, expense advancement and exculpation rights from and after the Effective Time in favor of Model N’s each present and former director, officer and employee of Model N and its subsidiaries (a “D&O Indemnitee”) with respect to matters existing or occurring at or prior to the Effective Time. In addition, Parent has agreed to cause the Surviving Corporation, (a) to maintain for a period of not less than six (6) years from the Effective Time provisions in the respective certificates of incorporation, bylaws and other organizational documents of Model N and its subsidiaries concerning the indemnification and exoneration (including provisions relating to expense advancement) of the D&O Indemnitees that are no less favorable to those persons than the provisions of applicable law and the certificates of incorporation, bylaws, indemnification agreements, and other organizational documents of Model N and the subsidiaries, as applicable, in each case, as of the date of the Merger Agreement and (b) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of D&O Indemnitee thereunder, in each case, except as required by applicable law.

The Merger Agreement also provides that, for a period of six (6) years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the directors’ and officers’ liability insurance policies of Model N and its subsidiaries on terms not less favorable than the terms of such current insurance coverage. Alternatively, in lieu of maintaining such insurance for a period of six (6) years, Model N may, or Parent may cause the Surviving Corporation to, cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing a prepaid, non-cancelable six (6)-year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time (a “Tail Policy”). In no event will Parent or the Surviving Corporation be required to expend for such policies an aggregate or total premium amount in excess of 350% of the amount per annum Model N paid for such coverage in its last full fiscal year (the “Maximum Premium”). If no such Tail Policy is available for less than the Maximum Premium, then Model N or the Surviving Corporation may obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as Model N’s directors’ and officers’ liability insurance carrier on the date of the Merger Agreement.

Stockholder Litigation

Model N has agreed to provide Parent’s counsel with prompt notice (email being sufficient) of, and copies of all pleading and correspondence relating to, and keep Parent reasonably informed on a current basis regarding, any stockholder litigation or similar proceeding against the Company or its directors or officers relating to the Transactions (the “Merger Litigation”). In addition, Parent has (a) the right to review and comment on all filings or responses in connection with the Merger Litigation (and Model N will in good faith take such comments into account) and (b) the opportunity to participate, at its expense, in the defense or settlement of any such Merger Litigation, and Model N will not settle, or offer to settle, any such Merger Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Convertible Notes

Model N and Parent have agreed to, prior to the Effective Time, deliver any notices (including with respect to holders’ rights to require repurchase or conversion of the Convertible Notes) and take all necessary actions that may be required by the Indentures.

If any Convertible Notes remain outstanding as of the Effective Time, Model N has agreed to (a) execute and deliver to the Trustee supplemental indentures to the Indentures, as and to the extent required by Indentures, including, without limitation, as a result of the Transactions constituting a “Fundamental Change” or “Make-Whole Fundamental Change” (as such terms are defined in the Indentures) and to provide that on and after the Effective Time, each holder of Convertible Notes shall have the right to convert such Convertible Notes into the Merger Consideration in accordance with, and subject to, the provisions of the Indentures governing the conversion of the Convertible Notes, (b) cause to be executed and delivered to the Trustee an officer’s certificate and an opinion of counsel and any other related documentation required by the Indentures in connection with such supplemental indentures, and (c) take any other actions reasonably requested by Parent in connection with the Transactions to the extent such actions are required in order to effect any repurchases or conversions of the Convertible Notes in accordance with the Indentures following the Effective Time.

In addition, Model N has agreed to, and to cause its subsidiaries to, use commercially reasonable efforts to cause their respective representatives to, cooperate with Parent in connection with the fulfillment of Model N’s obligations under the terms of the Convertible Notes and the Indentures at any time after the date of the Merger Agreement as reasonably requested by Parent.

Employee Matters

For a period of one year following the Effective Time (or, if earlier, the date of the Continuing Employee’s termination), Parent has agreed to provide each Model N employee who continues employment following the Effective Time (a “Continuing Employee”) with: (a) (i) a base salary or base wage rate, and (ii) target annual cash incentive compensation opportunities and commission opportunities, each of which are, on an individual basis, substantially comparable to those provided to such Continuing Employees as of immediately prior to the Effective Time (excluding for purposes of this clause (a) any transaction, change of control, or retention bonuses, any nonqualified deferred compensation arrangements, severance and equity or equity-based compensation granted to such Continuing Employee prior to the Closing), and (b) health and welfare benefits (excluding retiree medical or other post-employment welfare benefits) that are substantially comparable in the aggregate to those provided by Model N to such Continuing Employee as of immediately prior to the execution of the Merger Agreement.

Debt Financing

Prior to the Effective Time, subject to the limitations set forth in the Merger Agreement, each of Model N and its subsidiaries will use its reasonable best efforts to, and will use its reasonable best efforts to cause its respective officers, employees and other representatives with appropriate seniority and expertise to, provide cooperation reasonably requested by Parent and Merger Sub, at Parent’s sole cost and expense, in connection with any debt financing arrangements of Parent or Merger Sub in connection with the Transactions (the “Debt Financing”). Model N’s obligations include, but are not limited to, reasonably cooperating with the marketing and due diligence efforts for any of the Debt Financing, providing reasonable assistance with the timely preparation of documents required in connection with or proper for the Debt Financing and facilitating the granting of a security interest in and pledging of collateral, in each case, subject to the limitations set forth in the Merger Agreement.

The Merger Agreement does not require Model N or any of its subsidiaries to, in connection with the Debt Financing, (a) waive or amend any terms of the Merger Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (b) enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing; (c) incur any liability or give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (d) take any action that, in the good faith determination of Model N, would unreasonably interfere with its conduct of the business; (e) provide any information that is not reasonably available to Model N, (f) prepare separate financial statements for any of Model N or its subsidiaries to the extent not customarily prepared by Model N and its subsidiaries and to the extent such preparation would be unduly burdensome or change any fiscal period; (g) adopt any resolutions, execute any consents or otherwise take any corporate or similar action that will be effective prior to the Closing; or (h) provide any legal opinion.

Obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, to consummate the Merger.

Conditions to the Merger

The respective obligations of Parent, Merger Sub and Model N to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law, except with respect to the adoption of the Merger Agreement by Model N’s stockholders, which is not waivable) of each of the following conditions:

•	the adoption of the Merger Agreement by Model N stockholders;

•	the absence of any legal restraints restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger or the Transactions; and

•

the expiration or termination of any applicable waiting period under the HSR Act and any commitment to, or agreement with, any governmental authority not to close the Transactions before a certain date.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:

•

the representations and warranties of Model N (other than the representations and warranties in the next three bullets) set forth in the Merger Agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) in all respects as if made at and as of the Closing Date (except for representations and warranties that speak as of a particular date, which will be true and correct as of such date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•

the representations and warranties of Model N relating to certain aspects of Model N’s corporate existence and power, corporate authority, anti-takeover laws, certain aspects of Model N’s capitalization, and required stockholder approval for Model N to consummate the Merger being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) in all material respects as of the Closing Date as if made at and of the Closing Date (except for representations and warranties that speak as of a particular date, which will be true and correct as of such date);

•

the representations and warranties of Model N relating to certain other aspects of Model N’s capitalization and the broker fees being true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (in each case (1) without giving effect to any Company Material Adverse Effect or other materiality qualifications and (2) except for representations and warranties that speak as of a particular date, which will be true and correct as of such date), except for any inaccuracies that are de minimis in nature and amount;

•

the representations and warranties of Model N relating to absence of a Company Material Adverse Effect being true and correct in all respects as of the Closing Date as if made at and as of the Closing Date;

•

Model N having performed and complied in all material respects with all covenants and obligations under the Merger Agreement required to be performed or complied with by Model N at or prior to the Closing;

•	since April 7, 2024, no Company Material Adverse Effect having occurred; and

•

the receipt by Parent of a certificate of Model N executed on behalf of Model N by its authorized representative, certifying that the foregoing conditions to the obligations of the Parent and Merger Sub to consummate the Merger have been satisfied.

In addition, the obligation of Model N to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Model N:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (without giving effect to any references to materiality qualifications and except for representations and warranties that speak as of a particular date, which will be true and correct as of such date), except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger;

•

Parent and Merger Sub having performed and complied in all material respects with all covenants and obligations under the Merger Agreement required to be performed and complied with by the Parent and Merger Sub at or prior to the Closing; and

•

the receipt by Model N of a certificate of Parent executed on behalf of Parent by its authorized representative certifying that the foregoing conditions to the obligations of Model N to effect the Merger have been satisfied.

Termination

The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time in the following ways:

•	by mutual written agreement of Parent and Model N;

•	by either Model N or Parent:

•

if the Closing shall not have occurred on or before 5:00 p.m. (Eastern time) on October 4, 2024 (the “End Date”); provided that the right to so terminate the Merger Agreement may not be exercised by any party whose failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or primarily resulted in, the failure of the Closing to have occurred on or before the End Date;

•	if there exists any law that prohibits or makes illegal the consummation of the Merger or final and non-appealable order that permanently enjoins, restrains or otherwise prohibits the consummation of the Merger; provided that the right to so terminate the Merger Agreement may not be exercised by any party whose failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or primarily resulted in, the issuance of such order, decree or ruling; or

•	if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) will have been held and the requisite Model N stockholder approval was not obtained;

•	by Model N:

•

if (a) Model N is not in breach of the Merger Agreement such that Parent has the right to terminate the Merger Agreement under its termination right relating Model N’s failure to perform any covenant, agreement or obligation and the inaccuracy of its representations or warranties, (b) there is a breach of, or a failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement, such that failure to the closing conditions relating to their performance of any covenant, agreement or obligation and the accuracy of their representation and warranties would not be satisfied at the Closing, (c) Model N shall have delivered written notice to Parent of such breach or failure and (d) such breach or failure is not capable of cure or has not been cured by the date that is the earlier of (x) three (3) business days prior to the End Date or (y) thirty (30) following the date of delivery of the written notice to Parent of such breach or failure; or

•

prior to the receipt of the requisite Model N stockholder approval, in order to enter into an Alternative Acquisition Agreement (which we define in the section of this proxy statement captioned “The Merger Agreement — No Solicitation”) with respect to a Superior Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement — No Solicitation”) substantially concurrently with the termination of the Merger Agreement; provided that (a) Model N has complied with its obligations pursuant to the Merger Agreement with respect to such Superior Proposal, (b) the Board of Directors has authorized Model N to enter into such Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of the Merger Agreement, (c) substantially concurrently with the termination of the Merger Agreement, Model N enters into an Alternative Acquisition Agreement providing for such Superior Proposal (d) such Superior Proposal did not result from a breach of the provisions of Merger Agreement and (e) Model N pays to Parent (or one or more of its designees) the $43,167,695 termination fee prior to or concurrently with such termination.

•	by Parent:

•

if (a) Parent and Merger Sub are not in breach of the Merger Agreement such that Model N has the right to terminate the Merger Agreement under its termination right relating Parent’s or Merger Sub’s failure to perform any covenant, agreement or obligation and the inaccuracy of their representations or warranties, (b) there is a breach of, or a failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Model N set forth in the Merger Agreement, such that failure to the closing conditions relating to its performance of any covenant, agreement or obligation and the accuracy of its representation and warranties would not be satisfied at the Closing, (c) Parent shall have delivered written notice to Model N of such breach or failure and (d) such breach or failure is not capable of cure or has not been cured by the date that is the earlier of (x) three (3) business days prior to the End Date or (y) thirty (30) following the date of delivery of the written notice to Model N of such breach or failure; or

•

if, prior to the receipt of the requisite Model N stockholder approval, an Adverse Recommendation Change has occurred (which we define in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Board Recommendation Change”).

Effect of Termination

If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no effect (other than the confidentiality and certain other specified provisions therein) and, subject to the payment of the Termination Fee (as defined below), there will be no liability on the part of any party thereto or any of their Affiliates, officers, directors or stockholders, other than liability of Model N, Parent or Merger Sub, as the case may be, for fraud or any Willful Breach (as defined below) of the Merger Agreement occurring prior to (or in connection with) such termination.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach, regardless of whether breaching was the object of the act or failure to act.

Termination Fee

Model N has agreed to pay Parent a termination fee of $43,167,695 (the “Termination Fee”) in the event that:

•

the Merger Agreement is terminated (a) by Parent or Model N because (A) the Closing has not occurred by the End Date or (B) the Company Stockholders’ Meeting has been held and the requisite Model N stockholder approval has not been obtained or (b) by Parent because Model N has breached or failed to perform its representations, warranties, covenants or other agreements contained in the Merger Agreement;

•

an Acquisition Proposal has been made to Model N or its stockholders prior to (a) the date of the Company Stockholders’ Meeting (in the case of a termination pursuant to clause (a)(B) of the preceding bullet) and (b) the date of such termination (in the case of a termination pursuant to the clause (a)(A) or clause (b) of the preceding bullet) and within twelve (12) months of such termination, Model N enters into a definitive agreement for the consummation of any Acquisition Proposal or such Acquisition Proposal is consummated.

Model N will pay the Termination Fee prior to or concurrently with the earlier of the entry into a definitive agreement relating to an Acquisition Proposal and the consummation of an Acquisition Proposal. For purposes of determining whether the Termination Fee is payable in this instance, the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

The Termination Fee is also payable by Model N in the event that:

•

the Merger Agreement is terminated by Parent at any time prior to obtaining the requisite Model N stockholder approval, because the Board of Directors has effected an Adverse Recommendation Change, in which case the Termination Fee is payable within two (2) business days after such termination.

•

the Merger Agreement is terminated by Model N at any time prior to obtaining the requisite Model N stockholder approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, in which case the Termination Fee is payable prior to or concurrently with such termination.

Parent’s right to receive the Model N Termination Fee (and, in respect of any overdue payment, if applicable, (a) reimbursement of Parent’s expenses (including disbursements and fees of counsel) incurred in the successful collection of such overdue amount, including in connection with any related legal proceedings and (b) interest payments) shall, in circumstances in which the Termination Fee is owed or payable in accordance with the Merger Agreement, constitute the sole and exclusive remedy of Parent and Merger Sub against the Company Parties (as defined below) for any breach, loss or damage suffered as a result of or arising out of or relating to the failure of the Transactions to be consummated or for a breach or failure to perform thereunder or otherwise (except for (x) the rights or remedies of Parent or Merger Sub under the equitable remedy provisions described in “—Specific Performance” below and (y)  fraud or any Willful Breach but subject to limitation of liability as described in “—Limitations of Liability” below).

Specific Performance

Parent and Merger Sub, on the one hand, and Model N, on the other hand, are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity. It is explicitly agreed that Model N has the right to an injunction, specific performance or other equitable remedies in connection with enforcing the obligations of Parent and Merger Sub to consummate the Merger and cause the equity financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of Vista Equity Partners Fund under the Equity Commitment Letter in order to cause the equity financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter).

Limitations of Liability

The maximum aggregate liability for monetary damages of the Parent Parties for breaches under the Merger Agreement, the Limited Guaranty or the Equity Commitment Letter will not exceed $86,335,390 in the aggregate. The maximum aggregate liability for monetary damages of the Company Parties for breaches under the Merger Agreement will not exceed $86,335,390 in the aggregate. Notwithstanding such limitations of liability, Parent, Merger Sub and Model N will be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.

“Parent Parties” means (a) Parent, (b) Merger Sub, (c) Vista Equity Partners Fund and (d) any of Parent’s, Merger Sub’s or Vista Equity Partners Fund’s former, current and future affiliates, assignees, stockholders, limited partners, controlling persons, directors, officers, employees, agents, attorneys and other representatives.

“Company Parties” means (a) Model N and (b) any of Model N’s former, current and future affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other representatives.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, Model N, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective fees and expenses incurred in connection with the Transactions.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on NYSE under the symbol “MODN.” As of the Record Date, there were 39,422,997 shares of our common stock outstanding. We have never declared or paid any cash dividends on our common stock.

On May 14, 2024, the date prior to the date we first mailed this proxy statement to our stockholders, the closing price for our common stock on NYSE was $29.76 per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, our common stock will no longer be publicly traded and will be delisted from NYSE and deregistered under the Exchange Act, each in accordance with applicable law, rules and regulation. As a result, following the Merger, we will no longer file periodic reports with the SEC on account of Model N common stock and you will no longer have any interest in Model N’s future earnings or growth.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of May 8, 2024 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and current executive officers as a group, as reported by each person; and

•

each person, or group of affiliated persons, who is known to us to beneficially own more than 5% of the outstanding shares of our common stock based on information provided in their most recent filings with the SEC.

The percentages in the columns entitled “Shares Beneficially Owned” are based on a total of 39,422,997 shares of our common stock outstanding as of May 8, 2024.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. Restricted stock units that are scheduled to vest during the 60-day period following May 8, 2024 are considered outstanding and beneficially owned by the person holding the restricted stock units for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404.

Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

	Shares Beneficially Owned
Name of Beneficial Owner	Number (#)	Percent (%)
Named Executive Officers and Directors:
Jason Blessing (1)	428,985	*
John Ederer (2)	67,903	*
Mark Anderson (3)	116,602	*
Suresh Kannan (4)	87,237	*
Chris Lyon (5)	78,028	*
Tim Adams (6)	28,842	*
Baljit Dail (7)	57,630	*
Kimberly DeCarlis (8)	13,232	*
Melissa Fisher (9)	53,875	*
Manisha Shetty Gulati (10)	9,249	*
Alan Henricks (11)	31,130	*
Scott Reese (12)	28,504	*
Dave Yarnold (13)	23,713	*
All directors and executive officers as a group (15 persons) (14):	1,142,498	2.9%
5% Stockholders:
BlackRock, Inc. (15)	4,143,830	10.5%
Conestoga Capital Advisors, LLC (16)	4,085,794	10.4%
Artisan Partners (17)	3,168,453	8.0%
Clearbridge Investments, LLC (18)	2,718,760	6.9%
The Vanguard Group (19)	2,710,820	6.9%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)	Consists of 389,689 shares held by Mr. Blessing and 39,296 shares subject to restricted stock units held by Mr. Blessing that are releasable within 60 days of May 8, 2024.
(2)	Consists of 42,117 shares held by Mr. Ederer and 25,786 shares subject to restricted stock units held by Mr. Ederer that are releasable within 60 days of May 8, 2024.
(3)	Consists of 101,964 shares held by Mr. Anderson and 14,638 shares subject to restricted stock units held by Mr. Anderson that are releasable within 60 days of May 8, 2024.
(4)	Consists of 70,324 shares held by Mr. Kannan and 16,913 shares subject to restricted stock units held by Mr. Kannan that are releasable within 60 days of May 8, 2024.
(5)

Consists of 59,149 shares held by Mr. Lyon, of which shares are held by Mr. Lyon and his spouse as the trustees and beneficiaries of the Christopher J Lyon Revocable Trust. and 18,879 shares subject to restricted stock units held by Mr. Lyon that are releasable within 60 days of May 8, 2024.

(6)	Consists of 27,048 shares held by Mr. Adams and 1,794 shares subject to restricted stock units held by Mr. Adams that are releasable within 60 days of May 8, 2024.
(7)	(7) Consists of 55,665 shares held by Mr. Dail and 1,965 shares subject to restricted stock units held by Mr. Dail that are releasable within 60 days of May 8, 2024.
(8)	Consists of 11,605 shares held by Ms. DeCarlis and 1,627 shares subject to restricted stock units held by Ms. DeCarlis that are releasable within 60 days of May 8, 2024.
(9)

Consists of 52,211 shares held by Ms. Fisher as the trustee of The Melissa B Fisher Revocable Trust dated 4/29/19, and 1,664 shares subject to restricted stock units held by Ms. Fisher that are releasable within 60 days of May 8, 2024.

(10)	Consists of 7,640 shares held by Ms. Gulati and 1,609 shares subject to restricted stock units held by Ms. Gulati that are releasable within 60 days of May 8, 2024.
(11)	Consists of 29,355 shares held by Mr. Henricks and 1,775 shares subject to restricted stock units held by Mr. Henricks that are releasable within 60 days of May 8, 2024.
(12)	Consists of 26,840 shares held by Mr. Reese and 1,664 shares subject to restricted stock units held by Mr. Reese that are releasable within 60 days of May 8, 2024.
(13)	Consists of 22,012 shares held by Mr. Yarnold and 1,701 shares subject to restricted stock units held by Mr. Yarnold that are releasable within 60 days of May 8, 2024.
(14)

Consists of 989,069 shares held by our directors and executive officers as a group and 153,429 shares subject to restricted stock units that are releasable within 60 days of May 8, 2024 held by our directors and executive officers as a group.

(15)

Based on Schedule 13G filed January 24, 2024 with the SEC. Consists of 4,143,830 shares of common stock beneficially owned by BlackRock, Inc., of which it has (i) sole voting power over 3,999,166 shares of common stock; and (ii) sole dispositive power over 4,143,830 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Model N, Inc. No one person’s interest in the common stock of Model N, Inc. is more than five percent of the total outstanding common shares. The address of the reporting person is 50 Hudson Yards, New York, NY 10001.

(16)

Based on Schedule 13G filed on January 5, 2024 with the SEC. Consists of (i) 4,085,794 shares of common stock indirectly beneficially owned by Conestoga Capital Advisors LLC, of which it has sole voting power over 3,824,894 shares of common stock and sole dispositive power over 4,085,794 shares of common stock; and (ii) 2,672,432 shares of common stock beneficially owned by Conestoga Small Cap Fund, of which it has sole voting and dispositive power over 2,672,432 shares. The address of each reporting person is 550 E. Swedesford Rd., Suite 120, Wayne, PA 19087.

(17)

Based on Schedule 13G filed on February 12, 2024 with the SEC. Consists of 3,168,453 shares of common stock beneficially owned by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”) and Artisan Partners Asset Management Inc (“APAM”, of which APLP, Artisan Investments, Artisan Holdings and APAM have shared voting power over 2,544,134 shares and shared dispositive power over 3,168,453 shares. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; APAM is the general partner of Artisan Holdings. All reported shares have been acquired on behalf of discretionary clients of APLP. Persons other than APLP are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of APLP, Artisan Investments, Artisan Holdings and APAM has an economic interest in more than 5% of the class. The address of each reporting person is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(18)

Based on Schedule 13G filed February 9, 2024 with the SEC. Consists of 2,718,760 shares of common stock beneficially owned by ClearBridge Investments, LLC, which has (i) sole voting power over 2,718,271 shares of common stock; and (ii) sole dispositive power over 2,718,760 shares of common stock. The clients of ClearBridge Investments, LLC, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or power to direct the receipt of dividends from, and the proceeds from the sale of, the securities reported herein. ClearBridge Small Cap Growth Fund, an investment company registered under the Investment Company Act of 1940 and managed by ClearBridge Investments, LLC, has an interest in 1,950,729 shares of the common stock of Model N, Inc. The address of the reporting person is 620 8th Ave., New York, NY 10018.

(19)

Based on Schedule 13G filed on February 13, 2024 with the SEC. Consists of 2,710,820 shares of common stock beneficially owned by The Vanguard Group, of which it has (i) shared voting power over 68,811 shares of common stock; (ii) sole dispositive power over 2,611,131 shares of common stock; and (iii) shared dispositive power over 99,689 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

DEADLINE FOR FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Model N. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Model N will hold an annual meeting in 2025 only if the Merger has not already been completed.

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2025 annual meeting of stockholders, if held, pursuant to Rule 14a-8 of the Exchange Act must have submitted the proposal to us no later than September 7, 2024. If a stockholder wishes to present a proposal at our 2025 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, or wishes to nominate a director, pursuant to the advance notice provision in our bylaws, such stockholder must have give written notice to our Secretary at our principal executive offices at the address noted above. The Secretary must have received such notice no earlier than November 2, 2024, and no later than December 2, 2024. In the event that the 2025 annual meeting of stockholders is to be held on a date that is not within 30 days before or 60 days after the one-year anniversary of the 2023 annual meeting of stockholders, then a stockholder’s notice must be received by the Secretary no earlier than 120 days prior to the date of the 2025 annual meeting of stockholders and no later than the tenth day following the day on which we first make a public announcement of the date of the 2025 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. You are encouraged to carefully read all documents incorporated by reference into this proxy statement.

The following Model N filings with the SEC are incorporated by reference:

•

Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed with the SEC on November 17, 2023 (including the portions of our Definitive Proxy Statement on  Schedule 14A filed with the SEC on January 5, 2024 incorporated by reference therein);

•	Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 2023, filed on February 6, 2024, and Form 10-Q for the quarterly period ended March 31, 2024, filed on May 7, 2024; and

•	Current Reports on Form 8-K filed with the SEC on February 16, 2024, April 8, 2024 and April 22, 2024.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Company Stockholders’ Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Model N is subject to the reporting requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

If you would like to request documents from us, please do so as soon as possible, to receive them before the Company Stockholders’ Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, https://investor.modeln.com. The information included on our website is not incorporated by reference into this proxy statement.

You may obtain any of the documents we file with the SEC (excluding exhibits not incorporated herein by reference), without charge, by requesting them in writing or by telephone from us at the following address:

Model N, Inc.

Attn: Corporate Secretary

777 Mariners Island Boulevard, Suite 300

San Mateo, California 94404

(650) 610-4998

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, without charge, within one (1) business day after we receive your request. If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

+1 (877) 750-0510 (toll free)

+1 (212) 750-5833 (banks and brokers)

MISCELLANEOUS

WE HAVE NOT, AND PARENT HAS NOT, AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OTHER THAN INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES TO THIS PROXY STATEMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROXY STATEMENT IN VOTING ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR ADDITIONAL TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 15, 2024. NEITHER WE NOR PARENT PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MOUNTAIN PARENT, LLC,

MOUNTAIN MERGER SUB, INC.

AND

MODEL N, INC.

April 7, 2024

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 7, 2024, is entered into by and among Model N, Inc., a Delaware corporation (the “Company”), Mountain Parent, LLC, a Delaware limited liability company (“Parent”), and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that, at the Effective Time and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and (iv), subject to Section 6.02(d), resolved to recommend adoption of this Agreement by the Company’s stockholders;

WHEREAS, the board of directors (or similar governing body) of Parent and Merger Sub have each approved and declared advisable and in the best interests of their respective stockholders or members, as applicable, this Agreement and the Transactions, including the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously resolved to recommend that Parent, as the sole stockholder of Merger Sub, approves the adoption of this Agreement and the Transactions, including the Merger;

WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Vista Equity Partners Fund VIII, L.P. (the “Guarantor”) has delivered to the Company a guaranty (the “Guaranty”), pursuant to which the Guarantor has agreed to guarantee certain of the obligations of Parent and Merger Sub hereunder, and the Equity Commitment Letter (as defined below) pursuant to which the Guarantor has agreed to provide to Parent on the Closing Date the Equity Financing (as defined below); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“2025 Convertible Notes” means the Company’s 2.625% Convertible Senior Notes due 2025 issued under the 2025 Convertible Notes Indenture.

“2025 Convertible Notes Indenture” means the Indenture, dated as of May 22, 2020, by and between the Company and the Trustee.

“2028 Convertible Notes” means the Company’s 1.875% Convertible Senior Notes due 2028 issued under the 2028 Convertible Notes Indenture.

“2028 Convertible Notes Indenture” means the Indenture, dated as of March 13, 2023, by and between the Company and the Trustee.

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable to the Company in any material respect than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means any proposal or offer from a Third Party relating to (i) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, by any Third Party, whether from the Company or any other Person(s), of fifteen percent (15%) or more of the consolidated assets, revenue or net income of the Acquired Companies, taken as a whole; (ii) any direct or indirect purchase or other acquisition, in a single transaction or series of related transactions, by any Third Party, whether from the Company or any other Person(s), of beneficial ownership (or right to acquire beneficial ownership) of securities representing fifteen percent (15%) or more of the combined voting power or economic interests or fifteen percent (15%) or more of any class of Company Capital Stock, including pursuant to a tender offer or exchange offer that if consummated would result in any Third Party acquiring beneficial ownership of fifteen percent (15%) or more of the combined voting power or economic interests or fifteen percent (15%) or more of any class of Company Capital Stock; (iii) any merger, consolidation, joint venture, business combination, recapitalization, issue of securities, liquidation, amalgamation, reorganization, dividend, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Third Party or their shareholders, if consummated, would acquire fifteen percent (15%) or more of the combined voting power or economic interests of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (iv) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statute, rules or regulations thereto, and the UK Bribery Act 2010.

“Applicable Law” means, with respect to any Person, any Law or Governmental Order, in each case, of any Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, rules or regulations thereto.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Acquired Companies as of December 31, 2023, and the notes thereto, as contained in the Company SEC Documents.

“Company Balance Sheet Date” means December 31, 2023.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Cash on Hand” means all cash of the Acquired Companies.

“Company Common Stock” means the common stock, $0.00015 par value per share, of the Company.

“Company Compensatory Award” means each Company PRSU Award and Company RSU Award.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement.

“Company IP” means all Intellectual Property owned, or purported to be owned, by any Acquired Company.

“Company IT Assets” means all Software (including Company Products), computer hardware (whether general or special purpose), servers, information technology assets, platforms, systems, electronic data processing, record keeping, communications, telecommunications, interfaces, platforms, servers, peripherals and networks, including any outsourced systems and processes that are owned, controlled or used by the Acquired Companies in the conduct of the Acquired Companies’ business, taken as a whole.

“Company Material Adverse Effect” means any effect, change, condition, fact, circumstance, development, occurrence or event (each, an “Effect”) that, individually or in the aggregate, (x) had, has or would reasonably be expected to have a material adverse effect on the business, assets, operations, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole or (y) would render the Company unable to consummate the Merger prior to the End Date; provided, however, that with respect to (x) only, in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in Applicable Law, GAAP or any applicable accounting standards or any official interpretation thereof; (b) any change in general economic or political conditions, or acts of terrorism, epidemics or pandemics, disease outbreaks or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity), trade sanctions or any escalation or worsening relating to the foregoing; (c) any change in financial and capital markets conditions in the United States, including interest rates and currency exchange rates; (d) any change generally affecting the industries in the geographical markets in which the Acquired Companies operate; (e) any Effect resulting from the negotiation, entry into or announcement of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement (including (I) the initiation of litigation by any stockholder of the Company (or a derivative or similar claim) to the extent asserting allegations of breach of fiduciary duty or under securities laws relating to this Agreement or the Transactions or (II) any loss of customers, suppliers, distributors, partners or employees of the Acquired Companies, in each case, to the extent resulting from the negotiation, entry into, announcement, pendency or performance of this Agreement); provided, however, that this clause (e) shall not apply to, and shall be disregarded with respect to, references to “Company Material Adverse Effect” in any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions; (f) the taking of any action (or the omission of any action) expressly required by this Agreement; (g) any act of God or natural or man-made disaster, including hurricanes floods, drought, wildfires, or other similar events (or the worsening thereof); (h) any change, in and of itself, in the price or trading volume of the Company’s securities or other financial instruments, in and of itself (provided that this clause (h) shall not prevent a determination that any Effect underlying such change has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect)); or (i) any failure, in and of itself, of the Acquired Companies to meet any internal or published projections, estimates or forecasts (provided that this clause (i) shall not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect)); provided, further, that in the case of the foregoing clauses (a), (b), (c), (d) and (g), except to the extent that such matters have, or would reasonably be expected to have, a disproportionate adverse effect on the Acquired Companies (taken as a whole) relative to the impact on other companies of a similar size operating in the industries in which the Acquired Companies operate.

“Company Preferred Stock” means the preferred stock, $0.00015 par value per share, of the Company.

“Company PRSU Award” means an award of restricted stock units with respect to shares of Company Common Stock granted pursuant to any of the Company Stock Plans that is subject to performance-based vesting conditions.

“Company Product” means all Software and other products, including any of the foregoing currently in development at the current stage of their development, that are licensed, sold, marketed, distributed, supplied, hosted, or otherwise made available (including as software-as-a-service or a web-based application) by any Acquired Company to third parties on a commercial basis as of the date hereof or from which any Acquired Company has derived or recognized, currently derives or recognizes, or is scheduled to derive or recognize any revenue.

“Company RSU Award” means an award of restricted stock units, with respect to shares of Company Common Stock granted pursuant to any of the Company Stock Plans that is not subject to any performance-based vesting conditions.

“Company Stock Plans” means the Model N, Inc. 2013 Equity Incentive Plan, the Model N, Inc. 2021 Equity Incentive Plan and the Model N, Inc., 2021 Employee Stock Purchase Plan (the “ESPP”).

“Company Termination Fee” means an amount in cash equal to $43,167,695.

“Confidentiality Agreement” means that certain confidentiality letter agreement set forth on Section 1.01(a)(ii) of the Company Disclosure Letter.

“Contract” means any legally binding contract, agreement, letter contract, subcontract, arrangement, understanding, lease, sublease, note, bond, mortgage, indenture, license, sublicense, permit, work order, statement of work, purchase order or other instrument or obligation.

“Convertible Notes” means the 2025 Convertible Notes and the 2028 Convertible Notes.

“Convertible Notes Indentures” means the 2025 Convertible Notes Indenture and the 2028 Convertible Notes Indenture.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Protected Data or otherwise relating to privacy, security or security breach notification requirements and applicable to any Acquired Company, to the conduct of the Acquired Companies’ business, or to any of the Company IT Assets: (i) any Acquired Company’s own rules, policies and procedures (including all website privacy policies and internal information security procedures); (ii) all Applicable Laws (including, as applicable, the Health Insurance Portability and Accountability Act of 1996, the Financial Services Modernization Act of 1999 (a/k/a the Gramm-Leach-Bliley Act) the Student Online Personal Information Protection Act of 2014 (SOPIPA), the California Online Privacy Protection Act of 2003 (CalOPPA), the Family

Educational Rights and Privacy Act of 1974, the California Consumer Privacy Act of 2018 (CCPA) together with all implementing regulations therein and including the California Privacy Rights Act of 2020 (CPRA), the General Data Protection Regulation (Regulation (EU) 2016/679) together with all implementing regulations and national laws (“EU GDPR”), the EU GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”) and the UK Data Protection Act 2018, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM), the Telephone Consumer Protection Act (TCPA), the Illinois Biometric Information Privacy Act (BIPA), and the NY SHIELD Act); (iii) binding industry standards applicable to the industry in which the Acquired Companies’ business operates (including, if applicable, the PCI DSS); and (iv) contracts into which any of the Acquired Companies has entered or by which it is otherwise bound.

“Debt Financing Entities” mean the Debt Financing Sources, together with their Affiliates, their Affiliates’ current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners involved in the Debt Financing and their successors and assigns.

“Debt Financing Source” means, other than Parent, Guarantor, Merger Sub and their respective Affiliates, each Person (including the lenders and each agent and arranger) that commits to provide or otherwise provides or arranges the Debt Financing in connection with the transactions contemplated hereby.

“Disclosure Letter” means the Company Disclosure Letter or the Parent Disclosure Letter, as applicable.

“Environmental Laws” means any and all Laws and Governmental Orders relating to pollution, public or worker health or safety, or the protection of the environment or natural resources, including those relating to the treatment, storage, disposal or release of Hazardous Substances.

“Equity Financing” means the equity financing to be provided pursuant to the Equity Commitment Letter.

“Equity Securities” means, with respect to any Person, (i) any shares of capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for, or the value of which is measured by reference to, cash or shares of capital or capital stock or other voting securities of, or other ownership interests (including any voting debt) in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests (including any voting debt) in, or securities convertible into or exchangeable for, or the value of which is measured by reference to, shares of capital or capital stock or other voting securities of, or other ownership interests (including any voting debt) in, such Person or any of its Subsidiaries, (iv) obligations of a Person or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock or other equity or voting securities of such Person; or (v) any restricted shares, stock or other equity appreciation rights, restricted units or other equity, performance units or other equity, contingent value rights, profit participation, Contracts or commitments (including any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote)), “phantom” stock or similar securities or rights issued by or with the approval of such Person that are in each case derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Financing Conditions” means the conditions precedent set forth in Section 1(i) of the Equity Commitment Letter.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory, tax or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitrator or arbitral body (public or private), quasi-governmental authority or tribunal or any self-regulatory organization (including NYSE).

“Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including but not limited to Medicare, Medicaid, TRICARE, CHAMPVA, and state health programs.

“Governmental Order” means any order, settlement, stipulation, judgment, injunction, decree, writ, verdict, determination, ruling or award, in each case, issued, promulgated, made, rendered or entered by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Hazardous Substances” means any material, substance or waste which is listed or defined under Environmental Law due to its dangerous or deleterious properties or characteristics, petroleum or petroleum by-products, noise, odor, mold, per and polyfluoroalkyl substances, asbestos, radiation and polychlorinated biphenyls.

“Healthcare Laws” means all Laws applicable to the Company’s business relating to healthcare, including without limitation, to the extent applicable, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA, as defined herein; the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; the 340B Program, 42 U.S.C. § 256b; the Medicaid Drug Rebate Program 42 U.S.C. § 1396r-8; the 21st Century Cures Act, Pub. L. 114-255; Federal Food, Drug and Cosmetics Act, 21 U.S.C. § 301 et seq.; all Laws relating to or regulating the provision of, or billing, coding, or payment for, healthcare items or services, all Laws relating to or regulating reimbursement, kickbacks, fee-splitting, percentage-based billing arrangements, Payor coverage, and Payor claim processing; all Laws relating to or regulating drug or medical device pricing, rebates, or discounts; any Law relevant to false statements or claims, and all amendments or modifications made from time to time to the foregoing.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996, (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and (iii) applicable state Laws regarding patient privacy and the security, interoperability, use or disclosure of protected healthcare information.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) patents, patent applications, patent disclosures, inventions and improvements thereto (whether or not patentable) and all related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, trade names, service marks, trade dress, corporate names, logos, slogans, domain names, and other indicia of source, together with all goodwill associated therewith, (iii) copyrights, works of authorship (whether or not copyrightable), and moral rights, (iv) software and computer programs in any form or medium, whether in source code or object code format, data and databases, software implementations of algorithms, firmware and application programming interfaces, and related documentation and materials (collectively, “Software”), (v) all registrations and applications and renewals of the foregoing, and (vi) trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications, and all confidential, proprietary business, and technical information (collectively, “Trade Secrets”), including all tangible embodiments of the foregoing.

“Intervening Event” means any Effect that, individually or in the aggregate, is material to the Acquired Companies, taken as a whole, that is not known to nor reasonably foreseeable by the Company Board as of the date of this Agreement, which Effect becomes known to or by the Company Board after the execution of this Agreement and prior to adoption of this Agreement by the Required Company Stockholder Approval; provided that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (i) the fact alone that the Company meets or exceeds any internal or published forecasts, projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any changes alone after the date of this Agreement in the market price or trading volume of shares of Company Common Stock (it being understood that the underlying cause of any of the foregoing in this clause (i) may be considered and taken into account), or (ii) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of each of the individuals set forth on Section 1.01(a)(i) of the Company Disclosure Letter.

“Law” means any and all domestic (federal, state, municipal or local) or national, supranational or foreign laws (whether statutory, common law or otherwise), treaties, statutes, rules, regulations, Governmental Orders, acts, codes, guidances, policies, permits, ordinances or similar requirements promulgated, issued, entered into or applied by any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by an Acquired Company.

“Lien” means any mortgage, easement, deed of trust, pledge, hypothecation, encumbrance, charge, claim, option, security interest or other lien, license or restriction of any kind.

“Member Bank” means an institution that, as a member of a Payment Network, is authorized by such Payment Network to enter, initiate, or receive transactions into (or from) such Payment Network’s authorization and settlement systems.

“NYSE” means the New York Stock Exchange or any successor exchange.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company in connection with the execution of this Agreement.

“Payment Network” means National Automated Clearinghouse Association (NACHA), and any card association, check clearing or card network or exchange, electronic payments, or funds/wire transfer network, or similar organization or association having clearing, settlement or oversight responsibilities.

“Payment Network Rules” means the rules, regulations, bylaws, operating rules, guidelines, standards, policies, manuals, or procedures or published written guidance or requirements of, or applicable to, any Payments Network, including with respect to the processing or handling of payment information or the collection, settlement, processing, possession or remittance of electronic payments or funds transfers.

“Payor” means all Governmental Health Programs and all other healthcare service plans, health maintenance organizations, health insurers, other private, commercial, or governmental third-party payors, or other any other Person that pays, or arranges for the payment, for all or any part of any healthcare service for itself or for any other Person, as well as any Person that develops, leases, or sells access to networks of healthcare providers.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances arising by operation of Applicable Law, in each case, arising in the ordinary course of business, for amounts that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use and operation of such real property or the operation of the business of the Acquired Companies, (v) with respect to real property, easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Acquired Companies at such real property or otherwise reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (vi) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent annual report on Form 10-K filed with the SEC by the Company and Liens securing surety bonds or indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (vii) Liens that will be released on or prior to the Closing Date, (viii) Liens described in Section 1.01(a)(iii) of the Company Disclosure Letter and (ix) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means any individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, association, trust, Governmental Authority, Payment Network or instrumentality or other entity of any kind.

“Personal Information” means any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including any data that constitutes personal information, personally-identifiable information, or personal data under any agreement, law or privacy policy applicable to any Acquired Company.

“Proceeding” means any claim, cause of action, suit, charge, complaint, administrative demand, hearing, enforcement, proceeding, litigation, mediation, hearing (in each case, whether civil, criminal or administrative), audit, assessment, arbitration, lawsuit, examination, inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Process” means the access, creation, collection, use, storage, maintenance, processing, recording, sharing, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Protected Data” means Personal Information, data subject to the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”), and all data and information for which any Acquired Company is required by Law, agreement or privacy policy to safeguard and/or keep confidential or private.

“Registered IP” means all Company IP that is registered, recorded, filed, or applied for with any Governmental Authority, including domain names.

“Representatives” means, with respect to any Person, (i) such Person’s Affiliates and (ii) such Person’s and each such Affiliate’s respective officers, directors, managers, employees, agents, attorneys, accountants, advisors, consultants, investment bankers and other authorized representatives.

“Required Company Stockholder Approval” means the affirmative vote to adopt this Agreement from the holders of at least a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been in the last five (5) years the subject or target of a comprehensive embargo under Sanctions Laws (including, Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine.).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions-or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security or U.S. Department of State sanctions-or export-related restricted party list; (ii) any Person located, organized, or resident of a Sanctioned Country, (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i-ii); or (iv) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), and the United Nations Security Council.

“SEC” means the United States Securities and Exchange Commission (or any successor thereto).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of a Person means any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”) made by a Third Party and which did not result from a breach of the Company’s obligations pursuant to Section 6.02 which the Company Board determines in good faith, after consultation with its financial and outside legal advisors (taking into account the conditionality, timing and certainty of closing, financing, legal and regulatory aspects of such Acquisition Proposal, the likelihood that such Acquisition Proposal will be consummated in accordance with its terms, the identity of the Person making such Acquisition Proposal, and such other factors as the Company Board considers to be appropriate and taking into account any changes to the terms of this Agreement made or proposed by Parent to the Company in response to such Acquisition Proposal pursuant to Section 6.02(d)) is more favorable from a financial point of view to the Company’s stockholders than the Transactions.

“Takeover Statute” means any “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” means any and all U.S. federal, state or local or non-U.S. taxes, levies, duties and other similar charges and fees, whether disputed or not, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, estimated or other tax, together with any interest, penalty or addition thereto.

“Tax Return” means any return, report, declaration, information return or other document (including schedules thereto, other attachments thereto or amendments thereof) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax.

“Third Party” means any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons other than Parent, Merger Sub and their respective Affiliates.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Transfer Taxes” means all direct and indirect transfer, documentary, sales, use, stamp, court, registration and other similar Taxes (including any real estate transfer Taxes), and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the Transactions.

“Trustee” means U.S. Bank Trust Company, National Association.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach, regardless of whether breaching was the object of the act or failure to act. For purposes of this Agreement, a party’s failure to consummate the Closing when required pursuant to Section 2.01 will be deemed a Willful Breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	Section 6.02(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.02(a)(i)
Book-Entry Share	Section 3.01(b)
Business IP	Section 4.15(a)
Cancelled Shares	Section 3.01(c)
Capitalization Date	Section 4.06(a)
CBA	Section 4.18(i)
Certificate	Section 3.01(b)
Certificate of Merger	Section 2.02(a)
Closing	Section 2.01
Closing Date	Section 2.01
COBRA	Section 4.18(d)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 4.02(b)

Term	Section
Company Fundamental Representations	Section 7.02(a)(i)
Company Liability Limit	Section 8.02
Company Licenses	Section 4.11(b)
Company Material Contract	Section 4.10(a)
Company Parties	Section 8.03(d)
Company SEC Documents	Section 4.07(a)
Company Stockholder Meeting	Section 6.04(c)
Compensatory Vested Award Fund	Section 3.02(a)
Continuing Employees	Section 6.19(a)
Converted Cash Award	Section 3.05(a)(ii)
D&O Indemnitee	Section 6.08(a)
Debt Financing	Section 6.20(a)
Delaware Secretary of State	Section 2.02(a)
DGCL	Recitals
Dissenting Share	Section 3.07
DPA	Section 4.11(h)
Effective Time	Section 2.02(a)
End Date	Section 8.01(b)
Enforceability Exceptions	Section 4.02
Enforcement Expenses	Section 8.03(g)
Equity Commitment Letter	Section 5.08
Exchange Fund	Section 3.02(a)
Fairness Opinion	Section 4.02(a)
Foreign Plan	Section 4.18(l)
Guarantor	Recitals
Guaranty	Recitals
Indemnification Agreement	Section 6.08(a)
Insurance Policies	Section 4.16
Large Customer	Section 4.23(a)
Malicious Code	Section 4.15(d)
Material Customer	Section 4.23(a)
Material Supplier	Section 4.23(b)
Maximum Premium	Section 6.08(b)
Merger	Recitals
Merger Communication	Section 6.06(a)
Merger Consideration	Section 3.01(a)
Merger Litigation	Section 6.10
Merger Sub	Preamble
Multiemployer Plan	Section 4.18(c)
Notice of Adverse Recommendations Change	Section 6.02(d)(i)
Notice of Intervening Event	Section 6.02(d)(ii)
Parent	Preamble
Parent Liability Limit	Section 8.02
Parent Parties	Section 8.03(e)
Paying Agent	Section 3.02(a)
Plans	Section 4.18(a)
Proxy Date	Section 6.04(c)
Proxy Statement	Section 6.04(a)
Real Property Leases	Section 4.13(b)
Reimbursement Obligations	Section 6.20(d)
Surviving Corporation	Section 2.02(a)

Term	Section
Tail Policy	Section 6.08(b)
Terminating Company Breach	Section 8.01(e)
Terminating Parent Breach	Section 8.01(f)
Trade Control Laws	Section 4.11(f)
Unvested Company RSU Award	Section 3.05(a)(ii)
Unvested PRSU Converted Cash Consideration	Section 3.05(b)
Unvested RSU Converted Cash Consideration	Section 3.05(a)(ii)
Vested Company RSU Award	Section 3.05(a)(i)
Vested RSU Consideration	Section 3.05(a)(i)
WARN Act	Section 4.18(k)

Section 1.02 Definitional and Interpretative Provisions.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article”, “Exhibit”, “Schedule” or “Section” refer to the specified Article or Section of, or Exhibit or Schedule to, this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,”; (vi) the word “or” shall be disjunctive but not exclusive; and (vii) unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(b) The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein); provided, that such amendments and other modifications thereto have been made available to the other party prior to the date hereof.

(d) Words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(e) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(f) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(g) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

(h) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(i) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(j) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(k) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, other than with respect to Section 6.02(d), if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

(l) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(m) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(n) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(o) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(p) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(q) The phrase “made available” with respect to documents shall be deemed to include any documents (i) filed with or furnished to the SEC or (ii) provided in a virtual “data room” established by the Company or its Representatives in connection with the Transactions, in the case of each of clauses (i) and (ii), at least two (2) Business Days prior to the date hereof.

(r) References to any Contract are to such Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof; provided, that such amendments, modifications and supplements thereto have been made available to the other party prior to the date hereof.

ARTICLE II

THE TRANSACTION

Section 2.01 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place remotely by the exchange of documents by electronic transmission on the date which is three (3) Business Days after the date on which all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived (if such waiver is permissible hereunder or under Applicable Law) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time, place and date as Parent and the Company may mutually agree in writing; provided, that notwithstanding the satisfaction or waiver of the closing conditions set forth in Section 7.01, Section 7.02 and Section 7.03, in no event shall Parent or Merger Sub be required to effect the Closing prior to the forty-fifth (45th) day after the date of this Agreement unless otherwise agreed by Parent in writing in its sole discretion. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.02 The Merger.

(a) Contemporaneously with, or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State or such later time as is stated therein (the “Effective Time”). As a result of the Merger, the separate corporate existence of Merger Sub shall automatically cease and the Company shall continue its existence as a wholly owned subsidiary of Parent under the Laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers, properties and franchises of the Company and Merger Sub, and all of the obligations, liabilities, debts and duties of the Company and Merger Sub shall become the obligations, liabilities, debts and duties of the Surviving Corporation.

(c) At the Effective Time, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form of the certificate of incorporation attached to the Certificate of Merger, which shall be the form of the certificate of incorporation of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company and provisions naming the initial board of directors or relating to the incorporator shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation, and (ii) the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form of the bylaws of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company), and as so amended shall be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws; provided, in each case, that the references to Merger Sub’s name shall be replaced by references to “Model N, Inc.”.

(d) Subject to Section 6.16, from and after the Effective Time, unless otherwise determined by Parent prior to the Effective Time, officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.01 Effect of Merger on Capital Stock.

(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders or any other Person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Cancelled Shares and any Dissenting Shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $30.00 per share of Company Common Stock (such amount of cash, as may be adjusted pursuant to Section 3.01(e), is hereinafter referred to as the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.02.

(b) From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated share of Company Common Stock represented by book-entry (each, a “Book-Entry Share”), in each case, outstanding as of immediately prior to the Effective Time previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.02, the Merger Consideration, without interest.

(c) Cancellation of Company Common Stock. At the Effective Time, all shares of Company Common Stock that are owned directly by Parent, Merger Sub, any of their wholly owned Subsidiaries or any Subsidiary of the Company, immediately prior to the Effective Time or held in treasury of the Company (the “Cancelled Shares”) shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be cancelled, extinguished and retired without any conversion thereof and shall cease to exist, and shall cease to have any rights with respect thereto and shall no longer be outstanding, and no payment shall be made in respect thereof.

(d) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(e) Adjustments. Notwithstanding anything in this Agreement to the contrary, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) combination, exchange or readjustment of shares, any stock dividend or stock distribution thereon with a record date during such period or any other similar transaction, the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement. Nothing in this Section 3.01(e) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement (including, for the avoidance of doubt, Section 6.01(a)).

Section 3.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall select a nationally recognized financial institution (the identity and terms of appointment of which shall be reasonably acceptable to the Company) to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time represented by a Certificate and each Book-Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and except for any Dissenting Shares. Prior to or substantially concurrently with the Effective Time, Parent shall deposit or cause to be deposited (i) with the Paying Agent, an aggregate amount of cash that, when taken together with cash available on the Company’s balance sheet that is deposited with the Paying Agent at the Effective time, is sufficient to pay the aggregate Merger Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Exchange Fund”) and (ii) with the

Company, cash in an amount sufficient for the Company to pay the aggregate Vested RSU Consideration in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Compensatory Vested Award Fund”); provided that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the aggregate Merger Consideration, or fund such portion of the aggregate Vested RSU Consideration from the Company Cash on Hand as specified in such request. In the event the Exchange Fund or the Compensatory Vested Award Fund shall be insufficient to make the payments in connection with the Merger contemplated by Section 3.01 or Section 3.05, respectively, Parent shall promptly deposit or cause to be deposited additional funds with the Paying Agent or the Company, as applicable, in an amount that is equal to the deficiency in the amount required to make the applicable payment. The Paying Agent shall, pursuant to irrevocable instructions, deliver the aggregate Merger Consideration contemplated to be issued pursuant to Section 3.01 out of the Exchange Fund. Parent shall cause the Surviving Corporation to pay the Vested RSU Consideration contemplated to be paid pursuant to Section 3.05 out of the Compensatory Vested Award Fund. The Exchange Fund and the Compensatory Vested Award Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time (and in any event not later than the third (3rd) Business Day following the Effective Time), Parent will direct the Paying Agent to send to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock (other than the Cancelled Shares and except for any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or customary and effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or customary and effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, in exchange for the Merger Consideration in such form as Parent and the Company may reasonably agree.

(c) Upon the surrender of a Certificate (or delivery of a customary affidavit of loss in lieu thereof) or a Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor, as promptly as practicable, the Merger Consideration pursuant to the provisions of this Article III, and the Certificates or Book-Entry Shares surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share shall be properly transferred. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(d) Registered Holders. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any Transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(e) No Transfers; No Further Ownership. After the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be automatically cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund deposited with the Paying Agent that corresponds to Dissenting Shares shall be returned to Parent upon demand. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock after the date which is one (1) year following the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of shares of Company Common Stock who has not exchanged his, her or its shares of Company Common Stock in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration in respect of such holder’s shares of Company Common Stock. Other than any Transfer Taxes described in Section 3.02(d), Parent shall pay all charges and expenses of the Paying Agent in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Paying Agent, the Company or the Surviving Corporation shall be liable to any Person, including any holder of shares of Company Common Stock or Company Compensatory Awards, including for any Merger Consideration or Vested RSU Consideration that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock two (2) years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of any Governmental Authority, shall, to the fullest extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person (and their successors, assigns or personal representatives) previously entitled thereto.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest, gain or other income produced by such investments will be payable to Parent or its designee as directed by Parent.

(h) All Merger Consideration, Vested RSU Consideration, Unvested RSU Converted Cash Consideration, and Unvested PRSU Converted Cash Consideration issued or paid upon conversion of the Company Common Stock, the Vested Company RSU Awards, the Unvested Company RSU Awards, or the Company PRSU Awards, as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock, Vested Company RSU Awards, Unvested Company RSU Awards, or Company PRSU Awards, as the case may be.

Section 3.03 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Paying Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without interest, to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article III; provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such amount, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

Section 3.04 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including consideration payable to any holder or former holder of Company Compensatory Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any applicable provision of federal, state, local or foreign Tax Law. Parent and Merger Sub shall use commercially reasonable efforts to provide prior notice to the Company of any such deduction or withholding (other than (a) withholding because of the compensatory nature of the applicable payment or (b) U.S. backup withholding) and shall reasonably cooperate with the Company to minimize or eliminate such deduction or withholding to the extent permitted by Law. To the extent that amounts are so deducted or withheld and timely and properly paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation, its Subsidiaries or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.05 Treatment of Company Compensatory Awards.

(a) Company RSU Awards.

(i) Vested Company RSU Awards. At the Effective Time, each outstanding Company RSU Award that is vested at the Effective Time (but not yet settled) or that vests as a result of the consummation of transactions contemplated by this agreement (a “Vested Company RSU Award”) shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash (without interest), equal to (A) the total number of shares of Company Common Stock subject to such Vested Company RSU Awards immediately prior to the Effective Time multiplied by (B) the Merger Consideration (the “Vested RSU Consideration”). Parent shall cause the Surviving Corporation to pay the Vested RSU Consideration, less any applicable withholding Taxes, to each holder of a Vested Company RSU Award through the payroll system of the Surviving Corporation as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation that is at least five (5) Business Days following the Closing Date).

(ii) Unvested Company RSU Awards. At the Effective Time, each outstanding Company RSU Award that is not a Vested Company RSU Award (an “Unvested Company RSU Award”) shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into a contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash (without interest) (each such amount in cash, as applied to each Company Compensatory Award, a “Converted Cash Award”), equal to (A) the total number of shares of Company Common Stock subject to such Unvested Company RSU Awards immediately prior to the Effective Time multiplied by (B) the Merger Consideration (the “Unvested RSU Converted Cash Consideration”). Except as otherwise provided in this Section 3.05(a)(ii), each such Converted Cash Award assumed and converted pursuant to this Section 3.05(a)(ii) shall continue to have, and shall be subject to, the same terms and conditions (including vesting and forfeiture) as applied to the corresponding Unvested Company RSU Award immediately prior to the Effective Time. The Surviving Corporation shall pay any portion of such Unvested RSU Converted Cash Consideration that vests to the applicable holder thereof, less any applicable withholding Taxes, no later than the second (2nd) regularly scheduled payroll date following the date on which such portion vests.

(b) Company PRSU Awards. At the Effective Time, each outstanding Company PRSU Award shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into a Converted Cash Award with respect to an amount equal to (A) the total number of shares of Company Common Stock subject to such Company PRSU Awards immediately prior to the Effective Time (with the performance metrics deemed achieved as set forth in Section 6.01(a)(vi) of the Company Disclosure Letter) multiplied by (B) the Merger Consideration (the “Unvested PRSU Converted

Cash Consideration”). Each such Converted Cash Award assumed and converted pursuant to this Section 3.05(b) shall continue to have, and shall be subject to, the same terms and conditions (including time vesting and forfeiture conditions, but excluding any performance conditions) as applied to the corresponding Company PRSU Award immediately prior to the Effective Time. The Surviving Corporation shall pay any portion of such Unvested PRSU Converted Cash Consideration that vests to the applicable holder thereof, less any applicable withholding Taxes, no later than the second (2nd) regularly scheduled payroll date following the date on which such portion vests.

(c) As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions as are necessary to effectuate the treatment of the Company Compensatory Awards pursuant to this Section 3.05.

Section 3.06 Treatment of ESPP. As promptly as reasonably practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the ESPP) shall take such actions (to the extent not already taken prior to the date of this Agreement) as may be required to provide that, with respect to the ESPP, (a) participation following the date of this Agreement shall be limited to those employees who participated in the ESPP immediately prior to the execution and delivery of this Agreement, (b) participants participating in any offering period or purchase period in progress on the date hereof may not (i) increase their payroll deductions or purchase elections from those in effect immediately prior to the execution and delivery of this Agreement or (ii) make separate non-payroll contributions to the ESPP on or following the date hereof, (c) no new offering period shall commence, nor shall any existing offering period be extended, after the execution and delivery of this Agreement, (d) any offering period under the ESPP that otherwise would be outstanding as of the Effective Time to be terminated on the day immediately prior to the day on which the Effective Time occurs, (e) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall be exercised no later than the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the ESPP) (provided that remaining amounts allocated to each participant’s account under the ESPP as of such date shall be returned to the participant by the Company pursuant to the terms of the ESPP) and (f) the ESPP shall terminate no later than immediately prior to the Effective Time (but subject to the consummation of the Merger).

Section 3.07 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal (each such share, a “Dissenting Share”), if any, such Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration pursuant to Section 3.01 and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (a) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, effectively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (b) if any holder of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (c) if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been automatically converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company will give Parent prompt written notice of all written demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served pursuant to pursuant to Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing. Parent shall have the right to participate in, control and direct all negotiations and proceedings with respect to such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth in the Company Disclosure Letter (subject to Section 9.05) or (ii) as disclosed in the Company SEC Documents (other than (a) disclosures in the “Risk Factors” or “Quantitative and Qualitative Disclosures About Market Risk” sections of any Company SEC Documents, (b) any disclosure of risks included in any “forward-looking statements” disclaimer in any such Company SEC Documents, to the extent that such statements are forward-looking, predictive or cautionary in nature) filed by the Company at least two (2) Business Days prior to the date hereof (without giving effect to any amendment to any such document filed after the date that is two (2) Business Days prior to the date hereof) (provided, that nothing disclosed in the Company SEC Documents prior to the date hereof shall be deemed disclosed for purposes of Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.03 (Government Authorization), Section 4.06 (Capitalization; Subsidiaries), Section 4.08(a) (Absence of Certain Changes), and Section 4.21 (No Brokers)), the Company represents and warrants to Parent and Merger Sub:

Section 4.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority required to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent true, complete and correct copies of the organizational documents of the Acquired Companies. The Company is not in violation of any of its certificate of incorporation or bylaws (or comparable organizational documents) in any material respect.

(c) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly qualified or licensed to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate power and authority required to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company’s Subsidiaries are in violation in any material respect of any provision of their certificate of incorporation, bylaws or similar governing documents.

Section 4.02 Corporate Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Company Stockholder Approval, to consummate the Transactions. Assuming the accuracy of the representation set forth in Section 5.11, the execution, delivery and performance by the Company of this

Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company by the Company Board, subject to the receipt of the Required Company Stockholder Approval, and no other corporate proceedings on the part of the Company or any other stockholder vote (other than the Required Company Stockholder Approval) is necessary to authorize the execution, delivery and performance of this Agreement by the Company or for the Company to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State) pursuant to the Company’s governing documents, the DGCL and the rules and regulations of NYSE. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement and assuming the accuracy of the representation set forth in Section 5.11, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(a) On or prior to the date of this Agreement, the Company Board has received from Jefferies LLC, its written opinion (the “Fairness Opinion”), subject to the assumptions, limitations, qualifications and conditions set forth therein, that the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders (other than holders of Cancelled Shares) and such opinion has not been withdrawn, revoked or modified. The Company shall, following the execution of this Agreement, furnish an accurate, complete and confidential copy of the Fairness Opinion to Parent.

(b) On or prior to the date of this Agreement, the Company Board has, at a meeting duly called and held, unanimously determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interest of the Company and the holders of Company Common Stock, and has duly adopted resolutions by a unanimous vote (which have not been withdrawn or modified) (w) determining that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s stockholders, (x) approving and declaring advisable this Agreement and the Transactions, (y) directing that this Agreement be submitted to the stockholders of the Company for their adoption and (z) subject to Section 6.02, recommending adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”), which Company Board Recommendation, subject to Section 6.02, has not been subsequently withdrawn or modified.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no consent, approval or authorization of, or filing with, any Governmental Authority on the part of the Company or its Subsidiaries other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents set forth on Section 4.03 of the Company Disclosure Letter with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified or licensed to do business, (ii) compliance with and filings or notifications under any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, including the filing of the Proxy Statement (iv) compliance with any applicable rules of NYSE, and (v) where failure to take any such actions or filings would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Anti-Takeover Laws. Assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub contained in Section 5.07 and Section 5.11, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL or in the certificate of incorporation, bylaws or similar governing documents of the Company and any other similar applicable “anti-takeover” law will not be applicable to this Agreement or the Transactions.

Section 4.05 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, (b) assuming that the consents, approvals, authorizations and filings referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Required Company Stockholder Approval and assuming the accuracy of the representation set forth in Section 5.11, contravene, conflict with or result in a violation or breach of any Applicable Law or Payment Network Rule, or (c) assuming compliance with the matters referred to in Section 4.03, require any consent by or any notice to any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Company Material Contract to which the Company or any of its Subsidiaries is a party, except in the case of clauses (b) and (c) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation, loss, consent or notice that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies taken as a whole.

Section 4.06 Capitalization; Subsidiaries.

(a) As of the close of business on April 4, 2024 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock, of which 39,422,997 shares are issued and outstanding, inclusive of shares of Company Common Stock held by the Company in its treasury and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares are issued and outstanding. As of the Capitalization Date, no shares of Company Common Stock were held by the Company in its treasury.

(b) As of the Capitalization Date, the Company has outstanding: (i) Company RSU Awards covering an aggregate of 2,337,104 shares of Company Common Stock, (ii) Company PRSU Awards covering an aggregate of 1,077,102 shares of Company Common Stock (determined based on the maximum-level achievement of performance goals for such Company PRSU Awards), and (iii) (A) $34,530,000 aggregate principal amount of the 2025 Convertible Notes, (with a conversion rate as of the date hereof equal to 30.0044 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the 2025 Convertible Notes Indenture) and (B) $253,000,000 aggregate principal amount of the 2028 Convertible Notes, (with a conversion rate as of the date hereof equal to 23.2364 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the 2028 Convertible Notes Indenture). Since the Capitalization Date until the Effective Time, except as permitted by Section 6.01(a)(ii) hereof or Section 6.01(a)(ii) of the Company Disclosure Letter, the Company has not issued any Equity Securities except for shares of Company Common Stock issued upon exercise or settlement of Company Compensatory Awards, in each case that were outstanding at or prior to the Capitalization Date.

(c) As of the Capitalization Date, the Company has reserved (i) 20,331,932 shares of Company Common Stock under the Company Stock Plans (other than the ESPP) for issuance on exercise, vesting or other conversion to Company Common Stock of incentive awards under the Company Stock Plans (other than the ESPP) and (ii) 3,000,000 shares of Company Common Stock for issuance under the ESPP. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Section 4.06(c) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of each outstanding Company PRSU Award and Company RSU Award, including, as applicable, the respective name of the holder, the date of grant, the target and maximum number of shares of Company Common Stock subject to such Company Compensatory Award as of the date of this Agreement, and the vesting schedule (including applicable performance periods, in the case of the Company PRSU Awards).

(d) Except as provided in Section 4.06(a) or Section 4.06(b), and other than the Convertible Notes or changes since the Capitalization Date resulting from settlement of Company Compensatory Awards outstanding on such date or issuance of shares of Company Common Stock in accordance with the ESPP, in each case, as expressly permitted by this Agreement, there are no outstanding Equity Securities of the Company or other obligations by the Company to make any cash settlements or payments based on the price or value of any Equity Securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other Equity Securities. The Company does not have a stockholder rights plan in effect.

(e) Each Subsidiary of the Company on the date hereof, the jurisdiction of formation of such Subsidiary, the ownership interest of the Company in each such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary is listed on Section 4.06(e) of the Company Disclosure Letter, together with any joint ventures, partnerships, portfolio companies or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Except as set forth on Section 4.06(e) of the Company Disclosure Letter, the Acquired Companies do not own any Equity Securities in any other Person.

(f) All outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and all such shares are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens). No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other agreements calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its Equity Securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such Equity Security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with the Company or any of its Subsidiaries). There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other Equity Securities, and there are no outstanding phantom equity, profit participation, equity appreciation or similar rights with respect to any Subsidiary of the Company.

(g) No dividends or similar distributions have accrued or been declared but are unpaid on any Equity Securities of the Acquired Companies and no Acquired Company is subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Equity Securities of the Acquired Companies. There are no outstanding obligations, Contracts or commitments of any nature to which an Acquired Company is a party or by which it is bound restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any shares of Company Common Stock or other Equity Securities. No Acquired Company is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Equity Securities of the Acquired Companies. Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any other Person, corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 4.07 Company SEC Documents; Company Financial Statements; Disclosure Controls.

(a) Since November 19, 2022, the Company has filed or otherwise furnished (as applicable) with the SEC all forms, schedules, statements, documents and reports (including exhibits and all other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (such forms, schedules, statements, documents and reports so filed or furnished by the Company or any of its Subsidiaries with the SEC since such date, as have been supplemented, modified or amended since the time of filing (but no later than the date hereof), collectively, the “Company SEC Documents”). As of its respective filing date, or, if amended, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, the Sarbanes-Oxley Act and

the Dodd-Frank Act of 2020, as the case may be, and the applicable rules and regulations promulgated thereunder applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules thereto) of the Company included in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP during the periods involved (except as may be indicated therein or in the notes thereto, none of which, if presented, would materially differ from those in the audited consolidated financial statements) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the dates and for the periods referred to therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto, that are not material in amount or nature).

(c) The Acquired Companies have established and maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since November 19, 2022, the Company has not identified or been made aware of (i) any significant deficiencies in the design or operation of internal control over financial reporting which would adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal control over financial reporting and (ii) any fraud or allegation thereof, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(e) Section 4.07(e) of the Company Disclosure Letter sets forth a good faith estimate of the cash and cash equivalents of the Company and its Subsidiaries as of March 31, 2024. Except for the Convertible Notes, the Company and its Subsidiaries as of the date of this Agreement have no indebtedness for borrowed money.

Section 4.08 Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, (a) a Company Material Adverse Effect has not occurred, (b) the business of the Acquired Companies has been conducted, in all material respects, in the ordinary course of business and (c) no Acquired Company has taken any action, or failed to take any action, in each case, which would have required the prior written consent of Parent pursuant to clauses (i), (iii), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xiv), (xv), and (xvii) of Section 6.01(a) had such actions been taken after the date of this Agreement.

Section 4.09 No Undisclosed Liabilities. There is no liability, debt or obligation of or claim against an Acquired Company of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities and obligations (a) specifically reflected, disclosed or reserved for on the Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents, (b) that have arisen since the Company Balance Sheet Date in the ordinary course of the operation of business of the Acquired Companies (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement, violation of Law or misappropriation), (c) incurred in connection with this Agreement or the Transactions, (d) disclosed on Section 4.09 of the Company Disclosure Letter or (e) which would not reasonably be expected to be material to the Acquired Companies, taken as a whole. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents. Section 4.09 of the Company Disclosure Letter sets forth the aggregate value (in U.S. dollars) of principal outstanding under all indebtedness for borrowed money of the Acquired Companies as of the date hereof.

Section 4.10 Company Material Contracts.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of each Contract in effect as of the date hereof, excluding any Plans that are set forth on Section 4.18(a) of the Company Disclosure Letter or not required to be scheduled thereon, and all purchase orders or statements of work issued under each such Contract in the ordinary course of business, to which any Acquired Company is a party to or bound, and which falls within any of the following categories:

(i) Any Contract relating to a joint venture, strategic alliance, partnership or similar agreement;

(ii) any Contract that involves annual future expenditures by an Acquired Company of more than $1,000,000 or annual future revenues by an Acquired Company of more than $5,000,000;

(iii) except with respect to indebtedness between or among any Acquired Companies, any Contract relating to (A) indebtedness for borrowed money or evidenced by promissory notes or debt securities, (B) any financial guaranty or (C) any interest rate, currency or other swap, forward, future, collar, put, call, floor, cap, option or other similar Contract, in the case of clause (A) in excess of $250,000 individually;

(iv) any Contract relating to an acquisition, investment, asset purchase, divestiture, merger or similar transaction (A) which an Acquired Company has entered into in the past three years or (B) that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on an Acquired Company;

(v) the Real Property Leases;

(vi) any Contract between or among an Acquired Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of any class of Company Capital Stock (other than the Company) or any Affiliate of the foregoing (or, to the Knowledge of the Company, any immediate family member of any of the foregoing), on the other hand;

(vii) any Contract that by its terms limits the payment of dividends or other distributions to shareholders by the Company or any Subsidiary of the Company;

(viii) any Contract with a Material Customer or Material Supplier (other than purchase orders or statements of work in the ordinary course of business);

(ix) any Contract pursuant to which any Third Party has licensed or transferred any Intellectual Property to any Acquired Company, which Intellectual Property is incorporated into the Company Product or is otherwise material to the Acquired Companies or the operation of the Acquired Companies’ business, taken as a whole, other than licenses to generally commercially available Software that have an ongoing cost of $500,000 or less in the aggregate per annum;

(x) any Contract (A) under which any Acquired Company has granted or received an exclusive license to any Intellectual Property, (B) under which any Acquired Company has licensed or transferred material Company IP to any Person, other than non-exclusive licenses (including software as a service or “SaaS” licenses) granted in the ordinary course of business in connection with the sale of the Company Products or (C) under which any Acquired Company has delivered, made available, licensed, or placed into escrow any Software included in the Company IP;

(xi) any Contract with a Governmental Authority or public healthcare establishment or institution, including any clinical research agreement or grant agreement;

(xii) any CBA;

(xiii) any Contract that (A) limits or restricts, in any material respect, the ability of the Acquired Companies to compete in any geographic area or line of business or (B) contains exclusivity, “most favored nation” or similar covenants for the benefit of the counterparty of such Contract;

(xiv) any Contract pursuant to which any Acquired Company has any revenue share or royalty obligations with respect to the sale or license of any Company Products;

(xv) any Contract that (A) is with or results in revenue from transactions processed on a Payment Network, (B) is with any Member Bank, or (C) provides for or pursuant to which a financial institution sponsors or registers any Acquired Company to a Payment Network or obtains banking, custody or payments processing or check preparation services that any Acquired Company provides to its customers;

(xvi) any Contract pursuant to which any Acquired Company has outstanding obligations to perform any material development with respect to any material Company IP for or on behalf of any Third Party;

(xvii) each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or its Subsidiaries has or will have any outstanding payment obligations or that otherwise imposes material outstanding obligations after the date of this Agreement; and

(xviii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act).

Each Contract required to be listed in this Section 4.10(a), other than this Agreement, is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract (including all material amendments thereto, but excluding any purchase orders issued under a Company Material Contract in the ordinary course of business and that do not substantially or materially modify the terms of any such Company Material Contract), as of the date of this Agreement, have been made available by the Company to Parent, or publicly filed in the Company SEC Documents.

(b) Each Company Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. Each Company Material Contract is in full force and effect, except to the extent any Company Material Contract expires or terminates in accordance with its terms in the ordinary course of business. None of the Company or any of its Subsidiaries has sent or received written notice of any violation or breach of or default (with or without notice or lapse of time or both) under any Company Material Contract or has expressly waived in writing any rights or benefits under any Company Material Contact to which it is a party or any of its properties or other assets is subject. Each Acquired Company has in all material respects performed all obligations required to be performed by it under each Company Material Contract, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Company Balance Sheet Date through the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no counterparty to any Company Material Contract has notified the Acquired Companies in writing (or, to the Knowledge of the Company, otherwise) that it intends to terminate, cancel or not renew a Company Material Contract.

Section 4.11 Compliance with Applicable Laws; Company Licenses; Data Privacy & Security.

(a) Except with respect to matters set forth on Section 4.11(a) of the Company Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Acquired Companies are, and for the past three (3) years have been, in compliance with all Applicable Laws and Payment Network Rules, (ii) during the past three (3) years no Acquired Company has received any written notice from any Governmental Authority, Payment Network or Member Bank alleging any noncompliance or violation by such Acquired Company with respect to any such Applicable Law, and (iii) no investigation or audit by any Governmental Authority, Payment Network or Member Bank regarding a violation of any such Applicable Law or Payment Network Rule is pending or, to the Knowledge of the Company threatened.

(b) The Acquired Companies hold all regulatory permits, approvals, licenses registrations, accreditations, certifications, qualifications, consents, clearances, variances, exemptions and other similar authorizations, including franchises and ordinances issued or granted to the Acquired Companies by any Governmental Authority, Payment Network or accrediting body (the “Company Licenses”) that are required for the Acquired Companies to conduct their business, as presently conducted, except where the failure to hold such Company Licenses would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company License is valid and in full force and effect and has not, during the past three (3) years, been suspended, revoked, cancelled or adversely modified, (ii) the Acquired Companies are and during the past three (3) years have been, in compliance with all such Company Licenses; and (iii) there are no actions or Proceedings pending or to the Knowledge of the Company, threatened that would reasonably be expected to result in the revocation, modification, limitation or termination of any Company License, and during the past three (3) years, there has not been any event, condition or circumstance that would preclude or limit any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Acquired Companies, including in connection with their Processing of Personal Information, have during the past three (3) years complied with, and currently is in compliance with all Data Security Requirements; (ii) the Acquired Companies have commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect (A) the confidentiality, integrity, availability, and security of the Company IT Assets that are involved in the Processing of Personal Information (B) all Personal Information Processed by the Acquired Companies from and against unauthorized access, use and/or disclosure; (iii) during the past three (3) years none of the Acquired Companies have received written notice from any Governmental Authority or other Person that alleges that such Acquired Company is in noncompliance with any Data Security Requirements; and (iv) to the Knowledge of the Company, during the past three (3) years, there have been no unauthorized uses of or accesses to Personal Information in any Acquired Company’s possession or control, including but not limited to any personal data breach (as defined by the EU GDPR).

(e) The Acquired Companies are, as of the date of this Agreement, and have in the past five (5) years been in compliance, in all material respects, with all Anti-Corruption Laws. Neither the Company nor any Subsidiary of the Company, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other Third Party representative acting on behalf of the Company or any Subsidiary of the Company has at any time made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or other Person in violation of Anti-Corruption Laws.

(f) Neither the Company nor any Subsidiary of the Company, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other Third Party representative acting on behalf of the Company or any Subsidiary of the Company is currently, or has been in the past five (5) years: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, or (iii) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Applicable Laws (collectively, “Trade Control Laws”).

(g) In the past five (5) years, neither the Company nor any Subsidiary of the Company has (i) received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case (i)-(iii) concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.

(h) Neither the Company nor any Subsidiary of the Company engages in (i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

Section 4.12 Litigation. There currently are no, and for the past three (3) years there have been no, pending or, to the Knowledge of the Company, threatened, lawsuits, actions, suits, claims or other Proceedings at law or in equity or, to the Knowledge of the Company, investigations before or by any Governmental Authority against an Acquired Company or affecting any of their respective assets or any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such) that would reasonably be expected to have, individually or in the aggregate. a Company Material Adverse Effect. There is no unsatisfied Governmental Order or any open injunction binding upon an Acquired Company or any Acquired Company’s assets or properties which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Real Property.

(a) The Acquired Companies do not own any real property.

(b) Section 4.13(b) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all leases relating to Leased Real Property (the “Real Property Leases”). The Company has delivered or made available to Parent, a true, complete and correct copy of each Real Property Lease (including all amendments, renewals, guaranties and other agreements with respect thereto). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) an Acquired Company has a legal, valid, binding and enforceable and in full force and effect leasehold estate in all Leased Real Property, subject to the Enforceability Exceptions and any Permitted Liens, (ii) no Acquired Company has received any written notice from any lessor of such Leased Real Property of, nor does the Company have Knowledge of the existence of, any breach or default, event or circumstance that, with notice or lapse of time, or both, would constitute a breach or default by the party that is the lessee or lessor of such Leased Real Property, (iii) the Acquired Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, and (iv) no Acquired Company has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Acquired Companies.

Section 4.14 Compliance with Healthcare Laws.

(a) The Acquired Companies are, and during the last three (3) years have been, in compliance in all material respects with all applicable Healthcare Laws. During the last three (3) years, the Acquired Companies have not received any written notification from any Governmental Authority of: (i) any material violation of any Healthcare Law or (ii) any pending or threatened material Proceeding under any Healthcare Law. The Acquired Companies are not party to any corporate integrity agreement and do not have reporting obligations pursuant to any deferred prosecution, consent decree, settlement, integrity agreement, corrective action plan or other similar obligation or agreement with any Governmental Authority relating to compliance with applicable Healthcare Laws.

(b) Except as would not reasonably be material to the Acquired Companies, within the last three (3) years, neither the Acquired Companies, nor, any of their respective directors, officers, employees nor, to the Knowledge of the Company, any of its contractors, is or has ever been: (i) debarred, excluded, or suspended from participating in any Governmental Health Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act in connection with any material violation of any Governmental Health Program requirement, (iii) engaged in any activities that are prohibited by or are cause for civil or criminal penalties or mandatory or permissive exclusion under any Healthcare Laws, (iv) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, (v) charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Governmental Health Program, or (vi) has made any voluntary or self-disclosure to any Governmental Authority or Payor of any potential or actual non-compliance with any Healthcare Law.

(c) Within the last three (3) years, none of the (i) Acquired Companies is or has been subject to HIPAA as a “covered entity” or “business associate” (each as defined in HIPAA), and (ii) except as would not reasonably be material to the Acquired Companies, the Acquired Companies, nor any of their directors, officers managers, or employees, nor to the Knowledge of the Company, independent contractors, has ever used, disclosed, created, received, maintained, accessed, or transmitted “protected health information” (as defined in HIPAA) to conduct the business of the Acquired Companies.

(d) Except as would not be material to the Acquired Companies, none of the Acquired Companies employ, contract with, or otherwise engage any healthcare professionals to provide healthcare services on behalf of any of the Acquired Companies.

Section 4.15 Intellectual Property.

(a) The Acquired Companies solely and exclusively own and possess good and valid title to the Company IP free and clear of any Liens (other than Permitted Liens) and have the valid and enforceable right to use all other Intellectual Property used in, or necessary for, the conduct or operation of the business of the Acquired Companies as currently conducted or anticipated to be conducted (together with all Company IP, collectively, the “Business IP”) except as would not reasonably be material to the business of the Acquired Companies, taken as a whole. None of the material Registered IP is subject to any pending challenge received by any Acquired Company in writing relating to the ownership, registrability, patentability, validity, or enforceability of such Registered IP (excluding ordinary course office actions at the U.S. Patent & Trademark Office or similar Governmental Authorities).

(b) (i) Neither the conduct or operation of the business of the Acquired Companies nor any Acquired Company is currently, or was in the three (3) years prior to the date of this Agreement, infringing, diluting, misappropriating, or otherwise violating any Intellectual Property of any other Person and (ii) no Proceeding is pending or, during the three (3) years prior to the date of this Agreement, has been threatened in writing against any Acquired Company alleging that either the conduct or operation of the business of the Acquired Companies or any Acquired Company infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of another Person, except in each case for any infringement, misappropriation, dilution, violation, or Proceeding that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, (x) in the three (3) years prior to the date of this Agreement, no Acquired Company has provided any Third Party with written notice claiming that such Third Party is infringing, misappropriating, diluting or otherwise violating any Company IP, and, (y) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company IP.

(c) The Acquired Companies take and have taken commercially reasonable measures to protect, safeguard, protect and maintain each of the Acquired Companies’ rights in its confidential information and Trade Secrets (including any confidential information and Trade Secrets of Third Party provided to the Acquired Companies), and Company IP, except as would not reasonably be expected to be material to the business of the Company, taken as a whole. Each of the Acquired Companies has required employees and contractors who have access to material confidential information or material Trade Secrets of the Company or who contribute to the development of material Intellectual Property on behalf of the Company, including Company IP, to execute agreements containing confidentiality provisions and assigning all such Intellectual Property to an Acquired Company.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies own, lease, license, or otherwise has the legal right to use all Company IT Assets, and such Company IT Assets are sufficient for the needs of the business of Acquired Companies, as it is currently conducted or anticipated to be conducted. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole: (i) to the Knowledge of the Company, there are no bugs, disabling codes, spyware, Trojan horses, worms and other similarly disabling or malicious code (collectively, “Malicious Code”) in the Company IT Assets; (ii) to the Knowledge of the Company, in the past three (3) years prior to the date of this Agreement, there have not been any unauthorized uses, access to, intrusions breaches of security, or failures that have not been remedied or replaced with respect to the Company IT Assets; and (iii) in the three (3) years prior to the date of this Agreement, the Acquired Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans and procedures.

(e) To the Knowledge of the Company, no Software included in the Company Products is subject to any “copyleft” or other obligation or condition under any “open source” license and used by an Acquired Company in a manner that would (i) require the disclosure, licensing, or distribution of any source code for any portion of any Company Product, (ii) require that any Company Product be licensed for the purpose of making derivative works, or (iii) require any Company Product to be redistributed at no or minimal charge, in each case except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole. To the Knowledge of the Company, (A) all Company Products operate in all material respects in accordance with their documentation, (B) there are no defects in any of the Company Products that would prevent the same from performing substantially in accordance with any Acquired Company’s obligations under written customer Contracts, and (C) there is no Malicious Code in any Company Product, in each case except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(f) As of the date hereof, the Acquired Companies, taken as a whole, possess all source code and related documentation for all material Company Products, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(g) No Acquired Company has disclosed, delivered, licensed or otherwise made available, nor does any Acquired Company have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code to any Company Products to any Person (other than Persons working with or on behalf of the Company and subject to written confidentiality obligations), except as would not be material to the Company, taken as a whole.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company IP is subject to any Proceeding with respect to any the Acquired Companies restricting in any manner the use, transfer or licensing thereof by the Acquired Companies of such Company IP or any Company Products.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions will not result in: (i) the termination of any license of Intellectual Property to any Acquired Company by a Third Party; (ii) the granting by the Company of any license or rights to any Company IP; or (iii) the release from escrow of any technology or Software included in the Company IP.

(j) Section 4.15(j) of the Company Disclosure Letter contains (i) a complete and accurate list of all Registered IP and (ii) a high-level summary of Company Products owned or purported to be owned by any Acquired Company that are currently licensed, sold, marketed, distributed, supplied, hosted, or otherwise made available by any Acquired Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies have maintained all Registered IP in the ordinary course consistent with reasonable business practices.

Section 4.16 Insurance Coverage. The Company has made available to Parent true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies (the “Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Acquired Companies maintain insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks as is sufficient to comply with Applicable Law and all Company Material Contracts; (b) each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Acquired Companies are in compliance in all respects with the terms and conditions of such Insurance Policies; (c) no event has occurred which, with or without notice or lapse of time or both, would constitute a breach of or default under, or permit the termination of any Insurance Policy, and neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice, regarding any cancellation or invalidation, premium increase with respect to, or material alteration of coverage under, any Insurance Policy; (d) the Company has filed claims as required under the respective Insurance Policies with insurers with respect to all matters and occurrences for which it has coverage, including those which fall within any self-insured retentions or deductibles; and (e) there are no pending claims submitted by the Company or any of its Subsidiaries as to which coverage has been denied, rejected or disputed by the applicable insurer.

Section 4.17 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) all Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects;

(b) all Taxes of each Acquired Company (whether or not shown to be due and payable on any such Tax Return) have been paid; each Acquired Company has withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party;

(c) no deficiency for any amount of Taxes has been asserted in writing or assessed by any Governmental Authority against any Acquired Company, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved;

(d) there are no audits or examinations by any Governmental Authority ongoing or pending or, to the Knowledge of the Company, threatened with respect to any Taxes of any Acquired Company;

(e) there are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Acquired Company (other than extensions that arise as a result of an extension of time for the filing of Tax Returns);

(f) there are no Liens for Taxes upon any property or assets of any Acquired Company, except for Permitted Liens;

(g) none of the Acquired Companies have, within the past two (2) years, been a party to any transaction purported or intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code);

(h) no Acquired Company (i) is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract (other than Contracts entered into in the ordinary course of business, the principal purpose of which is not related to Taxes), (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group (A) of which the Company is the common parent or (B) the only members of which are Acquired Companies), or (iii) has any liability for any Tax of any Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), by Contract (other than Contracts entered into in the ordinary course of business, the principal purpose of which is not related to Taxes) or as a transferee or successor.

(i) no Acquired Company has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(j) the Company is not and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code; and

(k) no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of a method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law); (iv) installment sale made prior to the Closing Date; or (v) prepaid amount received outside of the ordinary course of business prior to the Closing Date.

Section 4.18 Employees and Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a complete list of each Plan. For purposes of this Agreement, Plan shall mean each: (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) employment, commission, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, termination, bonus or other incentive, medical, vision, dental, welfare, post-employment welfare, vacation, paid time off or other compensation or benefit plan, program, policy, agreement or arrangement, in each case, sponsored, maintained or contributed to by the Company or any of its Subsidiaries, required to be sponsored, maintained or contributed to by the Company of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability, other than any plan maintained by a Governmental Authority (collectively, the “Plans”). The Company has made available to Parent true and complete copies of the following, as applicable, with respect to each Plan: (A) current plan and trust documents (including all amendments thereto), (B) the most recent summary plan description and all summaries of material modifications thereto, (C) the current determination, advisory or opinion letter received from the Internal Revenue Service. (D) all non-routine correspondence with any Governmental Authority dated within the past three (3) years and (E) the most recent financial statements and annual reports on Form 5500 (including all attachments and schedules thereto).

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that could reasonably be expected to cause the loss of qualification of any such Plan. Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Plan has been established, funded, maintained and administered in accordance with its terms and in compliance with ERISA, the Code and other Applicable Laws. No Proceeding, claim or dispute (other than routine claims for benefits in the ordinary course of business) is pending or, to the Knowledge of the Company, threatened with respect to any Plan. All contributions, reimbursements, premiums and other payments with respect to each Plan which have become due have been made on a timely basis or, to the extent not yet due, have been made or properly accrued in accordance with GAAP. Neither the Company nor any Subsidiary has incurred (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 or the Code and no circumstances exist nor have any events occurred that would reasonably be expected to result in the imposition of any such penalties or Taxes.

(c) No Plan is or was a (i) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to, or has any liability with respect to, nor within the past six (6) years, sponsored, maintained or contributed to, or had any liability with respect to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code, including in each case as a consequence of at any time having been considered a single employer, with any other Person, under Section 414 of the Code or Section 4001(b) of ERISA. No Plan is or was a “multiple employer plan” (as such term is defined under Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as such term is defined under Section 3(40) of ERISA).

(d) Except as set forth on Section 4.18(a) of the Company Disclosure Letter, no Plan provides and neither the Company nor any of its Subsidiaries has any current or contingent obligation to provide for post-employment welfare benefits, other than (i) health care continuation coverage required by Section 4980B of the Code (“COBRA”) or other Applicable Law, with the covered individual paying the full premium cost (except to the extent the Company or its Subsidiaries are required to subsidize such coverages under Applicable Law) or (ii) coverage through the end of the calendar month in which a termination of employment occurs (in accordance with applicable Plan documents and insurance policies). There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Plan.

(e) Neither the execution by the Company of this Agreement nor the consummation of the Transactions will (either alone or upon occurrence of any additional or subsequent events): (i) trigger any payment or other obligation to or increase the amount of compensation or benefits due to any current or former employee, officer, consultant, director or other individual service provider of the Company or any Subsidiary; (ii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit or require the Company or any Subsidiary to fund amounts due under any Plan; (iii) restrict the ability of the Company to merge, amend or terminate any Plan; (iv) result in the forgiveness of indebtedness of any current or former employee, officer, consultant, director or other individual service provider of the Company or any Subsidiary; or (v) give rise to the payment of any amount or provision of any benefit that would, individually or in combination with any other such payment or benefit, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(f) Each Plan that is, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has at all times been operated in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and no amount thereunder is, has been or is reasonably expected to be subject to Tax under Section 409A of the Code.

(g) Neither the Company nor any of its Subsidiaries has any obligation to “gross-up” or otherwise indemnify, reimburse or make whole any current or former employee, officer, consultant, director or other individual service provider of the Company or any Subsidiary for the imposition of Tax under Section 409A or Section 4999 of the Code.

(h) In the past three (3) years, no labor union, works council, or other labor organization or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification. Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened representation or certification Proceeding or other Proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law.

(i) There is, and in the past three (3) years has been, no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown, lockout, picketing, handbilling, material grievance, material labor-related arbitration, or other material labor dispute against or affecting the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, bound by, subject to, or currently negotiating any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”), and, in the past three (3) years, there have been no labor unions or other organizations representing, or, to the Knowledge of the Company purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are, and in the past three (3) years, there have been, no actual or threatened labor organizing activities with respect to any employees of the Company or any of its Subsidiaries. With respect to the transactions contemplated by this Agreement, the Company and any of its Subsidiaries have satisfied any notice, consultation or bargaining obligations owed to its employees or their representatives under applicable Law, CBA or other contract.

(j) The Company and each of its Subsidiaries have promptly and impartially investigated, and taken prompt corrective action (where required by Applicable Law or as otherwise warranted) with respect to, all sexual harassment, and other harassment, discrimination, retaliation or material policy violation allegations of which any of them is aware or has been made aware during the past three (3) years. The Company and its Subsidiaries do not reasonably expect any material liability with respect to any such allegations and are not aware of any such allegations that would indicate a breach of fiduciary duty or that, if known to the public, would bring the Company or any of its Subsidiaries into material disrepute.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under Applicable Law, company policy, or Contract; and (ii) each individual who is providing, or within the past three years has provided, services to the Company or any of its Subsidiaries and is or was classified and treated as (A) an exempt or non-exempt employee, or as (B) an independent contractor, consultant, leased employee, or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company

Material Adverse Effect, each Acquired Company is, and for the past three (3) years has been, in compliance with all Applicable Laws respecting labor, employment, and employment practices, including Laws respecting terms and conditions of employment, health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), discrimination, harassment, retaliation, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws) (the “WARN Act”), labor relations, employee leave issues, employment decision tools and other artificial intelligence, employee trainings and notices, COVID-19, affirmative action and unemployment insurance.

(l) Without limiting the generality of the other provisions of this Section 4.18, with respect to each Plan that is subject to the Laws of a jurisdiction other than the United States, whether or not United States Law also applies (any such Plan, a “Foreign Plan”): (i) each Foreign Plan has been established, maintained and administered in all material respects in accordance with its terms and Applicable Laws, and if intended to qualify for special tax treatment, meets in all material respects the requirements for such treatment; (ii) all material required employer and employee contributions to each Foreign Plan required by its terms or by applicable Law have been made on a timely basis or, to the extent not yet due, has been accrued in accordance with generally accepted accounting practices in the applicable jurisdiction; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) and (iv) there are no material unfunded or underfunded liabilities with respect to any Foreign Plan.

Section 4.19 Environmental Matters. The Acquired Companies are and have been in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Acquired Companies have obtained (and are and have been in compliance with) all Company Licenses required under applicable Environmental Laws to permit the Acquired Companies to operate their assets (including in the manner in which they are now operated and maintained) and to conduct the business of the Acquired Companies (including as currently conducted), except where the absence of any such Company License (or failure to so comply) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no written claims or notices received by (or pending or, to the Knowledge of the Company, threatened against) the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has been no release, manufacture, distribution, marketing, sale, transportation, treatment, storage or disposal or arrangement for the disposal of, contamination by, or exposure of any Person to any substance, material or waste, including any Hazardous Substance, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.20 Required Vote. Assuming the accuracy of the representation in Section 5.11, the Required Company Stockholder Approval is the only vote or approval of the holders of any of the Company Capital Stock necessary under Applicable Law or the Company’s certificate of incorporation or bylaws to adopt this Agreement and approve the Merger and the other Transactions.

Section 4.21 No Brokers. Except for Jefferies LLC, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who will be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions. The Company has disclosed to Parent on Section 4.21 of the Company Disclosure Letter the reasonably estimated fee, as of the date hereof, paid or to be paid by the Company in connection with its engagement of Jefferies LLC. The Company has made available solely to Parent’s counsel a true, correct and complete copy of the Jefferies LLC engagement letter.

Section 4.22 Related Party Transactions. As of the date hereof, except as disclosed in the Company SEC Documents, in the past three (3) years, there have been no Contracts, transactions, or series of related transactions, or relationships that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23 Material Customers and Suppliers.

(a) Section 4.23(a) of the Company Disclosure Letter sets forth a true and correct list of the Acquired Companies’ Material Customers and Large Customers (each as defined below). Except as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Company Balance Sheet Date, no Acquired Company has received any written or, to Knowledge of the Company, oral notice from any Material Customer or Large Customer of its intention to terminate or not renew its business relationship with the Acquired Companies or to decrease materially purchasing services or products from or otherwise materially change or modify the terms of its business relationship with the Acquired Companies in a manner materially adverse to the Acquired Companies. As used herein, “Material Customer” means, on a consolidated basis, the Acquired Companies’ top fifteen (15) customers based on the amount of total revenue generated from such customer for the 12-month period ended December 31, 2023, and “Large Customer” means, on a consolidated basis, the Acquired Companies’ next ten (10) largest customers after the Material Customers based on the amount of total revenue generated from such customer for the 12-month period ended December 31, 2023. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, during the past twelve (12) months prior to the date hereof, no Acquired Company has been, or is currently, engaged in any Proceeding with any Material Customer or Large Customer.

(b) Section 4.23(b) of the Company Disclosure Letter sets forth a true and correct list of the Acquired Companies’ Material Suppliers (as defined below). Since the Company Balance Sheet Date through the date hereof, no Acquired Company has received any written or, to the Company’s Knowledge, oral notice from any Material Supplier of its intention to terminate or not renew its business relationship with the Acquired Companies or to decrease materially providing services or products to or otherwise materially change or modify the terms of its business relationship with the Acquired Companies in a manner materially adverse to the Acquired Companies. As used herein, “Material Supplier” means, on a consolidated basis, the Acquired Companies’ top fifteen (15) vendors or suppliers based on the amount of total payments to such vendors or suppliers by the Acquired Companies for the 12-month period ended December 31, 2023, showing aggregate amount paid to each such Material Suppliers during each such period. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, during the past twelve (12) months prior to the date hereof, no Acquired Company has been, or is currently, engaged in any Proceeding with any Material Supplier.

Section 4.24 No Additional Representations or Warranties. Except as provided in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or with respect to any other information provided to Parent, Merger Sub or their respective Affiliates in connection with the Transactions, including the accuracy, completeness or timeliness thereof. Neither the Company nor any other Person will have or be subject to any claim, liabilities or any other obligation to Parent, Merger Sub or any other Person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or Merger Sub in the electronic data room maintained by the Company for purposes of the Transactions or management presentations in expectation of the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter (subject to Section 9.05), Parent and Merger Sub each represent and warrant to the Company:

Section 5.01 Existence and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all limited liability company or corporate power, as applicable, and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions. Each of Parent and Merger Sub is duly qualified to do business as a foreign company or corporation, as applicable, and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.02 Authorization.

(a) Each of Parent and Merger Sub has all requisite limited liability company or corporate power, as applicable, and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub (subject, with respect to Merger Sub, only to approval by its sole stockholder), and no other limited liability company or corporate, as applicable, proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or for each of Parent and Merger Sub to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(b) The board of directors or similar governing body of each of Parent and Merger Sub has duly adopted resolutions (i) determining that this Agreement and the Transactions are advisable and in the best interests of Parent, Merger Sub and their respective stockholders or other equityholders, as applicable and (ii) adopting this Agreement and the Transactions. Parent, acting in its capacity as the sole stockholder of Merger Sub, will immediately after execution hereof approve and adopt this Agreement.

(c) No vote of, or consent by, the holders of any Equity Securities of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions or otherwise required by Parent’s organizational documents, Applicable Law or any Governmental Authority.

Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) compliance with and filings or notifications under any applicable requirements of the Antitrust Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, including the filing of the Proxy Statement, (d) compliance with any applicable rules of NYSE, and (e) where failure to take any such actions or filings would not reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.04 Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by each of Parent or Merger Sub of the Transactions and the compliance by each of Parent or Merger Sub with any of the provisions of this Agreement does not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of formation, limited liability company agreement, certificate of incorporation or bylaws (or other comparable organizational documents) of Parent or Merger Sub, (b) assuming the consents, approvals, authorizations and filings referred to in Section 5.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, contravene, conflict with or result in a violation or breach of any Applicable Law or (c) assuming compliance with the matters referred to in Section 5.03, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any Contract, except in the case of clauses (b) and (c) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.05 Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent or Merger Sub, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or investigations before or by any Governmental Authority against Parent or any of its Subsidiaries that would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Parent or any of its Subsidiaries which would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.06 No Brokers. There is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or its Subsidiaries who will be entitled to any fee or commission from Parent or its Subsidiaries, including Merger Sub, in connection with the Transactions where such fee would be payable by the Company should this Agreement be terminated in accordance with Section 8.01.

Section 5.07 Ownership of Company Capital Stock. As of the date hereof, none of Parent, Merger Sub, the Guarantor or any of their respective directors, officers or general partners “own” (within the meaning of Section 203 of the DGCL) or have, within the last three (3) years, “owned” any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).

Section 5.08 Financial Capacity. Parent has delivered to the Company a true and complete copy of the executed equity commitment letter dated as of the date hereof (the “Equity Commitment Letter”) from the Guarantor to provide to Parent on the Closing Date the Equity Financing in cash in an aggregate amount of at least $1,269,638,085 which Equity Commitment Letter provides that the Company is an express third party beneficiary thereto. The Equity Commitment Letter has not been amended or modified prior to the date of this Agreement. The aggregate proceeds of the Equity Financing and Company Cash on Hand will be sufficient to finance (a) the payment of the aggregate Merger Consideration and Vested RSU Consideration to which holders of Company Common Stock and Company RSU Awards will be entitled at the Effective Time pursuant to this Agreement, (b) the payment of the amounts due upon the election of holders to convert (including any make-whole with respect thereto) their Convertible Notes in connection with the Transactions pursuant to the Convertible Notes Indentures and to repurchase the Convertible Notes as required pursuant to Article 15 of the Convertible Notes Indentures and (c) the payment of all fees and expenses, in the case of each of clauses (a) through (c), to the extent required to be paid by Parent or Merger Sub in cash at the Closing Date in connection with the consummation of the Transactions. As of the date of this Agreement, (i) the commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any respect, and (ii) the Equity Commitment Letter is in full force and effect and represents valid, binding and enforceable obligations of Parent and each other party thereto (subject to the Enforceability Exceptions) to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions. Assuming performance by the Company and its Affiliates of their respective obligations under this Agreement, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or default on the part of Parent or any other party thereto under any term of the Equity Commitment Letter which would reasonably be expected to materially impair or adversely affect the Equity Financing. As of the date of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Equity Commitment Letter. As of the date of this Agreement, except as set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing other than the Financing Conditions. As of the date of this Agreement, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Equity Financing will not be made available to Parent on the Closing Date. Parent and Merger Sub expressly agree and acknowledge that their obligations hereunder, including Parent’s and Merger Sub’s obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing.

Section 5.09 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company. Parent and Merger Sub, on a consolidated basis, are solvent as of the date of the Closing Date. Assuming (a) the truth and accuracy of the representations and warranties contained in Article IV (without giving effect to any “material”, “materiality”, “Company Material Adverse Effect”, “knowledge” or similar qualifiers or exceptions contained therein), (b) that any estimates, projections or forecasts prepared by or on behalf of the Acquired Companies have been prepared in good faith based upon assumptions that were at the time such estimates, projections or forecasts were furnished to Parent, and continue to be, reasonable, (c) the Company complies in all material respects with its obligations under this Agreement, (d) the Acquired Companies, taken as a whole, are solvent immediately prior to the Effective Time, and (e) satisfaction of the conditions to the Parent and Merger Sub’s obligation to consummate the Merger, and each of Parent and the Surviving Corporation will, after giving effect to all of the Transactions, including the payment of any amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 5.09, the term “solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.09, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.10 Ownership of Merger Sub; No Prior Activities. All of the authorized capital stock of Merger Sub consists of 1,000 shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of stock of Merger Sub are, and at the Effective Time will be, owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with or incidental to its formation and the Transactions, Merger Sub has not and will not prior to the Effective Time have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.11 Company Arrangements. Other than agreements with the Company, including this Agreement and the Confidentiality Agreement, as of the date hereof, none of Parent or Merger Sub, or their respective executive officers, directors or Affiliates, has entered into any Contract, agreement, formal or informal arrangement or understanding (whether or not binding) with any of the stockholders, officers, directors, or employees of the Acquired Companies (a) relating in any way to (i) this Agreement or the Merger or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing or (b) pursuant to which any (i) such holder of shares of Company Capital Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Capital Stock; (ii) such holder of shares of Company Capital Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, officer, director, or employee of the Acquired Companies has agreed to provide, directly or indirectly, equity investment to the Parent Parties or the Company to finance any portion of the aggregate Merger Consideration or Vested RSU Consideration.

Section 5.12 No Exclusive Arrangements. As of the date of this Agreement, none of the Guarantor, Parent, or any of their respective Affiliates has entered into any Contract, arrangement or understanding expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing to any Person in connection with a transaction relating to the Acquired Companies in connection with the Merger.

Section 5.13 No Additional Representations and Warranties. Except for the representations and warranties contained in Article IV or in any certificate to be delivered by the Company in connection with this Agreement, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries or Representatives makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of any of the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.01 Conduct of the Company Pending the Merger.

(a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01, except as (w) set forth on Section 6.01(a) of the Company Disclosure Letter (x) as required by Applicable Law, (y) expressly required by this Agreement or (z) otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations, in all material respects, in the ordinary course of business, and (ii) use its commercially reasonable efforts to preserve the goodwill and current relationships of the Acquired Companies with employees, customers, suppliers, distributors and other Persons with which the Company or any of its Subsidiaries has significant business relations; provided, however, that the failure by an Acquired Company to take any action prohibited by any clause in the following sentence shall not be deemed to be a breach of the covenants contained in this sentence. Without limiting the foregoing, and as an extension thereof, except (A) as set forth on Section 6.01(a) of the Company Disclosure Letter, (B) as required by Applicable Law, (C) expressly required in this Agreement, or (D) otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01:

(i) amend the certificate of incorporation, bylaws or other organizational documents of the Acquired Companies;

(ii) issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge (or securities convertible or exchangeable for, or warrants exercisable for) any Company Capital Stock or other Equity Securities, other than shares of Company Common Stock issuable (A) in connection with the vesting and/or settlement of Company RSU Awards or Company PRSU Awards outstanding on the date hereof and set forth on Section 4.06(c) of the Company Disclosure Letter in accordance with their terms as in effect on the date hereof, (B) in connection with the vesting and/or settlement of Company RSU Awards described in Section 6.01(a)(ii) of the Company Disclosure Letter, or (C) pursuant to the conversion of any Convertible Notes in accordance with the terms of the Convertible Notes Indentures;

(iii) (A) establish a record date for, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Common Stock or other Equity Securities of the Company or any of its Subsidiaries or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of Company Capital Stock, Equity Securities or any Company Compensatory Award except, in each case, (1) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company solely to its parent, (2) for the purpose of fulfilling its obligations under existing contractual obligations made available to Parent, (3) as a result of net share settlement of any Company Compensatory Award or to satisfy the withholding Tax obligations in respect of any Company Compensatory Award or any forfeitures or repurchases of any Company Compensatory Award, in each case, that exist today or are permitted to be issued by this Agreement, and (4) in connection with the settlement of the conversion of Convertible Notes in accordance with the terms of the Convertible Notes Indenture;

(iv) (x) other than in the ordinary course of business, (A) amend, modify or terminate (excluding terminations or automatic renewals upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or any Contract with a Large Customer, (B) enter into any Contract that would be a Company Material Contract or a Contract with a Large Customer if in existence on the date hereof (excluding Contracts covered by the subsequent clause (y)), or (C) waive, release or assign any material rights, claims or benefits under any Company Material Contract or any Contract with a Large Customer; or (y) enter into any Contract that would be required to be disclosed pursuant to Section 4.10(a)(xiii) if in existence on the date hereof;

(v) acquire, lease, license, sell, abandon, transfer, convey, pledge, encumber, assign, guarantee, allow to lapse, fail to maintain, cancel, terminate or otherwise dispose of or exchange any (x) Company IP or Company License (without a commercially reasonable substitute for such Company License), or (y) assets in excess of $100,000, other than (A) the sale, lease or licensing of Company Products or other materials embodying Company IP in the ordinary course of business, (B) the acquisition, lease or license of Company Products in the ordinary course of business, (C) the acquisition, assignment or abandonment of immaterial Company IP in connection with the exercise of the reasonable business judgment of the Acquired Companies in the ordinary course of business or (D) any capital expenditures permitted by (or consented to by Parent under) Section 6.01(a)(xi);

(vi) except as required by (x) Applicable Law or (y) the terms (as in effect on the date hereof) of a Plan in existence as of the date hereof and set forth on the Company Disclosure Letter: (i) grant any change in control, transaction, retention or severance or termination or similar pay or bonuses to (or amend any such existing arrangement with) any current or former employee, director, officer or other individual service provider of any Acquired Company, (ii) negotiate, modify, extend, terminate or enter into any CBA, or recognize or certify any labor union, labor organization, works council, or group of employees of the Acquired Companies as the bargaining representative for any employees of the Acquired Companies, (iii) establish, enter into, adopt, or amend or terminate any Plan or any plan, program, policy, agreement or arrangement that would be a Plan if in effect on the date hereof (other than entering into offer letters that (A) provide for “at will” employment relationship, (B) do not deviate in any material respect from the standard form offer letter previously provided to Parent, (C) do not provide for any severance, change in control or similar payments or benefits, (D) are terminable upon notice without liability and are entered into in the ordinary course of business consistent with past practice, and (E) do not violate the actions otherwise prohibited by Section 6.01(a)(vi)), (iv) accelerate the timing of vesting, payment or funding of, or decrease or increase or enter into new commitments providing for, any compensation (including any Company Compensatory Award), bonus, commission or other benefits payable or provided to any current or former employee, director, officer or any individual service provider of any Acquired Company, or (v) hire or terminate any individual with total annual cash compensation greater than $150,000, other than terminations for cause;

(vii) other than the Merger contemplated hereby, merge or consolidate any Acquired Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company;

(viii) make any loans or advances or capital contributions to, or investments in, any Person (other than for transactions among the Acquired Companies), except for (A) advances to employees or officers of the Acquired Companies for reasonable and documented out-of-pocket expenses or (B) extensions of credit to customers pursuant to the terms of a Contract entered into prior to the date of this Agreement, in each case of clause (A) and (B), incurred in the ordinary course of business;

(ix) (A) make, change or rescind any material Tax election, file any amended Tax Return with respect to any material Tax, adopt or change any annual Tax accounting period or change any material method of Tax accounting, enter into any material closing agreement with respect to Taxes, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund or credit, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than an extension in the ordinary course or as a result of the extension of the due date for filing any Tax Return);

(x) split, combine or reclassify any Equity Securities of the Company or any of its Subsidiaries;

(xi) make or commit to any capital expenditures in excess of $100,000 in any individual payment, or $250,000 per fiscal quarter of the Company;

(xii) make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any Person or any division or assets thereof or make any divestiture of any of the Company’s Subsidiaries or any assets thereof;

(xiii) incur, issue, become liable for, amend or modify in any material respect the terms of any indebtedness or assume, guarantee or endorse, or otherwise become responsible for or grant any Lien on any assets of the Acquired Companies with respect to, the obligations of any Person for indebtedness (in each case, for the avoidance of doubt, excluding trade payables, immaterial capital lease obligations, or obligations issued or assumed as consideration for services or property, including inventory, in each case, incurred in the ordinary course of business), in each case in excess of $100,000;

(xiv) except as required by GAAP, make any material changes to any Acquired Company’s accounting policies or principles;

(xv) compromise, settle or agree to settle any Proceeding or other monetary settlement (A) involving amounts in excess of $100,000 individually or $250,000 in the aggregate or (B) (x) with respect to any obligations of criminal wrongdoing, (y) that would impose any non-monetary obligations on the Company or its Subsidiaries that would continue after the Effective Time or (z) involving an admission of guilt or liability by the Company or any of its Subsidiaries;

(xvi) implement or announce any personnel actions that could trigger the WARN Act;

(xvii) expressly waive or release any noncompetition, nonsolicitation, nondisclosure, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor of the Acquired Companies;

(xviii) fail, cancel, reduce, terminate or fail to maintain insurance coverage under material insurance policies (other than replacements thereof providing similar coverage on substantially similar terms);

(xix) enter into any new line of business;

(xx) modify in any material respect any of its policies related to Data Security Requirements, or any administrative, technical or physical safeguards related to privacy or data security, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with Data Security Requirements or (D) as otherwise directed or required by a Governmental Authority;

(xxi) engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other Person covered by Item 404 of Regulation S-K; or

(xxii) authorize, commit or agree to take, or enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.01(a).

(b) Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Acquired Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02 No-Shop; Acquisition Proposals.

(a) From the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors, officers and employees to, and shall instruct and direct, and use its reasonable best efforts to cause, its other Representatives to:

(i) (x) immediately cease and cause to be terminated any existing solicitation, encouragement, inquiry, discussion or negotiation with any Third Party with respect to an Acquisition Proposal or any inquiry, discussion or request that would reasonably be expected to lead to an Acquisition Proposal and (y) take the necessary steps to promptly inform any Third Parties with whom discussions and negotiations are then occurring with respect to an Acquisition Proposal of the obligations set forth in this Section 6.02(a) and (z) promptly (and in any event within two (2) Business Days of the date hereof), request in writing that each such Third Party that has previously executed a confidentiality or similar agreement promptly return or destroy all confidential information concerning the Acquired Companies provided by the Acquired Companies or their Representatives to such Third Party or any of its Representatives with respect thereto and ensure that no such Third Party has any continued access to any electronic data room concerning the Acquired Companies; and

(ii) not, directly or indirectly (A) solicit, initiate, seek, propose, or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue, initiate or otherwise participate in any discussions or negotiations with, or furnish any non-public information or data relating to the Acquired Companies to, or afford access to the properties, books, records, officers or personnel of the Acquired Companies to, any Third Party with respect to an Acquisition Proposal or any inquiry, discussion or request that would reasonably be expected to lead to an Acquisition Proposal; provided, that notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar bona fide agreement or obligation of any Third Party with respect to the Acquired Companies to allow such Third Party to submit an Acquisition Proposal if the Company Board has determined that failure to so waive or terminate would be inconsistent with the Company’s directors’ fiduciary duties under Applicable Law, (C) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement or Contract with respect to or relating to any Acquisition Proposal

(other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate, breach or fail to consummate the Transactions (an “Alternative Acquisition Agreement”), or (D) resolve, commit or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 6.02(a) but subject to compliance with the other provisions of this Section 6.02, if, after the date of this Agreement and prior to the receipt of the Required Company Stockholder Approval (i) the Company has received a written Acquisition Proposal from a Third Party that did not result from a breach of Section 6.02(a) and that is not withdrawn and (ii) the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that (x) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (y) failure to take the actions contemplated by clauses (A) and (B) below would be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company and its Representatives may, subject to the execution of an Acceptable Confidentiality Agreement (A) furnish non-public information, and afford access to the books, records and other non-public information of the Acquired Companies and employees of the Acquired Companies, to such Third Party and (B) engage in discussions and negotiations with such Third Party; provided, that any non-public information concerning the Acquired Companies made available to any Third Party shall, to the extent not previously made available to Parent, be made available to Parent prior to, or substantially concurrently with it being made available to such Third Party. Notwithstanding anything to the contrary set forth in this Section 6.02 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event (without the Company Board having to make the determination in clause (ii) of the preceding sentence), contact any Third Party to inform such Third Party that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 6.02.

(c) Except as expressly permitted by this Section 6.02 (including Section 6.02(d)), the Company Board shall not (i) withhold, withdraw, modify, or propose publicly to withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation; (ii) fail to include the Company Board Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of a tender offer providing for such Acquisition Proposal; (iii) authorize, adopt, approve or recommend, or publicly propose to authorize, adopt, approve or recommend, or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal; (iv) following receipt by the Company of an Acquisition Proposal, fail to reaffirm publicly the Company Board Recommendation within ten (10) Business Days after Parent requests in writing that the Company Board Recommendation be reaffirmed publicly, provided that Parent may only request two (2) reaffirmations with respect to each such individual Acquisition Proposal (provided that any Acquisition Proposal that is modified in any material respect shall be considered a new and separate Acquisition Proposal for purposes of this Section 6.02(c)); (v) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act (any of the actions described in clauses (i) through (v) of this Section 6.02(c), an “Adverse Recommendation Change”), or (vi) authorize, cause or permit the Company to enter into any Alternative Acquisition Agreement.

(d) Notwithstanding anything to the contrary set forth in this Section 6.02, with respect to any Superior Proposal, at any time prior to the receipt of the Required Company Stockholder Approval, but not after, the Company Board shall be permitted, so long as such Superior Proposal did not result from a breach of this Section 6.02 and subject to compliance with this Section 6.02(d) and Article IX in all respects, (x) to terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal pursuant to Section 8.01(h) and/or (y) to effect an Adverse Recommendation Change or Notice of Adverse Recommendation Change in connection with such Superior Proposal. The Company Board shall only be entitled to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) if, prior to the time the Required Company Stockholder Approval is obtained, but not after:

(i) (A) a bona fide Acquisition Proposal that did not result from a breach of Section 6.02 is made to the Company by a Third Party following the date hereof that has not been withdrawn; (B) the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) would be inconsistent with its fiduciary duties pursuant to Applicable Law; (C) the Company has provided, at least four (4) Business Days in advance, a written notice (a “Notice of Adverse Recommendation Change”) to Parent that the Company intends to take such action in response to a Superior Proposal (it being understood that the delivery of a Notice of Adverse Recommendation Change and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes, as applicable, the reasons for the Adverse Recommendation Change, including written notice of the material terms of such Superior Proposal which enabled the Company Board, as applicable, to make the determination that the Acquisition Proposal is a Superior Proposal, the identity of the Person who made such Superior Proposal and which notice shall attach the most current unredacted version of the relevant transaction agreements, and, if applicable, copies of all relevant documents relating thereto including any related financing commitments; (D) during the four (4) Business Day period following the time of Parent’s receipt of the Notice of Adverse Recommendation Change, the Company shall have, and shall have caused its directors, officers, employees and Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Equity Commitment Letter and Guaranty so that such Superior Proposal ceases to constitute a Superior Proposal, including permitting Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and (E) following the end of the four (4) Business Day period described in the preceding clause (D), the Company Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement and the Equity Commitment Letter and Guaranty irrevocably offered in writing by Parent in response to the Notice of Adverse Recommendation Change, that the Superior Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal and that failing to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) would be inconsistent with its fiduciary duties pursuant to Applicable Law; provided, however, that in the event that the Acquisition Proposal to which this provision applies is thereafter modified in any material respect (including, for the avoidance of doubt, any modification to the financial terms) by the party making such Acquisition Proposal, the Company shall provide written notice of and the material terms with respect to such modified Acquisition Proposal to Parent and shall again comply with this Section 6.02(d)(i) and provide Parent with an additional two (2) Business Days’ notice prior to effecting any Adverse Recommendation Change or effecting a termination pursuant to Section 8.01(h) (and shall do so for each such subsequent amendment or modification).

(ii) (A) an Intervening Event has occurred; (B) the Company Board has determined in good faith, after consultation with the Company’s financial and outside legal counsel, that the failure to effect an Adverse Recommendation Change of the type described in Section 6.02(c)(i) and Section 6.02(c)(ii) in response to such Intervening Event would be inconsistent with its fiduciary duties under Applicable Law; (C) prior to effecting an Adverse Recommendation Change, the Company Board has provided, at least four (4) Business Days’ advance written notice (a “Notice of Intervening Event”) to Parent that the Company intends to take such action (it being understood that the delivery of a Notice of Intervening Event and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes reasonably detailed information describing the Intervening Event and the reasons for the Company taking such action; (D) during such four (4) Business Day period following the time of Parent’s receipt of the Notice of

Intervening Event, the Company shall have, and shall have caused its directors, officers, employees and Representatives to, and shall have used reasonable best efforts to cause its other Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Equity Commitment Letter and Guaranty in response to such Intervening Event, including permitting Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); (E) following the end of such four (4) Business Day period described in the preceding clause (D), the Company Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement, the Equity Commitment Letter and Guaranty irrevocably offered in writing by Parent in response to the Notice of Intervening Event, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided that if the Intervening Event to which this provision applies thereafter changes in any material respect or another Intervening Event occurs, the Company shall provide written notice of such modified or other Intervening Event to Parent and shall again comply with this Section 6.02(d)(ii) and provide Parent with an additional two (2) Business Days’ notice prior to effecting any Adverse Recommendation Change.

(e) From the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01, (A) as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after (x) receipt of any Acquisition Proposal by the Company or any of its Subsidiaries or Representatives or (y) any request for non-public information or inquiry or any discussions or negotiations are sought to be initiated with, the Company or any of its Subsidiaries or Representatives in connection with a potential Acquisition Proposal, the Company shall provide Parent with written notice, which notice shall include, in the case of clause (x), the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, unredacted copies of any written documentation constituting the Acquisition Proposal, including proposed Alternative Acquisition Agreements and any related financing commitments), and in the case of clause (y) the identity of the Person seeking such information or discussions or negotiations, and (B) in the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall provide Parent with written notice within twenty-four (24) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification or proposed modification (including, if applicable, unredacted copies of any written documentation reflecting such modification or proposed modification). Thereafter, the Company shall keep Parent reasonably informed in all material respects, on a reasonably prompt basis, of any material development with respect to the status of such Acquisition Proposal, including the provision to Parent of any material written materials (including material written correspondence and unredacted copies of any written agreements) received by the Company or its Representatives or sent by the Company and its Representatives to the party making such Acquisition Proposal. No notification provided pursuant to this Section 6.02(e) shall be deemed, in and of itself, to constitute an Adverse Recommendation Change. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement which prohibits the Company from complying with this Section 6.02(e).

(f) Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 6.02; or (iv) making any disclosure to the Company’s stockholders (including regarding the business, financial condition or results of operations of the Acquired Companies) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with Applicable Law or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 6.02(f) shall be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 6.02, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect an Adverse Recommendation Change other than in accordance with Section 6.02(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof), to the extent reasonably determined by the Company after consultation with outside counsel to be required by Applicable Law, that solely describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and any related action taken by the Company in response (so long as such action is permitted by this Agreement) will not, in and of itself, be deemed an Adverse Recommendation Change, in each case, so long as the Company Board (or a committee thereof), expressly reaffirms the Company Board Recommendation, or expressly states that it is not modifying or withdrawing the Company Board Recommendation, in such public statement.

(g) Any breach of this Section 6.02 by any director, officer or Subsidiary of the Company or any action by any Representative acting on the Company’s behalf in breach of this Section 6.02 will be deemed to be a breach of this Agreement by the Company.

Section 6.03 Appropriate Action; Consents; Filings.

(a) The Company, Parent and Merger Sub shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law, including Antitrust Laws to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, or to avoid any Proceeding by any Governmental Authority (including those in connection with Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) (A) as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act and (B) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other Applicable Law. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transactions. No party shall give consent to any voluntary extension of any statutory deadline or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any other Antitrust Law unless the other party has given its prior written consent to such extension or delay, which consent will not be unreasonably withheld, conditioned or delayed; provided, that, Parent may withdraw and refile its Notification and Report Form initially filed pursuant to the HSR Act with respect to the Transactions on one occasion, consistent with the procedure set forth in 16.C.F.R. 803.12, without obtaining the consent of the Company. Neither Parent nor the Company shall be entitled to make additional commitments to, or agreements with, Governmental Authorities to delay the Closing following the expiration or termination of the waiting period under the HSR Act or any commitment to, or agreement with, any Governmental Authority not to close the Transactions before a certain date unless the other party shall have agreed to such commitment or agreement, such agreement not to be unreasonably withheld, conditioned, or delayed.

(b) Without limiting the generality of anything contained in this Section 6.03, each party hereto shall use reasonable best efforts to (to the extent not prohibited by Governmental Authority or Applicable Law): (i) give the other parties prompt notice of the making or commencement of any request or Proceeding by or before any Governmental Authority with respect to the Merger or any of the other Transactions; (ii) keep the other parties reasonably informed as to the status of any such request or Proceeding; (iii) promptly inform the other parties of any communication to or from any Governmental Authority regarding the approval of the Merger or any of the other Transactions; (iv) respond as promptly as reasonably practicable to any additional requests for information received by any party from any Governmental Authority with respect to the Transactions or filings contemplated by this Section 6.03; and (v) (A) obtain termination or expiration of the waiting period under the HSR Act and (B) prevent the entry in any Proceeding brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions. To the extent not prohibited by Governmental Authority or Applicable Law, each party hereto will consult and reasonably cooperate with the other parties, provide each other with advance copies of and a reasonable opportunity to comment on, and will consider in good faith the views of the other parties in connection with any filing (except for HSR filings), analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions; provided, however, that Parent shall make the final determination as to the appropriate course of action and determine the strategy and tactics for obtaining any necessary consents, licenses, permits, waivers, approvals, authorizations or orders from any Governmental Authority, and the Company shall take all reasonable actions to support Parent in connection therewith. In addition, except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any such request, or Proceeding, each party hereto will permit Representatives of the other parties to be present at each meeting or conference, whether in-person, telephonic, or videoconference, relating to such request, or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, or Proceeding. Materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided that a party may reasonably designate any competitively sensitive material provided to another party under this section as “Outside Counsel Only.”

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent related to any Applicable Law, Parent shall cooperate in good faith with the Governmental Authorities and shall undertake promptly any action reasonably necessary to complete lawfully the Transactions as soon as reasonably practicable (but in any event prior to the End Date) and any and all action reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including by (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, or limiting any freedom of action with respect to, particular assets, categories of assets or lines of business of the Company, (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business of the Company, and (iii) contesting, defending and appealing any Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the End Date; provided, however, that Parent shall have no obligation to offer, negotiate, commit to or effect any actions contemplated by clause (i) or (ii) of this Section 6.03(c) (x) if such action would have a material adverse effect on the business of the Acquired Companies, taken as a whole, and (y) unless the effectiveness of such action is conditioned upon the Closing; provided, further, that Parent shall not be obligated to obtain “prior approval” or other affirmative approval from a Governmental Authority to carry out any future transaction, and shall not be required to agree to make any notification or provide prior notice to any Governmental Authority regarding any proposed transaction. For the avoidance of doubt, this Section 6.03(c) shall not be construed as binding Affiliates of Parent or Merger Sub.

(d) Parent shall be solely responsible for and pay all filing fees required in connection with obtaining any consents or approvals of the type described in this Section 6.03.

Section 6.04 Proxy Statement; Company Stockholder Meeting.

(a) As promptly as reasonably practicable (and in any event within twenty (20) Business Days) following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Except as contemplated by Section 6.02, the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Proxy Statement or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form in all respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and shall cause the definitive Proxy Statement to be filed as promptly as reasonably practicable after the resolution of any comments of the SEC (or the staff of the SEC) with respect to the preliminary Proxy Statement (which resolution will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement) and to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable after the date the definitive Proxy Statement is filed with the SEC. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review such document or response; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent solely to the extent required to effect an Adverse Recommendation Change, pursuant to and in accordance with Section 6.02.

(b) Parent shall, as promptly as reasonably practicable, use reasonable best efforts to furnish to the Company all information concerning Parent and Merger Sub as may reasonably be requested in writing by the Company in connection with the Proxy Statement, including such information concerning Parent and Merger Sub that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Parent will, upon the written request of the Company, use commercially reasonable efforts to confirm and/or supplement the information relating to Parent or Merger Sub and supplied by Parent for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, the information provided by Parent with respect to Parent and Merger Sub shall not contain any untrue statement of a material fact concerning Parent and Merger Sub or omit to state any material fact concerning Parent and Merger Sub required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) In accordance with the Company’s organizational documents and the requirements of NYSE, the Company shall use reasonable best efforts to, as promptly as reasonably practicable (but subject to the timing contemplated in Section 6.04(a)), (x) after the date hereof and in any event within three (3) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent), conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be twenty (20) Business Days after the date the broker search is conducted, (y) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (z) mail to the holders of Company Common Stock as of the record date established for the Company Stockholder Meeting a Proxy Statement and all other proxy material (such date, the “Proxy Date”) and if necessary to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental, or supplemented proxy material, and, if required in connection there with, re-solicit proxies. The Company shall use reasonable best efforts to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date (and in no event later than the fortieth (40th) day following the first mailing of the Proxy Statement to the stockholders of the Company); provided, however, that the Company may postpone, recess or adjourn the Company Stockholder Meeting, and the Company shall postpone, recess or adjourn the Company Stockholder Meeting at the request of Parent in the event of clauses (ii), (iii) or (iv) of this Section 6.04(c): (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval, or (iv) after consultation with Parent to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting; provided, however that the Company may not postpone, recess or adjourn the Company Stockholder Meeting pursuant to clauses (ii), (iii) or (iv) of this Section 6.04(c) (x) more than two (2) times or (y) for more than ten (10) Business Days per occasion or twenty (20) Business Days in the aggregate, in each case, without Parent’s prior written consent. Once the Company has established the record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent, unless required to do so by Applicable Law. In the event that the date of the Company Stockholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall, to the extent practicable, implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Stockholders Meeting, as so adjourned, postponed or delayed. Unless the Company Board shall have effected an Adverse Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to solicit the Required Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated pursuant to, and in accordance, with Article VIII. Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance, with Article VIII, this Agreement shall be submitted to the holders of Company Capital Stock for the purpose of obtaining the Required Company Stockholder Approval as provided in Section 6.04(a) and this Section 6.04(c). Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the adoption of this Agreement, (ii) the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act and (iii) adjournment of the Company Stockholder Meeting to solicit additional proxies shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Capital Stock at the Company Stockholder Meeting.

(d) If at any time prior to the Effective Time, (i) Parent discovers that the information provided by Parent to the Company concerning Parent or its Subsidiaries, officers or directors for use in the Proxy Statement, or (ii) the Company discovers that the Proxy Statement otherwise contains information that, in each case, (A) has become false and misleading and (B) the correction of which would require, in accordance with the Exchange Act, that an amendment or supplement to the Proxy Statement be filed with the SEC, then either Parent or the Company, as applicable, shall promptly notify the other party of this discovery, and the Company shall promptly file an amendment or supplement to the Proxy Statement to correct such information.

(e) The Company covenants and agrees that the Proxy Statement (including the letter to stockholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, in each case including any amendments or supplements thereto) will not, at the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements therein relating to Parent and its Affiliates, including Merger Sub, or based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto) will comply as to form in all respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

(f) Parent covenants and agrees that the information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement with respect to Parent and Merger Sub (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein with respect to Parent and Merger Sub, in light of the circumstances under which they are made, not misleading.

Section 6.05 Access to Information. From the date hereof until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere in any material respect with the operation of the Acquired Companies, to their respective properties, offices, facilities, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Acquired Companies, and shall furnish such Representatives with financial and operating data and other information concerning the affairs of the Acquired Companies as such Representatives may reasonably request and is reasonably available to the Acquired Companies; provided, that such investigation shall only be upon reasonable notice and shall be at Parent’s sole cost and expense; provided, further, that notwithstanding the foregoing, (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) such documents or information that are reasonably pertinent to any pending Proceeding between the Company and its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand (but without limiting any rights to discovery in any legal proceeding according to the applicable rules of the forum) or (B) subject to, and without limiting in any respect, the requirements of Section 6.02, any information to the extent related to the negotiation and execution of this Agreement or to proposals from third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Board of Directors of the Company (or any committee thereof) with respect to any of the foregoing; and (ii) that nothing herein shall require the Acquired Companies to permit any access or disclose any information to Parent or its Representatives if such disclosure would (i) result in the disclosure of trade secrets or other competitively sensitive information, (ii) violate Applicable Law or the Acquired Companies’ obligations pursuant to the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party, (iii) jeopardize any attorney-client or other legal privilege held by the Acquired Companies, in each case, so long as the Company provides Parent written notice of any information so withheld and reasonably cooperates with Parent in seeking to allow disclosure of such information in a manner that does not conflict with the foregoing clauses; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater or building materials, or other similar invasive techniques at any of the Acquired Companies’ properties, except with the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All information obtained by Parent, Merger Sub and their respective Representatives shall be subject to the Confidentiality Agreement. No investigation or access permitted pursuant to this Section  6.05 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section  6.06 Confidentiality; Public Announcements.

(a) Except as otherwise expressly contemplated by Section 6.02(f) (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company or the Company Board under Section 6.02), prior to the earlier of (x) the valid termination of this Agreement pursuant to Article VIII or (y) the Closing, the Company, Parent and Merger Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the Transactions, and none of the parties or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may

(as determined by the Company in good faith following consultation with outside counsel) be required by Applicable Law or applicable stock exchange rule or any listing agreement of any party hereto (provided in each case that such party shall, to the extent legally permissible, use its reasonable best efforts to consult with the other party hereto, and give good faith consideration to any input received, prior to the time such disclosure is so required to be issued); provided, further, that the parties shall not be required by this Section 6.06 to provide any other party with such consultation or consent right relating to (i) any dispute solely between the parties relating to this Agreement, (ii) any statements, press releases, public disclosures or public statements previously approved by Parent or the Company in accordance with this Section 6.06 (to the extent still accurate) and which do not add additional material information not included in such previous approved statement, or (iii) subject to compliance with Section 6.02, any Notice of Adverse Recommendation Change or Superior Proposals. Parent will not be obligated to engage in the consultation contemplated in the foregoing sentence with respect to communications that are principally directed to its existing or prospective general or limited partners, equity holders, members and investors of Parent or its Affiliates, so long as such communications are consistent with prior communications previously agreed to by Parent and the Company in accordance with this Section 6.06 and which do not add additional material information not included in such previous communication. Before any document or other written communication prepared by or on behalf of the Company or any of its Subsidiaries to be publicly disclosed, posted or made accessible on the website of the Company (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a stockholder of the Company, would reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) with respect to the Merger (a “Merger Communication”) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other Third Party or otherwise made accessible on the website of the Company or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of the Company or any such participant, as a script in discussions or meetings with any such Third Parties, the Company shall (or shall cause any such participant to) reasonably determine in good faith whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act and shall promptly inform Parent of such determination. The Company shall (or shall cause any such participant to) consult with Parent before issuing any Merger Communication, and neither the Company nor any such participant shall issue any Merger Communication prior to obtaining Parent’s consent (which consent shall not be unreasonably withheld or delayed) and give reasonable and good faith consideration to any comments made by Parent and its counsel on any such Merger Communication.

(b) From and after the date hereof, notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, no consent of the Company shall be required for any Person who is a potential source of, or may provide, equity, debt or any other type of financing for the transactions contemplated hereby to become a Representative (as defined in the Confidentiality Agreement) of Vista Equity Partners Management, LLC thereunder.

Section 6.07 Cash and Marketable Securities. The Company and Parent shall cooperate in good faith to agree, promptly following the date hereof and in no event later than fourteen (14) days prior to the Closing, on a schedule for the repatriation of cash (to the extent permitted by Applicable Law and would not result in the imposition of any material Taxes) in a commercially reasonable manner and the Company shall use reasonable best efforts to take the actions set forth on such schedule prior to the Closing. At the reasonable request of Parent, the Company and its Subsidiaries shall use commercially reasonable efforts to sell all marketable securities of the Company then owned by the Company and its Subsidiaries reasonably proximate to the Closing Date so as to permit the net proceeds of such sale to be used by or at the direction of the Parent as a potential partial source for the payments contemplated by this Agreement, including the payment of expenses in connection with the Transactions or payments in respect of Company Compensatory Awards under Article III.

Section 6.08 Indemnification of Officers and Directors.

(a) From and after the Effective Time, Parent agrees that it shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, officer and employee of the Acquired Companies

(a “D&O Indemnitee”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, investigation, or Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquired Companies, as the case may be, would have been permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws, indemnification agreements as in effect on the date of this Agreement and that in each case have been made available to Parent (an “Indemnification Agreement”) or other organizational documents of the Acquired Companies in effect on the date of this Agreement to indemnify such person. Subject to the terms of any applicable Indemnification Agreement, the Surviving Corporation shall have the right to control any Proceeding for which it is required to indemnify any D&O Indemnitee pursuant to the foregoing sentence (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the D&O Indemnitee’s entitlement to indemnification hereunder with respect thereto). Each D&O Indemnitee will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Proceeding. Parent also agrees to cause the Surviving Corporation to promptly advance reasonable and documented out-of-pocket expenses as incurred by each D&O Indemnitee to the fullest extent permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws, Indemnification Agreements or other organizational documents of the Acquired Companies in effect on the date of this Agreement and made available to Parent prior to the date hereof upon receipt of a written undertaking by such Person or on such Person’s behalf to repay the amount paid or reimbursed if it is ultimately determined that such Person is not permitted to be indemnified under Applicable Law, organizational documents of the Acquired Companies or Indemnification Agreement. Without limiting the foregoing, Parent shall cause the Surviving Corporation (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in the Acquired Companies’ respective certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the D&O Indemnitees that are no less favorable to those Persons than the provisions of Applicable Law and the certificates of incorporation, bylaws, Indemnification Agreements, and other organizational documents of the Acquired Companies, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that, in lieu of maintaining such insurance for a period of six (6) years, (i) the Company may, and (if the Company does not) Parent may cause the Surviving Corporation to, cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, non-cancelable six (6)-year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time (a “Tail Policy”); provided, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate or total premium amount in excess of 350% of the amount per annum the Company paid for such coverage in its last full fiscal year (the “Maximum Premium”). If no such Tail Policy is available for less than the Maximum Premium, then the Company or the Surviving Corporation may obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof and if the Company or Surviving Corporation obtains such a Tail Policy, it shall be deemed to have satisfied in full the obligations of Parent and the Surviving Corporation under this Section 6.08(b).

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.08 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.08.

Section 6.09 Section 16 Matters. Prior to the Effective Time, the Company shall take such actions as are required to cause the disposition of Company Common Stock, Company RSU Awards or other securities in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

Section 6.10 Merger Litigation. The Company shall provide Parent’s counsel with prompt notice (email being sufficient) of, and copies of all pleading and correspondence relating to, and keep Parent reasonably informed on a current basis regarding, any stockholder litigation or similar Proceeding against the Company or its directors or officers relating to the Transactions (the “Merger Litigation”), whether commenced prior to or after the execution and delivery of this Agreement. The Company shall give Parent (a) the right to review and comment on all filings or responses to be made before such filings or responses are made by the Company in connection with the Merger Litigation (and the Company shall in good faith take such comments into account) and (b) the opportunity to participate, at its expense, in the defense or settlement of any such Merger Litigation, and the Company shall not settle, or offer to settle, any such Merger Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.10, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Merger Litigation by the Company, and Parent may offer comments or suggestions with respect to such strategy, which the Company shall consider in good faith.

Section 6.11 Third Party Consents. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Transactions pursuant to the terms of any Contract or any Company License to which the Company or any of its Subsidiaries is a party. Prior to the Closing, at the written request of Parent, the Company will use its commercially reasonable efforts to obtain consent under any Contract to which the Company or its Subsidiaries is a party to the extent required so that no default (or right of termination) exists or arises thereunder in connection with or as a result of or following the Merger.

Section 6.12 Notices of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the Company, the Surviving Corporation or Parent, (ii) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with this Agreement or the Transactions, (iii) any Proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the Transactions and (iv) such party becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of its failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case, if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions set forth in Article VII to fail to be satisfied at the Closing (it being understood that no such notification will affect or be deemed to modify any representation or warranty of such party set forth in this Agreement); provided, however, that delivery of any notice pursuant to this Section 6.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

Section 6.13 Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with Applicable Law, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

Section 6.14 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 6.15 Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.01, unless the Company otherwise consents in writing, Parent and Merger Sub:

(a) shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof if such business competes in any line of business of the Acquired Companies and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) prevent or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of Transactions, (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (iv)  materially delay or prevent the consummation of the Transactions.

Section 6.16 Resignation of Directors and Officers. At the Closing, except as otherwise may be agreed in writing by Parent, the Company shall deliver to Parent the resignation of all of the members of the Board of Directors of the Company who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Subsidiary of the Company), which resignations shall be effective at the Effective Time.

Section 6.17 Takeover Statutes. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute and Section 203 of the DGCL on the Merger and the Transaction. Unless this Agreement is otherwise terminated pursuant to Section 8.01, no Adverse Recommendation Change shall change, or be deemed to change, the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the Merger or the other transactions contemplated hereby.

Section 6.18 Convertible Notes.

(a) Prior to the Effective Time, the Company and Parent shall deliver any notices (including with respect to holders’ rights to require repurchase or conversion of the Convertible Notes) and take all necessary actions so that, in the event that any of the Company’s Convertible Notes issued pursuant to the Convertible

Notes Indentures remain outstanding as of the Effective Time, the Company shall (i) execute and deliver to the Trustee supplemental indentures to the Convertible Notes Indentures, as and to the extent required by the Convertible Notes Indentures, including, without limitation, as a result of the Transactions constituting a “Fundamental Change” or “Make-Whole Fundamental Change” (as such terms are defined in the Convertible Notes Indentures) and to provide that on and after the Effective Time, each holder of Convertible Notes shall have the right to convert such Convertible Notes into the Merger Consideration in accordance with, and subject to, the provisions of the Convertible Notes Indentures governing the conversion of the Convertible Notes (including any applicable increase in the “Conversion Rate” thereunder for conversions made in connection with the Merger), (ii) cause to be executed and delivered to the Trustee an “Officer’s Certificate” and an “Opinion of Counsel” (as such terms are defined in the Convertible Notes Indentures) and any other related documentation required by the Convertible Notes Indentures in connection with such supplemental indentures, as and to the extent required by the Convertible Notes Indentures and (iii) take any other actions reasonably requested by Parent in connection with the Transactions to the extent such actions are required in order to effect any repurchases or conversions of the Convertible Notes in accordance with the Convertible Notes Indentures following the Effective Time. The Company will provide copies of any such supplemental indenture, Officer’s Certificate, Opinion of Counsel, and any other documentation required pursuant to the foregoing clause (iii) to Parent at least three (3) Business Days prior to delivering any such document and all such documents shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).

(b) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause their respective representatives to, cooperate with Parent in connection with the fulfillment of the Company’s obligations under the terms of the Convertible Notes and the Convertible Notes Indentures at any time after the date of this Agreement as reasonably requested by Parent.

Section 6.19 Employee Matters.

(a) For a period of one-year following the Closing Date (or, if earlier, the date of the Continuing Employee’s termination), Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, for each employee of the Company and each employee of each Subsidiary of the Company who, as of immediately following the Closing Date, continues as an employee of Parent, the Surviving Corporation or any of their respective Subsidiaries (collectively, the “Continuing Employees”), with (i) (A) base salary or base wage rate and (B) target annual cash incentive compensation opportunities and commission opportunities, each of which are, on an individual basis, substantially comparable to those provided to such Continuing Employee as of immediately prior to the execution of this Agreement (excluding for purposes of this clause (i) any transaction, change of control, or retention bonuses, any nonqualified deferred compensation arrangements, severance and equity or equity-based compensation granted to such Continuing Employee prior to the Closing) and (ii) health and welfare benefits (excluding retiree medical or other post-employment welfare benefits) that are substantially comparable, in the aggregate, to those provided to such Continuing Employee as of immediately prior to the execution of this Agreement under the Plans that provide health and welfare benefits set forth on Section 4.18(a) of the Company Disclosure Letter.

(b) With respect to each newly adopted health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, Parent shall use commercially reasonable efforts to: (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan for the plan year in which the Closing Date occurs, to the extent such eligibility waiting periods, any evidence of insurability requirements and pre-existing condition limitations would not have been applicable to such Continuing Employee under the terms of the corresponding Plans, and (ii) cause each Continuing Employee to be given credit under such plan for amounts paid by such Continuing Employee under the corresponding Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-insurance and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent or the Surviving Corporation (or the relevant Subsidiary of either such entity), as applicable, for the plan year in which the Closing Date occurs. Parent shall cause the Surviving Corporation or any of their respective Subsidiaries to provide each Continuing Employee credit for purposes of eligibility to participate, level of paid time off and vesting of retirement benefits (but not benefit accrual) under any employee benefit plans or arrangements of Parent, the Surviving Corporation or the relevant Subsidiary for such Continuing Employee’s service with the Company or any of the Company’s Subsidiaries, to the same extent and for the same purpose as credited under the analogous Plan as of immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits or compensation for the same period of service.

(c) The provisions of this Section 6.19 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or any other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.19 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Plans, or other compensation or benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) constitute the establishment or amendment of any Plans or other employee benefit plans or arrangements.

Section 6.20 Cooperation with Debt Financing.

(a) Prior to the Effective Time, each of the Acquired Companies shall use its reasonable best efforts to, and shall use reasonable best efforts to cause its respective officers, employees and other representatives with appropriate seniority and expertise to, provide cooperation reasonably requested by Parent and Merger Sub, at Parent’s sole cost and expense, in connection with any debt financing arrangements of Parent or Merger Sub in connection with the transactions contemplated by this Agreement (the “Debt Financing”), including its reasonable efforts to provide the following assistance: (i) participating (and causing senior management and representatives, with appropriate seniority and expertise, of the Acquired Companies to participate) in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with the Debt Financing Sources and prospective lenders and otherwise reasonably cooperating with the marketing and due diligence efforts for any of the Debt Financing, (ii) providing reasonable assistance to Parent, Merger Sub and the Debt Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; and (B) pro forma financial statements and forecasts of financial statements of the Acquired Companies for one or more periods following the Closing Date, in each case based on financial information and data derived from the Acquired Company’s historical books and records, provided, however, that no member of the Acquired Companies will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements, including relating to the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto, or the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; (iii) furnishing Parent, Merger Sub and the Debt Financing Sources as promptly as practicable with financial and other pertinent information regarding the Acquired Companies that is reasonably available to the Company as may be reasonably requested by Parent or the Debt Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials, (iv) providing customary authorization letters, confirmations and undertakings to the Debt Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Debt Financing Sources that the information pertaining to the Acquired Companies contained in the disclosure and marketing materials related to the Debt Financing (other than forecasts and similar prospective information) is complete and correct in all material respected and that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities, (v) (A) assisting with the preparation and negotiation of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, and customary officer’s and other closing certificates (including a solvency certificate)) as may reasonably be requested, (B) facilitating the granting of a security interest in and pledging of collateral, it being understood that such documents will not take effect until the Closing Date, and (C) cooperating in satisfying the conditions precedent set forth in any definitive agreements relating to the Debt Financing to the extent the satisfaction thereof requires the cooperation or is in the control of the Acquired Companies, (vi) promptly furnishing Parent, Merger Sub and the Debt Financing Sources with all documentation and other information reasonably requested by any Debt Financing Source with respect to “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case, at least three Business Days prior to the Closing Date that has been reasonably requested by Parent in writing, at least ten days prior to the Closing Date, and (vii) taking corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Debt Financing.

(b) Nothing in this Section 6.20 will require the Acquired Companies to (i) waive or amend any terms of this Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) incur any liability or give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Acquired Companies; (v) provide any information that is not reasonably available to the Company, (vi) prepare separate financial statements for any of the Acquired Companies to the extent not customarily prepared by the Acquired Companies and to the extent such preparation would be unduly burdensome or change any fiscal period; (vii) adopt any resolutions, execute any consents or otherwise take any corporate or similar action that will be effective prior to the Closing; or (viii) provide any legal opinion. In addition, no action, liability or obligation of the Acquired Companies or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing, in each case based on financial information and data derived from the Company’s historical books and records)) will be effective until the Effective Time, and the Acquired Companies will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization letters) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.20 will require (1) any officer, employee or Representative of the Acquired Companies to deliver any certificate or opinion or take any other action under this Section 6.20 that would reasonably be expected to result in personal liability to such officer or Representative.

(c) The Company hereby consents to the reasonable use of the Acquired Companies’ logos in connection with the Debt Financing, provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage any of the Acquired Companies or the reputation or goodwill of any Acquired Company or are used in any other manner as approved by the Acquired Companies in their reasonable discretion.

(d) Promptly upon request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Acquired Companies in connection with the cooperation of the Acquired Companies contemplated by Section 6.20(a). Parent shall indemnify and hold harmless the Acquired Companies and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 6.20 or the provision of information utilized in connection therewith, except to the extent that any of the foregoing results from gross negligence, bad faith, willful misconduct or a material misstatement of the Company or its Affiliates. Parent’s obligations pursuant to the two preceding sentences are referred to collectively as the “Reimbursement Obligations”. Notwithstanding the foregoing, for the avoidance of doubt, the costs and expenses subject to the Reimbursement Obligations shall not include (x) costs and expenses incurred in connection with the preparation of financial statements that are or would be prepared in the ordinary course of business irrespective of this Agreement, (y) any ordinary course amounts payable to employees of the Company or its Affiliates with respect to services provided prior to the Closing Date and (z) any other ordinary course amounts that would have been incurred in connection with the transactions contemplated hereby regardless of any debt financing established in connection herewith and regardless of the covenants set forth in this Section 6.20(d).

(e) Parent and Merger Sub acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. Except in the case of a Willful Breach, the Company’s breach of Section 6.20(a) will not be asserted as the basis for (A) any conditions set forth in Article VII to consummate the Merger having not been satisfied or (B) the termination of this Agreement pursuant to a Terminating Company Breach. If the Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

ARTICLE VII

CONDITIONS TO THE TRANSACTION

Section 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under Applicable Law and other than the condition set forth in Section 7.01(a), which may not be waived by any party) at or prior to the Effective Time of each of the following conditions:

(a) Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained in accordance with Applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and any commitment to, or agreement with, any Governmental Authority not to close the Transactions before a certain date, shall have been terminated or expired.

(c) No Injunction. The consummation of the Merger shall not then be enjoined, restrained or prohibited by any Proceeding or Governmental Order (whether temporary, preliminary or permanent) of any Governmental Authority. No Law that prohibits or makes illegal consummation of the Merger shall have been enacted, issued, entered, promulgated or enforced by any Governmental Authority and shall continue to be in effect.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by Parent, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties.

(i) The representations and warranties made by the Company in Sections 4.01(a) (Corporate Existence and Power), 4.02 (Corporate Authorization), 4.06 (other than paragraphs (a), (b), and (d) thereof) (Capitalization; Subsidiaries), 4.05 (Anti-Takeover Laws) and 4.20 (Required Vote) (collectively, the “Company Fundamental Representations”) shall, without giving effect to any references to any “Company

Material Adverse Effect” or other “materiality” qualifications, be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date;

(ii) The representations and warranties made by the Company in this Agreement (other than the Company Fundamental Representations and the representations and warranties made by the Company in Section 4.06(a), (b) and (d), Section 4.08(a) and 4.21) shall, without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications, be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(iii) The representations and warranties made by the Company in clauses (a), (b) and (d) of Section 4.06 (Capitalization; Subsidiaries) and in Section 4.21 (No Brokers) shall, without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications, be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except for inaccuracies that are de minimis in nature and amount; and

(iv) The representation and warranty made by the Company in Section 4.08(a) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date.

(b) Covenants. The covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Company Closing Certificate. Parent shall have received a certificate executed on behalf of the Company by its authorized representative to the effect that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied.

Section 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or written waiver by the Company, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. The representations and warranties made by Parent and Merger Sub in this Agreement shall, without giving effect to any references to materiality qualifications, be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger.

(b) Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Parent Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by its authorized representative and to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted below), only as follows:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Closing shall not have occurred on or before 5:00 p.m. (Eastern time) on October 4, 2024 (the “End Date”), whether such date is before or after the date of the receipt of Required Company Stockholder Approval; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or primarily resulted in, the failure of the Closing to have occurred on or before the End Date;

(c) by either the Company or Parent, if (i) any Governmental Authority shall have enacted, issued, entered, promulgated or enforced prior to the Effective Time any Law that remains in effect and prohibits or makes illegal the consummation of the Merger or (ii) any Governmental Order permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or primarily resulted in, the issuance of such order, decree or ruling.

(d) by either the Company or Parent, if the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held in accordance with this Agreement and at which a vote is taken on the adoption of this Agreement, and the Required Company Stockholder Approval shall not have been obtained;

(e) by Parent, (i) if there is any breach of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 7.02(a) and Section 7.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), (ii) Parent shall have delivered written notice to the Company of such Terminating Company Breach, and (iii) such Terminating Company Breach is not capable of cure or has not been cured by the date that is the earlier of (x) three (3) Business Days prior to the End Date or (y) thirty (30) days following the date of delivery of the written notice to the Company of such Terminating Company Breach contemplated by clause (ii) hereof; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in breach of any of its obligations under this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.01(f);

(f) by the Company, (i) if there is any breach of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the conditions specified in Section 7.03(a) and Section 7.03(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), (ii) the Company shall have delivered written notice to Parent of such Terminating Parent Breach, and (iii) such Terminating Parent Breach is not capable of cure or has not been cured by the date that is the earlier of (x) three (3) Business Days prior to the End Date or (y) thirty (30) following the date of delivery of the written notice to the Company of such Terminating Company Breach contemplated by clause (ii) hereof; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Company is then in breach of any of its obligations under this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 8.01(e);

(g) by Parent, if, prior to receipt of the Required Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.01(g) shall expire upon receipt of the Required Company Stockholder Approval; or

(h) by the Company, at any time prior to the receipt of the Required Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, that, (i) the Company shall have complied with its obligations pursuant to Section 6.02 with respect to such Superior Proposal, (ii) prior to any such termination the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.02, (iii) substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for such Superior Proposal, (iv) such Superior Proposal did not result from a breach of the provisions of Section 6.02 and (v) the Company pays to Parent (or one or more of its designees) the Company Termination Fee prior to or concurrently with such termination.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a written notice of such termination to the other party setting forth the clause(s) of this Section 8.01 on the basis of which such party is terminating this Agreement.

Section 8.02 Effect of Termination. Except as otherwise expressly set forth in this Section 8.02 and Section 8.03, in the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or any of their Affiliates, officers, directors or stockholders, other than (subject to Section 8.03) liability of the Company, Parent or Merger Sub, as the case may be, for fraud or any Willful Breach of this Agreement occurring prior to (or in connection with) such termination; provided, that notwithstanding anything in this Agreement to the contrary (including, for clarity, anything set forth in this Section 8.02), (x) in no event shall the Parent Parties have any liability or obligation for monetary damages under this Agreement (including any liability or obligation for monetary damages pursuant to this Section 8.02 or Section 8.03 or the Reimbursement Obligations) in an aggregate amount greater than $86,335,390 (such sum, the “Parent Liability Limit”), and (y) in no event shall the Company Parties have any liability or obligation for monetary damages under this Agreement (including any liability or obligation for monetary damages pursuant to this Section 8.02 or Section 8.03) in an aggregate amount greater than $86,335,390 (such sum, the “Company Liability Limit”). The provisions of Sections 6.06, 8.02, 8.03, Article IX and the Confidentiality Agreement, shall survive any termination of this Agreement.

Section 8.03 Expenses; Termination Fee.

(a) Except as set forth in Section 6.03 and this Section 8.03, each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that except as set forth in Section 3.02(d), Parent shall bear and timely pay all Transfer Taxes and shall prepare and timely file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

(b) Company Termination Fee. If, but only if, this Agreement is validly terminated:

(i) (x) by Parent or the Company pursuant to Section 8.01(b) or Section 8.01(d) or by Parent pursuant to Section 8.01(e) and (y) (A) an Acquisition Proposal has been made to the Company or the shareholders of the Company prior to (1) the date of the Company Stockholder Meeting (in the case of a termination pursuant to Section 8.01(d)) and (2) the date of such termination (in the case of a termination pursuant to Section 8.01(b) or Section 8.01(e)), and (B) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement for the consummation of any Acquisition Proposal or such Acquisition Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent (or one or more of its designees), the Company Termination Fee prior to or concurrently with the earlier of the entry into a definitive agreement relating to an Acquisition Proposal and the consummation of an Acquisition Proposal (provided, however, that for purposes of this Section 8.03(b)(i)(B), the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) by Parent pursuant to Section 8.01(g), then the Company shall pay, or cause to be paid, to Parent (or one or more of its designees), the Company Termination Fee within two (2) Business Days following such termination; or

(iii) by the Company pursuant to Section 8.01(h), then the Company shall pay, or cause to be paid, to Parent (or one or more of its designees) the Company Termination Fee prior to or concurrently with such termination.

(c) [Reserved]

(d) Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.02 with respect to the Company Liability Limit and Section 9.02, Parent’s right to receive from the Company the Company Termination Fee and Enforcement Expenses shall, in circumstances in which the Company Termination Fee or Enforcement Expenses are owed or payable in accordance with this Agreement, constitute the sole and exclusive remedy of Parent and Merger Sub against (i) the Company and (ii) any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Company Parties”) for any breach, loss or damage suffered as a result of or arising out of or relating to the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee and any applicable Enforcement Expenses, no Person shall have any rights or claims against the Company Parties under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Company Parties shall not have any other liability relating to or arising out of this Agreement or the Transaction. If the Company becomes obligated to pay the Company Termination Fee pursuant to Section 8.03(b), upon payment of the Company Termination Fee, neither the Company nor any Company Party shall have any liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the transactions contemplated hereby; provided, that the payment of the Company Termination Fee shall not in any circumstance relieve the Company or any other Company Parties from any liability pursuant to this Agreement for any Enforcement Expenses to the extent payable hereunder pursuant to Section 8.03(f). Nothing in this Section 8.03(c) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any other Company Party may be liable under this Agreement or the Transactions. For the avoidance of doubt, while Parent or Merger Sub may pursue both a grant of specific performance to enforce the Company’s obligations to consummate the Merger and the payment of the Company Termination Fee pursuant to Section 8.03(b), as the case may be, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance to enforce the Company’s obligations to consummate the Merger and payment of all or any portion of the Company Termination Fee or Enforcement Expenses.

(e) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate monetary liability of (i) Parent, (ii) Merger Sub, (iii) the Guarantor and (iv) any of Parent’s, Merger Sub’s or the Guarantor’s former, current and future Affiliates, assignees, stockholders, limited partners, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i), (ii), (iii) and (iv), collectively, the “Parent Parties”) in the event Parent or Merger Sub fails to consummate the Transactions or otherwise fails to comply with or breaches any covenant or other obligation or representation and warranty in, or for any other breach, loss or damage arising out of or relating to this Agreement, the Equity Commitment Letter or the Guaranty shall not under any circumstance exceed the Parent Liability Limit, and no Person shall have any rights or claims in excess of the Parent Liability Limit against the Parent Parties under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise (including in the event of fraud or Willful Breach), and the Parent Parties shall not have any other liability relating to or arising out of this Agreement, the Equity Commitment Letter, the Guaranty or the Transaction. In no event will the Company or any other Company Party seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award or damages of any kind against any Parent Party with respect to this Agreement, the Equity Commitment Letter, the Guaranty, the Confidentiality Agreement or the Transactions (including any breach by the Guarantor or other Parent Party), the termination of this Agreement, the failure to consummate the Transactions or thereby or any claims, Proceedings or actions under Applicable Law arising out of any such breach, termination or failure (including in the event of a fraud or Willful Breach), other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantor to the extent expressly provided for in the Guaranty. Nothing in this Section 8.03(e) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other Parent Party may be liable under this Agreement or the Transactions. For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to enforce Parent’s and Merger Sub’s obligations to consummate the Merger and monetary damages.

(f) Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in Sections 8.02 and 8.03 are an integral part of the Transactions, and that, without these agreements, neither Parent nor Merger Sub nor the Company would enter into this Agreement. The Company, Parent and Merger Sub acknowledge and agree that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(g) Any amounts payable pursuant to Section 8.03(b) shall be paid by wire transfer of same day funds in accordance with this Section 8.03 to an account designated by Parent (at least two (2) Business Days prior to the date such fee is to be paid). If the Company fails to pay when due any amount payable under Section 8.03(b) and in order to collect such amount, Parent commences a Proceeding that results in a judgment against the Company for the Company Termination Fee, then the Company shall reimburse Parent for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such suit, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal or other authoritative source on the date that such payment or portion thereof was required to be made) plus three percent (3%) through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (any such amount, the “Enforcement Expenses”).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service, or (iv) when delivered by email (in the case of this clause (iv), solely if receipt via email is confirmed via return email from the primary recipient acknowledging receipt), addressed as follows:

if to Parent or Merger Sub, to:

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attn:   Nick Prickel

     Christina Lema

Email:

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:   Daniel E. Wolf, P.C.

     David M. Klein, P.C.

     Chelsea N. Darnell

Email:

if to the Company, to:

Model N, Inc.

777 Mariners Island Boulevard, Suite 300

San Mateo, CA 94404

Attention: Chief Legal Officer

Email:

with a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: David Michaels

Email:

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.01; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.01 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is three (3) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.01.

Section 9.02 Remedies Cumulative; Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that, subject in all respects to the terms and limitations set forth in this Section 9.02, the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity (subject to Section 8.03). It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the obligations of Parent and Merger Sub to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter). Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Debt

Financing Source. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 9.03 No Survival of Representations and Warranties. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and in any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.02, upon the valid termination of this Agreement pursuant to Section 8.01, as the case may be, except that this Section 9.03 shall not limit any covenant or agreement of the parties which by its terms expressly contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.08 following the Effective Time.

Section 9.04 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time (except for Section 7.01(a), which may not be waived by any party) if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.05 Disclosure Letter References. The parties hereto agree that any reference on a particular Section of the Company Disclosure Letter or Parent Disclosure Letter, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenant, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenant, as applicable) is reasonably apparent on the face of such disclosure. The listing of any matter on a party’s Disclosure Letter shall not be deemed to constitute an admission to a third party by such party, or to otherwise imply, that any such matter is material. No disclosure in a party’s Disclosure Letter relating to any possible breach or violation by such party of any Contract or Applicable Law shall be construed as an admission or indication to a third party that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Disclosure Letter be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.

Section 9.06 Binding Effect; Benefit; Assignment.

(a) This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) the past, present and future officers, directors and employees of the Acquired Companies (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.08, (ii) from and after the Effective Time, the holders of shares of Company Common Stock and Company Compensatory Awards shall be intended third-party beneficiaries of, and may enforce, the right to receive Merger Consideration, Vested RSU Consideration, Unvested RSU Converted Cash Consideration, and Unvested PRSU Converted Cash Consideration, as applicable, pursuant to Article III, (iii) the Parent Parties shall be intended third-party beneficiaries of, and may enforce, Section 8.03(d), (iv) the Company Parties shall be intended third-party beneficiaries of, and may enforce, Section 8.02(y) and Section 8.03(d), and (v) if a court of competent jurisdiction has declined to grant specific performance, then the Company may seek damages (which the Parent Parties acknowledge and agree may include damages to the Company’s stockholders) on behalf of the holders of shares of Company Common Stock and Company Compensatory Awards (each of which are deemed third-party beneficiaries of this Agreement to the extent required for this provision to be enforceable) subject to the limitations set forth in Section 8.03(d); provided, that in no event shall any such holder be entitled to directly enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Law or otherwise without the prior written consent of the other parties; provided, that each of Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time, (b) after the Effective Time, to any Person and (c) for collateral security purposes to any Persons providing financing to thereto pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing); provided, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder; provided, further, that each of Parent and Merger Sub may transfer or assign its rights (but not its obligations) under this Agreement upon or following the Closing for collateral security purposes to any Debt Financing Source. Any purported assignment in violation of this Section 9.06(b) shall be null and void.

Section 9.07 Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, the Transactions, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including as it relates to (a) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred) and (b) the determination of whether the Closing has been consummated in accordance with the terms hereof, which will, in each case, be governed by and construed in accordance with the Law of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of Laws thereof), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.08 Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware (and in each case, any appellate court therefrom), in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such

Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each of the parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 9.08 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.01. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by Applicable Law.

Section 9.09 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

Section 9.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.11 Entire Agreement. This Agreement, the Confidentiality Agreement and each of the other documents, instruments and agreements delivered in connection with the Transactions, including each of the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 9.12 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations contained in Section 8.03(f) and Section 8.03(f) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Equity Commitment Letter or Guaranty.

Section 9.13 Non-Recourse.

(a) This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Parent Party (other than the Guarantor to the extent set forth in the Guaranty or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, nor will any other Person be entitled to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under Applicable Laws arising out of any such breach, termination or failure, or seek to recover monetary damages from, in each case whether with respect to this Agreement, the Equity Commitment Letter or the Guaranty or otherwise, any Parent Party (other than the Guarantor, solely to the extent and upon the terms and conditions expressly set forth in the Guaranty or Equity Commitment Letter).

Section 9.14 Debt Financing Entities. Notwithstanding anything in this Agreement to the contrary, the Company hereby (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Entities, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York, except as otherwise provided in a definitive document relating to the Debt Financing, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (d) waives to the fullest extent permitted by Applicable Law trial by jury in any Proceeding brought against any Debt Financing Entity in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Entities will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (f) agrees that the Debt Financing Entities are express third-party beneficiaries of, and may enforce, Section 9.06(b) and any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.14. Notwithstanding anything to the contrary herein, nothing in this Agreement shall impact the rights of Parent and its Affiliates, or the obligations of the Debt Financing Entities, under any definitive agreement relating to the Debt Financing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

MOUNTAIN PARENT, LLC

By:	/s/ Michael E. Fosnaugh
Name: Michael E. Fosnaugh
Title: President

MOUNTAIN MERGER SUB, INC.

By:	/s/ Michael E. Fosnaugh
Name: Michael E. Fosnaugh
Title: President

MODEL N, INC.

By:	/s/ Jason Blessing
Name: Jason Blessing
Title: Chief Executive Officer

[Signature to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Merger

CERTIFICATE OF MERGER

OF

MOUNTAIN MERGER SUB, INC.,

a Delaware corporation,

WITH AND INTO

MODEL N, INC.,

a Delaware corporation

(Under Section 251(c) of the General Corporation Law

of the State of Delaware)

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Model N, Inc., a Delaware corporation (the “Company”), in connection with the merger of Mountain Merger Sub, Inc., a Delaware corporation (“Merger Sub”) with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation

Model N, Inc.	Delaware

Mountain Merger Sub, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of April 7, 2024 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Mountain Parent, LLC, a Delaware limited liability company, Merger Sub and the Company, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the DGCL.

THIRD: Upon the effectiveness of the Merger, the Company shall be the surviving corporation (the “Surviving Corporation”), and the name of the Surviving Corporation shall be “Model N, Inc.”

FOURTH: The certificate of incorporation of the Surviving Corporation is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

FIFTH: The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation at 777 Mariners Island Blvd., Suite 300 San Mateo, CA 94404.

SEVENTH: An executed copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Corporations.

* * * * *

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Merger pursuant to the DGCL and under penalty of perjury, does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true and accordingly has hereunto signed this Certificate of Merger this    day of   , 2024.

MODEL N, INC.,
a Delaware corporation

By:
Name:	Jason Blessing
Title:	Chief Executive Officer

Signature Page to Company Certificate of Merger

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MODEL N, INC.

ARTICLE ONE

The name of the corporation is Model N, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801 The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of common stock, with a par value of $0.001 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this ARTICLE EIGHT, nor the adoption of any provision of this certificate of incorporation inconsistent with this ARTICLE EIGHT, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ANNEX B — OPINION OF JEFFERIES LLC

Jefferies LLC

520 Madison Avenue New York, NY 10022 tel 212.284.2300 Jefferies.com

April 7, 2024

The Board of Directors

Model N, Inc.

777 Mariners Island Blvd. Suite 300

San Mateo, CA 94404

Members of the Board:

We understand that Model N, Inc. (the “Company”), Mountain Parent, LLC (“Parent”), and Mountain Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company as the surviving corporation (the “Merger”), in a transaction in which each outstanding share of common stock, par value $0.00015 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in the treasury of the Company or owned by the Company, a subsidiary of the Company, Parent, Merger Sub or any of their wholly owned subsidiaries, all of which shares will be cancelled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $30.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated April 7, 2024 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)

reviewed certain information furnished to us and approved for our use by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company (the “Company Forecasts”);

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the Company Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities of, the Company, and we have not been furnished with and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections. We have not evaluated the solvency or fair value of the Company or any other entity under any laws relating to bankruptcy, insolvency or similar matters.

With respect to the financial forecasts provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the Company Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no opinion as to the Company Forecasts or the assumptions on which they are based.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company, and we have assumed the correctness in all respects material to our analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company and its Board of Directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Company Common Stock. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger or that otherwise would be material in any respect to our analyses or opinion.

Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Our opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote on the Merger or any matter related thereto. We have not been asked to address, and our opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or any other party, other than the holders of shares of Company Common Stock. We express no view or opinion as to the price at which shares of Company Common Stock will trade or otherwise be transferrable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of shares of Company Common Stock or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its consideration of the Merger.

We have been engaged by the Company to act as its financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has also agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. As you are aware, we have, in the past, provided investment banking services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. As you are also aware, we have, in the past, provided financial advisory and financing services to Vista Equity Partners Management, LLC (“Vista”) and certain of its affiliates and portfolio companies and may continue to do so and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company or Vista and/or their respective affiliates and portfolio companies for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Vista or entities that are affiliated with the Company or Vista, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

SPECIAL MEETING OF STOCKHOLDERS OF MODEL N, INC. June 25, 2024 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/ViewMaterial?CoNumber=18179 Please sign, date and mail your proxy card in the envelope provided as soon as possible. ————————— Please detach along perforated line and mail in the envelope provided. ———————— 00030000300300000000 5 062524 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINST ABSTAIN 1. To adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated April 7, 2024, by and among Model N, Inc. (“Model N”), Mountain Parent, LLC, a Delaware limited liability company (“Parent”), and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, Merger Sub will merge with and into Model N (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, with Model N surviving the Merger as a wholly owned subsidiary of Parent. 2. To approve, on a non-binding advisory basis, the compensation that FOR AGAINST ABSTAIN may be paid or become payable to Model N’s named executive that is based on or otherwise relates to the Merger. 3. To adjourn the Special Meeting of Stockholders to a later date FOR AGAINST ABSTAIN or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting of Stockholders.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, 2 and 3. To indicate change your the new address address on your in the account, address please space check above. the Please box at note right and that changes this method. to the registered name(s) on the account may not be submitted via Signature of Stockholder    Date:    Signature of Stockholder    Date:    Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full

SPECIAL MODEL MEETING OF STOCKHOLDERS N, INC. OF June 25, 2024 PROXY VOTING INSTRUCTIONS INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL—Sign, date and mail your proxy card in the envelope provided as COMPANY NUMBER soon as possible. VIRTUALLY AT THE MEETING—The company will be hosting the meeting live via the Internet. To attend the meeting ACCOUNT NUMBER via the Internet please visit https://web.lumiconnect.com/291527551 (password: Modn2024) and be sure to have your control number available. GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/ViewMaterial?CoNumber=18179 —————————    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ———————— 00030000300300000000 5 062524 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINST ABSTAIN 1. To adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated April 7, 2024, by and among Model N, Inc. (“Model N”), Mountain Parent, LLC, a Delaware limited liability company (“Parent”), and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, Merger Sub will merge with and into Model N (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, with Model N surviving the Merger as a wholly owned subsidiary of Parent. 2. To approve, on a non-binding advisory basis, the compensation that FOR AGAINST ABSTAIN may be paid or become payable to Model N’s named executive that is based on or otherwise relates to the Merger. 3. To adjourn the Special Meeting of Stockholders to a later date FOR AGAINST ABSTAIN or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the    JOHN SMITH Special Meeting of Stockholders.    1234 MAIN STREET    APT. 203 In their discretion, the proxies are authorized to vote upon such other business as may    NEW YORK, NY 10038 properly come before the Special Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, 2 and 3. To indicate change your the new address address on your in the account, address please space check above. the Please box at note right and that changes this method. to the registered name(s) on the account may not be submitted via Signature of Stockholder    Date:    Signature of Stockholder    Date:    Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full

0 MODEL N, INC. Proxy for Special Meeting of Stockholders on June 25, 2024 Solicited on Behalf of the Board of Directors    The undersigned hereby appoints Jason Blessing and John Ederer as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of Common Stock of Model N, Inc. held of record by the undersigned at the close of business on May 8, 2024 at the Special Meeting of Stockholders to be held on June 25, 2024 at 11:30 a.m. Pacific Time via live webcast at https://web.lumiconnect.com/291527551 (password: Modn2024), and at any adjournment or postponement thereof: (Continued and to be signed on the reverse side) 1.1 14475